Exhibit 10.1

PURCHASE AGREEMENT

By and Among

Geokinetics Inc.

and

Certain direct and indirect wholly-owned

subsidiaries of Geokinetics Inc.

and

Petroleum Geo-Services ASA

and

Certain direct and indirect wholly-owned

subsidiaries of Petroleum Geo-Services ASA

Dated December 3, 2009

i

EXHIBITS
Exhibit A - Form of Assignment and Assumption Agreement
Exhibit B - Form of Transition Services Agreement
Exhibit C - Form of License Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) dated December 3, 2009 (the “Effective Date”), by and among Geokinetics Inc., a Delaware corporation (“Geokinetics”), the direct and indirect subsidiaries of Geokinetics listed in Section 1.1 of the Seller Disclosure Schedule and identified therein as purchasers (together with Geokinetics, each a “Purchaser” and collectively, the “Purchasers”), Petroleum Geo-Services ASA, a Norwegian corporation (“PGS”), and the direct and indirect subsidiaries of PGS listed in Section 1.1 of the Seller Disclosure Schedule and identified therein as sellers (together with PGS, each a “Seller” and collectively, the “Sellers”).  Certain terms used in this Agreement are defined in Article IX.

WHEREAS, PGS, directly or indirectly, owns all of the capital stock or other equity securities of the entities named below (each a “Purchased Entity” and collectively, the “Purchased Entities”), which are or will be as of the Closing Date engaged solely in the Business:

PGS Onshore, Inc.

PGS Onshore (Canada), Inc.

PGS Mexicana, S.A. de C.V.

PGS Administración y Servicios, S.A. de C.V.

PGS Exploration Morocco SARL

PGS (Malta) Holdings Ltd.

PGS Malta, Ltd.

PGS Onshore Peru S.A.C.

PGS Onshore Services S.A.C.

WHEREAS, each Seller identified in Section 1.1 of the Seller Disclosure Schedule as a “Securities Seller” (each a “Securities Seller” and collectively, the “Securities Sellers”) owns as of the Effective Date the number of shares of capital stock or other equity interests in the Purchased Entity set forth opposite such Securities Seller’s name in Section 1.1 of the Seller Disclosure Schedule (such shares and equity interests, together with all additional shares and equity interests issued by the Purchased Entities prior to the Closing Date pursuant to Section 5.16, the “Purchased Securities”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, each Securities Seller desires to sell to the Purchaser listed opposite such Purchased Entity’s name in Section 1.1 of the Seller Disclosure Schedule, the Purchased Securities owned by such Securities Seller, and such Purchaser desires to purchase such Purchased Securities;

WHEREAS, following the purchase and sale of the Purchased Securities by Sellers to Purchasers, Purchasers will own, beneficially and of record, all of the issued and outstanding equity interests of each Purchased Entity, either directly or indirectly through ownership of another Purchased Entity;

WHEREAS, each Seller identified in Section 1.1 of the Seller Disclosure Schedule as an “Asset Seller” (each an “Asset Seller” and collectively, the “Asset Sellers”) owns assets used in the Business; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, each Asset Seller desires to sell to the Purchaser listed opposite such Asset Seller’s name in Section 1.1 of the Seller Disclosure Schedule the assets owned by such Asset Seller and used primarily in the Business, and such Purchaser desires to purchase such assets.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

Section 1.1            Transfer of Purchased Assets and Purchased Securities.  Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, (i) each Securities Seller shall sell, assign, convey, deliver and transfer, free and clear of all Liens, all of the Purchased Securities held by such Securities Seller in each applicable Purchased Entity as of the Closing Date to the applicable Purchaser(s) listed opposite such Purchased Entity’s name in Section 1.1 of the Seller Disclosure Schedule, and each applicable Purchaser shall purchase the applicable Purchased Securities, and (ii) each Asset Seller shall sell, assign, convey, deliver and transfer, free and clear of all Liens, except for those Liens that constitute Assumed Liabilities and except for Permitted Liens, to the applicable Purchaser listed opposite such Asset Seller’s name in Section 1.1 of the Seller Disclosure Schedule, and the applicable Purchaser shall purchase from each Asset Seller, all of such Asset Seller’s right, title and interest as of the Closing Date in the tangible and intangible property and assets used primarily by such Asset Seller in the Business (except for the Excluded Assets), including, without limitation, all Contracts, contract rights and property (real, personal and mixed) in which such Asset Seller has any right, title or interest and that are used primarily in the Business (the “Purchased Assets” and, together with the Purchased Securities, the “Property”).  Without limiting the generality of the preceding sentence, the Purchased Assets shall include the following (each of which following described items being limited to the extent the item is attributable to, or is used primarily in, the Business), other than the Excluded Assets:

(a)           All such Asset Seller’s interest in owned, leased or rented real property described or listed in Section 1.1(a) of the Seller Disclosure Schedule (“Real Property”);

(b)           All such Asset Seller’s personal property (other than Intellectual Property) and equipment (“Personal Property”), including vehicles, boats and other mechanical equipment, owned or leased, including without limitation, all of the property and equipment listed or described in Section 1.1(b) of the Seller Disclosure Schedule

reflecting such items as of the date of the Most Recent Balance Sheet (less any items used or consumed or abandoned in the ordinary course of the Business between the date of the Most Recent Balance Sheet and the Closing Date), and all additions thereto and replacements thereof as are made in the ordinary course of the Business or are required by the provisions of this Agreement;

(c)           All such Asset Seller’s Inventories, wherever located;

(d)           All such Asset Seller’s Contracts, including, without limitation, those listed opposite such Asset Seller’s name in Section 1.1(d) of the Seller Disclosure Schedule, which in any case are not fully performed as of the Closing Date;

(e)           All such Asset Seller’s Accounts Receivable not collected by such Asset Seller as of the Closing Date;

(f)            All such Asset Seller’s Intellectual Property, including the Intellectual Property listed opposite such Asset Seller’s name in Section 1.1(f) of the Seller Disclosure Schedule;

(g)           All books and records of such Asset Seller, including all files, records and logs, as well as all of such Asset Seller’s counterparts of all Contracts and such Asset Seller’s counterparts or originals of all documents of title relating to the Purchased Assets; provided, however, that the Sellers shall be entitled to retain copies of any such books and records (1) with respect to Taxes, (2) constituting Tax Returns relating to the Property or the Business or (3) reasonably required by Sellers for purposes of Tax Audits, other audits or other business purposes;

(h)           All customer and supplier lists, sales records, working files of correspondence with customers and suppliers (both actual and prospective), equipment maintenance and warranty information, operating manuals, personnel records of employees and any other reports, promotional materials, marketing studies and other documents of such Asset Seller;

(i)            All stationery, purchase orders, forms, film, supplies, labels, catalogs, brochures, art work, photographs, advertising material and similar items of such Asset Seller;

(j)            All Permits that are held by such Asset Seller, to the extent the same are transferable;

(k)           All rights of each Asset Seller to causes of action, lawsuits, set offs, judgments, claims, demands and all rights to manufacturers’ warranties and indemnities, to the extent assignable of any nature, and all claims of each Asset Seller, including insurance claims, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(l)            All prepaid claims, prepaid expense items and deferred charges, credits, advanced payments, security and other deposits made to any Person; provided that all such items appear or are included in the Final Closing Balance Sheet.

Section 1.2            Excluded Assets.  Notwithstanding Section 1.1, the Sellers reserve and do not sell or transfer any right, title or interest in or to the assets set forth below, including assets listed below that are owned by a Purchased Entity or a Subsidiary of a Purchased Entity (collectively, the “Excluded Assets”), and, subject to Section 5.20(b) the Purchased Entities and their Subsidiaries shall distribute or otherwise transfer the Excluded Assets at or before the Closing Date.  The Excluded Assets shall not be considered part of the Purchased Assets or part of the Property:

(a)           cash and cash equivalents or restricted cash of any Asset Seller on hand or on deposit, whether on or after the Closing Date and any cash, cash equivalents or restricted cash of a Purchased Entity (other than cash, cash equivalents or restricted cash that Purchasers and Sellers agree not to distribute or to retain);

(b)           all receivables owed to a Business Owning Entity by a PGS Affiliate (other than a Purchased Entity or a Subsidiary of a Purchased Entity);

(c)           any assets, including any Intellectual Property, used primarily in providing electromagnetic services and not used primarily in connection with the Business;

(d)           any Intellectual Property of the Asset Sellers that is not used primarily in connection with the Business, including the Intellectual Property identified in Section 1.2(d) of the Seller Disclosure Schedule;

(e)           any rights to use the names “Petroleum Geo-Services” or “PGS” or any derivative thereof or any trade names, trademarks, service marks, identifying logos or any application or registration thereof including or comprising the terms “Petroleum Geo-Services” or “PGS” or any derivative thereof or any term confusingly similar thereto or related goodwill;

(f)            all loans to employees other than normal travel or expense allowances;

(g)           all insurance policies, rights thereunder, prepaid premiums relating to insurance policies and proceeds from any insurance policies, that are not related to the Business and all such items that related to the Business to the extent relating to periods after the Closing Date;

(h)           all personnel and other records that any Seller is required by Law to retain in its possession; provided, however, that Purchasers shall be provided copies of any such personnel and other records pertaining to any employee, contractor, consultant and temporary employee who becomes an employee, contractor or consultant of a Purchaser pursuant to this Agreement;

(i)            any rights or claims of any Business Owning Entity against or with respect to any PGS Affiliates (other than a Purchased Entity or a Subsidiary of a Purchased Entity) and any other benefit or amount owed by any such Affiliate to any Business Owning Entity;

(j)            rights in connection with and assets of Plans;

(k)           any computer or telecommunications network or equipment of PGS or any of its Affiliates (other than any Purchased Entity or a Subsidiary of a Purchased Entity), the use of which is made available to the Business by PGS and its Affiliates through a shared use or similar arrangement;

(l)            all rights, including all rights of recovery and proceeds from settlement associated with the Legal Action relating to Marsh Island (Cause No. 2007-65726);

(m)          any Tax-related receivable, refund or other asset owed to PGS or any of its Affiliates relating to prior operations in Saudi Arabia or any interest in such receivable;

(n)           all assets, properties and rights used in the conduct of the Business (i) by the Kazakhstan branch of PGS Onshore, Inc. and (ii) in India and in Bolivia;

(o)           all rights to the equity interests held by PGS or one of its Affiliates in PGS Servicios C.A., PGS Venezuela de C.A. and PGS Onshore (Algeria) EURL; and

(p)           rights of Sellers under this Agreement and other agreements and documents entered into in connection with the Transactions.

Section 1.3            Purchase Price.  The purchase price for the Property (“Purchase Price”) shall be the Cash Consideration, the Share Consideration and the assumption of the Assumed Liabilities.

Section 1.4            Payment of Purchase Price.  At least four (4) Business Days prior to the Closing Date (or such other time as agreed to by the Purchasers and the Sellers), the Sellers shall prepare in good faith a statement, in accordance with GAAP, and applied on a basis consistent with the preparation of the Business Financial Statements, (a) containing (i) an estimate of Net Working Capital immediately prior to the Closing (“Estimated Net Working Capital”), and (ii) total Funded Indebtedness anticipated to be outstanding immediately prior to the Closing (“Estimated Funded Indebtedness”), and (b) containing the resulting calculation of the Estimated Cash Consideration. At the Closing: (x) each Purchaser shall pay its share of the Estimated Cash Consideration to the Sellers by wire transfer of immediately available funds to such account or accounts as Sellers shall specify to Geokinetics not less than two (2) Business Days prior to the Closing Date, and (y) Geokinetics shall deliver the Share Consideration to the appropriate Sellers by delivering certificates representing the Share Consideration in such amounts and in the name of such Sellers as PGS shall specify to Geokinetics not less than two (2) Business Days prior to the Closing Date.  Because the Sellers have elected to pay any applicable Mexican Income Taxes resulting from this Agreement on a net income basis rather than on a gross income basis, all payments of Purchase Price hereunder will be free of and without deduction or withholding for, or on account of, any Mexican Taxes provided the Sellers comply with the requirements set forth below.  The Sellers will duly and timely comply with all applicable requirements under Mexican Tax Laws to pay Mexican Income Taxes imposed on the Sellers’ gain, if any, on the sale of the Purchased Securities on a net income basis (or report loss, if any, on such sale), including, but not limited to: (i) appointing a legal representative in Mexico by granting a power of attorney; (ii) obtaining a tax opinion (“dictamen fiscal”) prepared by a duly certified public accountant; (iii) filing a tax return within 15 business days after Closing and

(iv) filing a tax opinion, with a copy of the power of attorney appointing the legal representative, within 30 days after filing the tax return.  The Sellers will deliver to Geokinetics within 60 days after Closing copies of (i) the power of attorney appointing the legal representative; (ii) the above specified tax return and (iii) the above specified tax opinion.

Section 1.5            Assumption of Liabilities.

(a)           Each Purchaser hereby agrees that at the Closing it will assume and undertake to pay, satisfy and discharge on a timely basis without default all obligations and liabilities of each Asset Seller primarily related to the Property or the Business, from and after the Closing Date, arising from or in connection with (i) the written terms of Contracts included in the Purchased Assets listed in this Agreement or the Seller Disclosure Schedule or not required to be listed by the terms of this Agreement or entered into by an Asset Seller after the Effective Date in accordance with the terms of this Agreement; (ii) all other obligations and liabilities arising from or in connection with Contracts not included in subsection 1.5(a)(i), provided that such obligations and liabilities do not exceed in the aggregate $100,000; and (iii) those liabilities or obligations (other than (x) indebtedness owed to any PGS Affiliate and (y) any accounts payable owed to any PGS Affiliate) related to the Property or the Business and that are set forth on the face of the Most Recent Business Balance Sheet, subject to addition and changes in accordance with the terms of this Agreement, or incurred in the ordinary course of the Business between the date of such balance sheet and the Closing Date (all liabilities and obligations described in subsection 1.5(a)(i), (ii) and (iii) are referred to collectively as “Assumed Liabilities”); provided, however, that no Purchaser shall assume or be liable for any accounts payable owed to any PGS Affiliate or for claims arising out of or in connection with defaults under Contracts, to the extent such defaults existed at the Closing Date.

(b)           Except for the Assumed Liabilities, each Purchaser shall not assume any liability or obligation of any Asset Seller, fixed or contingent, disclosed or undisclosed, or any liability for any claims, debts, defaults, duties, obligations or liabilities of any Asset Seller of any kind or nature, whether known or unknown, contingent or fixed, all of which, to the extent that such liabilities, fixed or contingent, known or unknown, exist on the Closing Date, regardless of when the claim is made (“Retained Liabilities”), and such Retained Liabilities shall be retained by the Asset Sellers. No Purchaser shall be required to defend any Legal Action arising out of any act, event or transaction occurring prior to the Closing Date, in connection with the ownership or operation of the Purchased Assets by the Asset Sellers except for Assumed Liabilities, and the Asset Sellers shall, and each Asset Seller hereby agrees, to satisfy in due course all Retained Liabilities, except those being contested or denied by a Seller in good faith.  Without limiting the generality of the foregoing, Sellers shall be responsible for any expenses incurred after the Closing Date related to the Excluded Assets.

(c)           Prior to Closing, each Purchased Entity and each Subsidiary of a Purchased Entity will cause the Unrelated Liabilities to be satisfied and discharged, or to be assumed by a Seller or another Subsidiary of PGS (other than a Purchased Entity or a Subsidiary of a Purchased Entity), without any future obligation on the Purchased Entity or the Subsidiaries of the Purchased Entities. No Purchased Entity or Subsidiary of a Purchased

Entity shall be required to defend any Legal Action arising out of an Unrelated Liability, and each Seller agrees to satisfy in due course any Unrelated Liability, except those being contested or denied in good faith by a Seller.

Section 1.6            Determination of Final Cash Consideration

(a)           Closing Balance Sheet.  As soon as practicable following the Closing Date, but in any event within 60 days thereafter, the Sellers shall prepare and deliver to Geokinetics on behalf of the Purchasers a balance sheet of the Business as of the Closing Date (the “Preliminary Closing Balance Sheet”) and a statement based thereon setting forth the amount of the proposed Final Net Working Capital, Final Funded Indebtedness and Final Cash and Cash Equivalents, and the Cash Consideration, in each case, as of immediately prior to Closing, taking into account the distributions or other transfers of Excluded Assets and cancellation or satisfaction of the debt and accounts payable owed to PGS or its Affiliates contemplated by this Agreement, accompanied by a certificate of an officer of PGS to the effect that the Preliminary Closing Balance Sheet and such statement has, to his knowledge, been prepared in accordance with the terms of this Agreement. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP, and applied in a manner consistent with the preparation of the Business Financial Statements.

(b)           Preliminary Closing Balance Sheet Review.  Sellers shall permit Geokinetics and the accountants representing Geokinetics (the “Geokinetics Accountants”) to review the Preliminary Closing Balance Sheet.  To facilitate such review, Geokinetics and the Geokinetics Accountants shall have reasonable access to all necessary books and records in order to permit the Geokinetics Accountants to conduct such review.

(c)           Binding and Conclusive.

(i)            Geokinetics shall have 30 days after the delivery of the Preliminary Closing Balance Sheet by the Sellers to Geokinetics on behalf of the Purchasers (such 30-day period, the “Objection Period”) to notify the Sellers in writing of any and all objections to the Preliminary Closing Balance Sheet (such written notice, the “Objection Notice”). The Objection Notice shall (a) identify each item of the Preliminary Closing Balance Sheet to which Geokinetics on behalf of the Purchasers objects and (b) describe in reasonable detail the nature of such objection and the Purchasers’ calculation of such disputed item.

(ii)           If Geokinetics on behalf of the Purchasers does not deliver an Objection Notice to the Sellers within the Objection Period, the Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Purchasers for the purpose of calculating the Cash Consideration. Any item of the Preliminary Closing Balance Sheet not objected to by the Objection Notice shall be deemed to be final and binding.

(d)           Objection Notice; Closing Balance Sheet Disputes.  If the Purchasers deliver an Objection Notice to the Sellers within the Objection Period, Geokinetics and the Sellers shall, during the 30-day period following the receipt by the Sellers of the Objection

Notice, use their reasonable best efforts to negotiate in good faith and to reach agreement on each item of the Preliminary Closing Balance Sheet disputed pursuant to the Objection Notice. If, during such period, Geokinetics and the Sellers are unable to reach agreement, they shall immediately thereafter refer any such unresolved items (any such referred item, a “Disputed Item”) to Deloitte & Touche LLP or such other U.S. nationally recognized independent accounting firm as may be approved by the Sellers and Geokinetics (the “Auditors”), which firm shall render its opinion as to such Disputed Items.  Based on such opinion, the Auditors will then send to the Sellers and Geokinetics its written determination of the Disputed Items, which determination shall be binding and conclusive upon, and deemed accepted by, the parties. The fees and expenses of the Auditors shall be borne one-half by the Sellers and one-half by Geokinetics.

Section 1.7            Post-Closing Cash Consideration Adjustment

(a)           If the Cash Consideration exceeds the Estimated Cash Consideration, then the Purchasers shall pay to the Sellers the amount of such excess in cash.

(b)           If the Estimated Cash Consideration exceeds the Cash Consideration, then the Sellers shall pay to the Purchasers the amount of such excess in cash.

(c)           Any payment required to be made pursuant to this Section 1.7 shall be made by the Purchasers or the Sellers, as applicable, within five Business Days after the determination of the Cash Consideration.

(d)           Any payment required to be made pursuant to this Section 1.7 shall be allocated among the Sellers and the Purchasers based on a reconciliation between the Cash Consideration and the Estimated Cash Consideration and a determination as to the portion of such payment amount, whether owed by Sellers or Purchasers, attributable to each Asset Seller, each Purchased Entity and each Subsidiary of a Purchased Entity.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as disclosed in the Seller Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Geokinetics and the Purchasers as follows:

Section 2.1            Organization.  Each Seller is duly organized, validly existing and in good standing (in those jurisdictions where the concept applies) under the laws of its jurisdiction of formation.

Section 2.2            Authority.   Each Seller has full corporate or other organizational power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each Seller is or will be a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or other organizational action by each Seller party to this Agreement, and no other corporate or other organizational proceedings on the part of any such Seller are necessary to authorize this Agreement and the Ancillary Agreements to which any such Seller is or will be a party or to consummate the Transactions.  This Agreement has been, and the Ancillary Agreements to which each Seller is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Seller party to this Agreement and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except for the Enforceability Exception.

Section 2.3                    Consents and Approvals; No Violation.   The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Transactions and the performance by each Seller of its respective obligations hereunder and thereunder will not:

(a)           conflict with any provisions of the certificate of incorporation or bylaws (or similar organizational document) of such Seller;

(b)           except as set forth in Section 2.3(b) of the Seller Disclosure Schedule, require any consent, waiver, approval, Order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act in the United States and the Competition Laws in Mexico or (ii) any third party other than a Governmental Authority, other than such consents, waivers, approvals, Orders, authorizations and permits the failure of which to obtain would not result in a Seller Material Adverse Effect; or

(c)           except as set forth in Section 2.3(c) of the Seller Disclosure Schedule, violate the provisions of any Order or Law applicable to any Seller, except for any violations that would not result in a Seller Material Adverse Effect.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING
THE BUSINESS AND THE BUSINESS OWNING ENTITIES

Except as disclosed in the Seller Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Geokinetics and the Purchasers as follows:

Section 3.1            Organization and Qualification.

(a)           Each Business Owning Entity is duly organized, validly existing and (in those jurisdictions where the concept applies) in good standing under the laws of its jurisdiction of formation, which jurisdiction of formation is listed in Section 3.1(a) of the Seller Disclosure Schedule.  Each Business Owning Entity is duly qualified to do business as a foreign Person and (in those jurisdictions where the concept applies) is in good standing in the jurisdictions in which the character of such Business Owning Entity’s property or the conduct of the Business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seller Material Adverse Effect.  The jurisdictions in which the Business Owning Entities are qualified to conduct the Business as foreign Persons are listed in Section 3.1(a) of the Seller Disclosure Schedule.  Each Business Owning Entity has all requisite corporate or other organizational power and authority to own, use or lease its properties and to carry on the Business as it is being conducted at the Effective Date.

(b)           Section 3.1(b) of the Seller Disclosure Schedule lists the name and jurisdiction of organization of each Purchased Entity and the jurisdictions in which each such Purchased Entity is qualified or holds licenses to do business as a foreign Person as of the Effective Date.  Each of the Purchased Entities has the requisite organizational power and authority to own, use or lease its properties and to carry on the Business as it is being conducted at the Effective Date.

(c)           Section 3.1(c) of the Seller Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of a Purchased Entity, the amount and percentage of the capital stock or other equity interest of such Subsidiary owned by a Purchased Entity or a Subsidiary of a Purchased Entity and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign Person as of the Effective Date.  Each Subsidiary of a Purchased Entity has the requisite organizational power and authority to own, use or lease its properties and to carry on its business as it is being conducted at the Effective Date.  Other than the Purchased Entity’s Subsidiaries, none of the Purchased Entities beneficially owns or controls, directly or indirectly, and except for the Purchased Securities, the Property does not include, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(d)           The Sellers have made available to the Purchasers a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Purchased Entities and any Subsidiary of a Purchased Entity, each as amended to the Effective Date, and the certificate of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect.  None of the Purchased Entities or any Subsidiary of a Purchased Entity is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents).

(e)           The corporate books of each Purchased Entity and each Subsidiary of a Purchased Entity, including the corporate books related to shareholder meetings, board of directors’ meetings (if applicable), share registry, and (if applicable) the variations of capital, which are being delivered to the applicable Purchaser on the Closing Date, are the true and complete copies of such books.  All such books comply in all material respects with applicable Law, include all actions of shareholders and the board of directors, as applicable, by written consent and all of the meetings of the shareholders and boards of directors, as applicable, held by the actual shareholders or board of directors of each such Purchased Entity on or before the Closing Date, along with all documents presented at and referenced in all such meetings of shareholders or boards of directors, and all other documents and publications that evidence and verify the lawful convocation and holding of all such meetings of shareholders and boards of directors.

Section 3.2            Capitalization and Ownership.

(a)           The authorized, issued and outstanding capital stock or other equity interest of each of the Purchased Entities (including the capital stock of the Purchased Entities constituted in Mexico and Peru) as of the Effective Date is listed in Section 3.2 of the Seller Disclosure Schedule.  Section 3.2 of the Seller Disclosure Schedule lists the record owner of capital stock or other equity interest issued by each Purchased Entity and describes the type of equity interest owned and the number of such equity interests owned as of the Effective Date.  There are no irrevocable proxies with respect to any Purchased Securities (excluding, for this purpose, shares of any Subsidiary of a Purchased Entity that is listed as an Excluded Asset), and no equity interest of any Purchased Entity is or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other equity interests of any Purchased Entity, and except for this Agreement there are no Contracts by which PGS or any Subsidiary of PGS is or may be bound to issue additional shares of capital stock of any Purchased Entity or any Subsidiary of a Purchased Entity or securities convertible into or exchangeable or exercisable for any such capital stock or other equity interests.  All of the Purchased Securities are, or will be when issued, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2 of the Seller Disclosure Schedule, are owned by the applicable Securities Seller free and clear of all Liens.  Upon delivery by the Securities Sellers of (i) a communication addressed to each of the Purchased Entities incorporated in Peru in which the Securities Sellers provide notice of the transfer of the Purchased Securities in favor of one or more of the Purchasers and such transfer is registered in the stock ledger of each of the Purchased Entities incorporated in Peru, or (ii) certificates representing or other indicia of ownership relating to the Purchased Securities to the Purchasers, duly endorsed for transfer to a Purchaser, and the notation in the stock ledger book (Libro de Registro de Acciones) of such ownership or accompanied by stock powers or similar instruments duly executed by Securities Sellers, as applicable, and upon payment for such Purchased Securities by a Purchaser, as contemplated by this Agreement, the Purchasers will own, directly or indirectly by ownership of a Purchased Entity, all of the issued and outstanding equity securities of each of the Purchased Entities free and clear of all Liens, other than Liens created by a Purchaser.

(b)           The capital stock and reserves of each Purchased Entity incorporated in Mexico or Peru complies in all material respects with all applicable Law. There exists no definitive or provisional share certificates evidencing the Purchased Securities issued by any Purchased Entity incorporated in Peru, and there exist no definitive or provisional share certificates evidencing the Purchased Securities issued by any Purchased Entity incorporated in Mexico other than or different from the certificates identified in Section 3.2 of the Seller Disclosure Schedule.  All provisional or definitive share certificates issued by any Purchased Entity in Mexico or Peru prior to the issuance of the certificates identified in Section 3.2 of the Seller Disclosure Schedule have been duly canceled and delivered to the issuing Purchased Entity, or destroyed in accordance with applicable Law.

Section 3.3            Consents and Approvals; No Violation.   The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Transactions and the performance by each Seller of its respective obligations hereunder and thereunder will not:

(a)           conflict with, violate or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational document) of any Business Owning Entity;

(b)           except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any Business Owning Entity is a party or by which any Business Owning Entity or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, would not result in a Seller Material Adverse Effect;

(c)           except as set forth in Section 3.3(c) of the Seller Disclosure Schedule,  violate the provisions of any Order or Law applicable to any Business Owning Entity, except for such violations as would not, individually or in the aggregate, result in a Seller Material Adverse Effect; or

(d)           except as set forth in Section 3.3(d) of the Seller Disclosure Schedule, result in the creation of any Liens upon the capital stock or other equity interest or assets of any Purchased Entity or any Subsidiary of a Purchased Entity or upon any of the Property under any Contract to which any Business Owning Entity is a party by which any of their properties or assets are bound, in each case except for such Liens affecting Purchased Assets as would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

Section 3.4            Seller Financial Statements.  The Sellers have delivered to the Purchasers on or prior to the Effective Date audited consolidated financial statements and unaudited consolidated interim financial statements of the Business (including any related notes and schedules) for each of the three fiscal years ended December 31, 2008, 2007 and 2006 and for the nine months ended September 30, 2009 and 2008 (collectively, the “Business Financial Statements” with the balance sheet dated September 30, 2009 referred to as the “Most Recent Business Balance Sheet”).  Each of the Business Financial Statements has been prepared from, and is in accordance with, the books and records of the Business Owning Entities, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal and recurring year-end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Business as of the dates thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Business for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of interim financial statements).

Section 3.5            Absence of Undisclosed Liabilities.  No Business Owning Entity is, nor will it be as of the Closing Date, liable for or subject to any Liabilities except (a) Liabilities specifically identified in the Most Recent Business Balance Sheet, including any related notes and schedules thereto, and not heretofore paid or discharged, (b) Liabilities under Contracts relating to the Business and described in Section 1.1(d) or Section 3.15 that were not required under GAAP to be disclosed in the Most Recent Business Balance Sheet, (c) Liabilities disclosed in Section 3.5 of the Seller Disclosure Schedule, (d) Liabilities incurred in the ordinary course of the Business since the date of the Most Recent Business Balance Sheet and (e) Liabilities of an Asset Seller that are not Assumed Liabilities and any Liabilities of a Purchased Entity that have been or will be assumed prior to the Closing Date by PGS or an Affiliate of PGS (other than the Purchased Entities).

Section 3.6            Absence of Certain Changes.  Except as set forth in Section 3.6 of the Seller Disclosure Schedule or as contemplated by this Agreement, since the date of the Most Recent Business Balance Sheet, (a) the Business Owning Entities have conducted the Business only in the ordinary course consistent with past practices and (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would result in a Seller Material Adverse Effect.  Without limiting the foregoing and except (i) as listed in Section 3.6 of the Seller Disclosure Schedule, (ii) in connection with a transaction described in Section 5.16, (iii) for any item that will not be a Liability of a Purchased Entity at Closing or (iv) as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, since the date of the Most Recent Business Balance Sheet, no Business Owning Entity (solely with respect to the Business conducted by it) has done any of the following (except that items (m) and (n) are limited to the Purchased Entities):

(a)           incurred any Liabilities other than Liabilities incurred in the ordinary course of the Business consistent with past practice, or discharged or satisfied any Lien (other than Permitted Liens) or paid any Liabilities other than in the ordinary course of the Business consistent with past practice, or failed to pay or discharge when due any Liabilities;

(b)           sold, assigned or transferred any of its assets or properties except (i) in the ordinary course of the Business consistent with past practice or (ii) Subject Assets;

(c)           except for borrowings from PGS or its Affiliates, created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien any of its assets, other than Permitted Liens;

(d)           breached or defaulted under any material Contract to which it is a party, or made or suffered any amendment or termination of any material Contract to which it is party or by which it or its assets related to the Business are bound or affected, or cancelled, modified or waived any debts or claims held by it, other than in the ordinary course of the Business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of the Business;

(e)           suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or assets used in the conduct of the Business, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required by a Business Owning Entity, or suffered any change in its financial condition or in the nature of its business or operations;

(f)            suffered any adverse change or any threat of an adverse change in its relations with, or any loss or threat of loss of, any of its major suppliers, customers, franchisees or distributors;

(g)           received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character;

(h)           increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its officers or employees (excluding increases made to employees consistent with past practice), or made any increase in, or any additions to, other benefits to which any of its officers or employees may be entitled;

(i)            made any capital expenditure or capital addition or betterment (including any capitalized lease transaction) except in the ordinary course of the Business consistent with past practice, or made any capital investment in, or loan to, or acquisition of the securities or assets of, any Person other than a Purchased Entity or Subsidiary of a Purchased Entity outside the ordinary course of the Business or involving more than $1,000,000;

(j)            changed any of the accounting principles followed by it or the methods of applying such principles (the Purchasers recognizing, however, that consistent with the practices of the PGS Group, the Business Owning Entities follow IFRS, rather than GAAP, as of the Effective Date);

(k)           delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of the Business;

(l)            granted to a third party any Contracts or any rights under or with respect to any Intellectual Property other than any such rights granted in the ordinary course of the Business, including grants or licenses to customers in connection with licenses or sales of seismic data in the Multi-Client Library;

(m)          made or had any changes in its certificate of incorporation or bylaws (or similar organizational documents);

(n)           issued, sold or otherwise disposed of any equity interests, set aside or paid any dividend or other distribution on its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests;

(o)           entered into any transaction with any director or executive officer other than payments of salary, other compensation, reimbursement of expenses and similar items in the ordinary course of the Business;

(p)           settled any material Tax Audit, made or changed any material Tax Election or filed any material amended Tax Return;

(q)           entered into any transaction other than (i) this Agreement and the Transactions and (ii) in the ordinary course of the Business consistent with past practice;

(r)            agreed to do any of the foregoing; or

(s)            received any notice of any development (exclusive of general economic factors affecting business in general and changes in the seismic acquisition business) or threatened development affecting customers, suppliers, employees or other entities that have contractual relations with such Business Owning Entity.

Section 3.7            Taxes.   Except as disclosed in Section 3.7 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, result in a Seller Material Adverse Effect:

(a)           With respect to the Business Owning Entities, (i) all Tax Returns required to be filed on or before the Closing Date have been or will be filed on or before the Due Date in accordance with any applicable Laws and (ii) all Taxes shown as due on such Tax Returns have been or will be paid or have been or will be accrued or reserved for in the Business Financial Statements.  Such Tax Returns are true, correct and complete. Notwithstanding anything to the contrary in this Agreement, no Seller makes any representation or warranty as to the ability of any Person to utilize, or otherwise benefit from, any Tax loss or credit carryforward or any other Tax attribute of any Purchased Entity or any Subsidiary.

(b)           With respect to the Business Owning Entities, (i) there are no audits, adjustments, assessments or other proceedings with respect to Taxes pending or proposed by a Governmental Authority, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remain in effect, and (iii) there are no Liens for Taxes upon the Purchased Assets or any of the Purchased Entities or any Subsidiary of a Purchased Entity, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings.

(c)           The Business Owning Entities have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)           The Business Owning Entities have duly and timely collected all amounts on account of any Non-Income Taxes required by Law to be collected by them and have duly and timely remitted to the appropriate Tax Authority any such amounts required by

Law to be remitted by them including, but not limited to, all unemployment compensation and workers’ compensation Taxes.

(e)           None of the Purchased Entities or their Subsidiaries has been at any time within the five-year period ending on the Closing Date a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and none of the Purchased Assets is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

(f)            The accruals and reserves for Taxes, including deferred Taxes, reflected in the Business Financial Statements are accurate and complete.

(g)           Subsequent to the date of the Most Recent Balance Sheet, the Business Owning Entities have not incurred any Taxes, other than Taxes in the ordinary course of the Business and Taxes arising from any of the Transactions.

(h)           None of the Business Owning Entities is a party to any Contract or Plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(i)            There are no requests for rulings or determinations in respect of any Tax pending between any Business Owning Entity and any Tax Authority.

(j)            None of the Business Owning Entities has signed an agreement with any Tax Authority that is still in effect with respect to any Tax.

(k)           The Sellers have previously delivered or made available to Buyers complete and correct copies of each of (i) any audit report issued by a Governmental Authority that are both (x) related to any Tax Audit that has not been finally closed and settled and (y) related to the United States federal, state or local, or foreign Taxes due from or with respect to the Purchased Entities or their Subsidiaries and (ii) all Income Tax Returns filed by each of the Purchased Entities and their Subsidiaries for its three most recent taxable periods.

(l)            Each of the Purchased Entities and their Subsidiaries is treated as a corporation for United States federal income Tax purposes.

(m)          None of the Purchased Entities or any of their Subsidiaries has been a member of any affiliated group or a member of a combined, consolidated or unitary group or other Tax grouping for United States federal, state, local or foreign Tax purposes (other than the PGS Group).

(n)           None of the Purchased Entities or any of their Subsidiaries that is a U.S. corporation has distributed stock of another Person, or had its stock distributed by another Person that is a U.S. corporation, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code within the two-year period ending on the Closing Date.

(o)           None of the Purchased Entities or any of their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement with a Tax Authority executed on or prior to the Closing Date; (iii) intercompany transactions (within the meaning of Treasury Regulation §1.1502-13(b)(1) or any similar provision of state, local or foreign Law)  or any excess loss account (within the meaning of Treasury Regulation § 1.1502-19 or any similar provision of state, local or foreign Law) relating to periods prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(p)           None of the Purchased Entities or any of their Subsidiaries is or has been a party to any “listed transaction” or “reportable transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation §1.6011-4.

(q)           None of the Purchased Entities or any of their Subsidiaries has granted any power of attorney with respect to any Taxes or Tax Return that will be in effect after the Closing Date.

(r)            Each of the Business Owning Entities has filed Tax Returns in each jurisdiction where it is required to file such Tax Returns.

Section 3.8            Litigation.  Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, (i) there is no suit, claim, action or proceeding pending against any Business Owning Entity or directly affecting the conduct of the Business and (ii) to Sellers’ Knowledge, there is no such suit, claim, action or proceeding threatened or any investigation pending or threatened against any Business Owning Entity or directly affecting the conduct of the Business that, in each case, if adversely determined, would result in a Seller Material Adverse Effect.  Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, no Business Owning Entity has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in or related to the operation of the Business or ownership of the Property nor, to Sellers’ Knowledge, is a Business Owning Entity under investigation by any Governmental Authority related to the operation of the Business, the ownership by the Purchased Entities and their Subsidiaries of their respective assets, or the ownership of the Property.  Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, there is no existing Order enjoining or requiring any Business Owning Entity to take any action of any kind related to the conduct of the Business or the ownership of the Purchased Entities and their Subsidiaries or ownership of the Property.  Notwithstanding the foregoing, no representation or warranty in this Section 3.8 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.10.

Section 3.9            Employee Benefit Plans; ERISA.

(a)           Section 3.9(a) of the Seller Disclosure Schedule lists all Plans in which employees of the Purchased Entities or employees dedicated to the Business participate or are eligible to participate by name.

(b)           Section 3.9(b) of the Seller Disclosure Schedule separately identifies the Plans sponsored by any Purchased Entity or in which only employees of any Purchased Entity, or employees dedicated to the Business, and their dependents and beneficiaries, either participate or are eligible to participate (“Purchased Entity Plans”).  Sellers have provided or made available to Purchasers current, accurate and complete copies of (i) the most recent determination letter received by any Purchased Entity from the IRS regarding each Purchased Entity Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with a Purchased Entity Plan that is intended to be tax exempt under Section 501(a) or (c) of the Code is so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any Governmental Authority (including the Department of Labor, IRS, PBGC and the SEC) with respect to any Purchased Entity Plan, (iv) the financial statements for each Purchased Entity Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (IRS Form 5500) with disclosure schedules, if any, and attachments for each Purchased Entity Plan, (v) the most recently prepared actuarial valuation report for each Purchased Entity Plan (including reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, service agreements and all Contracts of a Purchased Entity or its ERISA Affiliate with respect to each Purchased Entity Plan, and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Purchased Entity Plan.

(c)           With respect to continuation rights arising under U.S. federal or state Law as applied to Purchased Entity Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Section 3.9(c) of the Seller Disclosure Schedule lists (i) each employee and former employee, or qualifying beneficiary of an employee or former employee, of any Purchased Entity who has elected continuation coverage, and (ii) each employee, former employee or qualifying beneficiary of a Purchased Entity who has not elected continuation coverage but is still within the period in which such election may be made.

(d)           Except as set forth on Section 3.9(d) of the Seller Disclosure Schedule or as would not result in a Seller Material Adverse Effect, (i) all Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply with the requirements of ERISA and the Code and other applicable Laws, and (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans and applicable Laws.  With respect to the Purchased Entity Plans, (i) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Purchased Entity Plans comply in all material respects with the requirements of ERISA, the Code and other applicable Laws, and (ii) all Purchased Entity Plans have been administered in all material respects in accordance with the documents and instruments governing the Purchased Entity Plans and applicable Laws.

(e)           Except as would not result in a Seller Material Adverse Effect, (i)  all material contributions, premium payments and other payments required to be made through the Closing Date in connection with the Purchased Entity Plans have been timely made, (ii) a proper accrual has been made in all material respects on the books of account of each Purchased Entity for all contributions, premium payments and other payments due in the current fiscal year, and (iii) no contribution, premium payment or other payment has been made in support of any Purchased Entity Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(f)            No Purchased Entity Plan is subject to Section 301 et seq. of ERISA or Section 412 of the Code.

(g)           Except as disclosed in Section 3.9(g) of the Seller Disclosure Schedule, the consummation of the Transactions will not by themselves or in combination with any other event (without regard to whether such event has or may occur) (i) cause any Purchased Entity Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any Business Employee or other Person to severance pay, unemployment compensation or any other payment, benefit or award under a Purchased Entity Plan, or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due to any Business Employee or other Person under a Purchased Entity Plan.

(h)           Except as would not result in a Seller Material Adverse Effect, (i)  no Legal Action is pending or, to the Sellers’ Knowledge, threatened with regard to any Purchased Entity Plan other than routine claims for benefits, (ii) no Purchased Entity or Purchased Entity Plan is under examination or audit as of the Closing Date by the United States Department of Labor, the IRS or the PBGC, (iii) no Purchased Entity has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated in the past six years or is in the process of terminating, (iv) no Purchased Entity has any actual or potential Liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA), (v) with respect to the Purchased Entity Plans, no Purchased Entity has any Liability (either directly or as a result of indemnification) for (and the Transactions will not cause any material Liability for):  (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, and (vi) no Purchased Entity has any Liability for life insurance, death, long-term care,  medical (or other health) benefits after separation from employment, including any such coverage for retirees, other than (A) death benefits under the Purchased Entity Plans and (B) health care continuation benefits, as described in Section 4980B of the Code, or other benefits required by applicable Law.

(i)            No Purchased Entity, Purchased Entity ERISA Affiliate, or any other Person that is treated, or was previously treated, as a single employer with any Purchased Entity has, within the past six years, contributed to or had any other Liability under or with respect to any (i) plan subject to the funding requirements of Section 303 of ERISA or Section 412 of the Code or Title IV of ERISA; (ii) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or “multiple employer plan” as described in Section 413(c) of the Code; or (iii) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code.  Except as would not result in a Seller Material Adverse Effect, no Purchased Entity has Liability, nor has taken any action that could give rise to such Liability, including under any Purchased Entity Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

Section 3.10         Environmental Liability.  Except as set forth in Section 3.10 of the Seller Disclosure Schedule or as would not result in a Seller Material Adverse Effect, in connection with the conduct of the Business:

(a)           The Business is conducted in compliance with all applicable Environmental Laws in effect on the Effective Date.

(b)           To Seller’s Knowledge, no Business Owning Entity has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling by it of any Hazardous Material, except in compliance with all Environmental Laws, and no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Material by it has occurred at any property or facility owned, leased or operated by any Business Owning Entity except in compliance with all Environmental Laws.

(c)           Since January 1, 2006, no Business Owning Entity has received any written notice from any Governmental Authority or third party or, to Sellers’ Knowledge, any other communication alleging or concerning any material violation by any Business Owning Entity of, or responsibility or liability of any Business Owning Entity under, any Environmental Law, including liability or responsibility for investigation costs, cleanup costs, governmental response costs, natural resource damages, attorneys’ fees or penalties.  There are no pending, or to Sellers’ Knowledge, threatened, Legal Actions with respect to the Business alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, including liability or responsibility for investigation costs, cleanup costs, governmental response costs, natural resource damages, attorneys’ fees or penalties.

(d)           The Business Owning Entities have obtained and are in compliance with all Permits from all Governmental Authorities under all Environmental Laws required for the conduct of the Business as presently conducted; there are no pending or, to Sellers’

Knowledge, threatened, Legal Actions alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits.

(e)           To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that could reasonably be expected to result in a violation of or liability under any Environmental Law by any Business Owning Entity.

(f)            Without in any way limiting the generality of the foregoing, to Sellers’ Knowledge, (i) no offsite locations where any Business Owning Entity has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Material since January 1, 2006 have experienced releases of Hazardous Material reasonably likely to result in liability to the Business under any Environmental Law, and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored in the conduct of the Business at any property owned, leased or operated by any Business Owning Entity since January 1, 2006 except in compliance with Environmental Laws; provided, however, that Sellers make no representation or warranty about whether any leased premises used in the Business may contain any such items or materials.

(g)           Since January 1, 2006, no claims have been asserted or, to Sellers’ Knowledge, threatened to be asserted against any Business Owning Entity for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Material used, handled, generated, transported or disposed by any Business Owning Entity.

Section 3.11         Compliance with Applicable Laws; Customs.

(a)           Except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, (i) each Business Owning Entity holds all Permits necessary for the lawful conduct of the Business as conducted by it on the Effective Date, and (ii) the Business is not being, and to Sellers’ Knowledge, no Business Owning Entity has received since January 1, 2006 any notice from any Person that the Business has been or is being, conducted in violation of any Law, including any Law relating to occupational health and safety; provided, however, no representation or warranty in this Section 3.11 is made with respect to Environmental Laws, which are covered exclusively in Section 3.10.

(b)           No Business Owning Entity, nor, to Sellers’ Knowledge, any director, officer, agent, employee or other person acting on behalf of any Business Owning Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other Law, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Seller Material Adverse Effect.

(c)           Except as would not result in a Seller Material Adverse Effect, (i) all of the assets imported and used, held, or owned by each Business Owning Entity have been imported and are being used, held, or owned in compliance with all applicable customs Laws, including, as applicable, the requirements of any treaty or Tax Authority published from time to time and (ii) all of the assets temporarily imported into a jurisdiction by any Business Owning Entity and that are not physically located within such jurisdiction on the Closing Date have been properly exported out of such foreign jurisdiction or properly and permanently imported into such jurisdiction in accordance with applicable Law, including the requirements of any applicable Tax Authority.

Section 3.12         Insurance.  Section 3.12 of the Seller Disclosure Schedule lists each insurance policy or self-insurance arrangement of each Business Owning Entity in effect as of the Effective Date insuring against Liabilities arising from conduct of the Business or ownership of the Property.  Sellers have made available to Purchasers a true, complete and correct copy of each such policy or the binder therefor.  In the opinion of Sellers, the Business is covered by valid policies of insurance or self-insurance arrangements of such types and in such amounts (including deductibles) as are customary for businesses similarly situated to the Business.

Section 3.13         Labor Matters; Employees.

(a)           Except as set forth in Section 3.13 of the Seller Disclosure Schedule and except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Sellers’ Knowledge, threatened against or affecting employees who are employed in the Business and, during the past three years, there has not been any such action, (ii) no Business Owning Entity is a party to or bound by any collective bargaining, pre-hire agreement or similar agreement with any trade union or labor organization, or work rules or practices agreed to with any trade union or labor organization or employee association applicable to employees of such Business Owning Entity with respect to conduct of the Business, (iii) none of the employees of any Business Owning Entity are represented by any labor organization and to Sellers’ Knowledge, as of the Effective Date, none of the Business Owning Entities have any union organizing activities among the employees of the Business Owning Entities, (iv) the Business Owning Entities have each at all times been in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Law, (v) there is no unfair labor practice charge or complaint against any Business Owning Entity relating to employees who are or were employed in the Business pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure with respect to any Business Owning Entity relating to employees who are employed or were employed in the Business, (vii) neither the Occupational Safety and Health Administration nor any other Governmental Authority has threatened to file any citation, and there are no pending citations, with respect to a Business Owning Entity relating to employees who are or were employed in the Business, (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or other Governmental Authority, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs or similar Government Authority, Workers’ Compensation claims, sexual harassment, discrimination or retaliation complaints or demand letters or threatened claims and (ix) all current and former employees of any Business Owning Entity have been, or will have been on or before the Closing Date, paid in full (or appropriate accruals will have been made in accordance with GAAP) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and any other compensation for all services performed by them and accrued up to the Closing Date, payable in accordance with the obligations of the Business Owning Entity under any Law, employment or labor practice and policy, or any collective bargaining agreement or individual agreement to which the Business Owning Entity is a party, or by which the Business Owning Entity is bound.

(b)           Since January 1, 2006, no Business Owning Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in the Business, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility used in the Business, nor has a Business Owning Entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in either case that would result in a Seller Material Adverse Effect.

Section 3.14         Permits.  Immediately prior to the Closing Date and except for Customary Post-Closing Consents, the Business Owning Entities will hold all of the Permits required or necessary to own, operate, use and/or maintain the assets of each Purchased Entity and any Subsidiary of such Purchased Entity, the Properties and conduct the Business, except for such Permits, the lack of which, individually or in the aggregate, would not have a Seller Material Adverse Effect; provided, however, that no representation or warranty in this Section 3.14 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 3.10.

Section 3.15         Material Contracts.  Except (i) as listed and described in Section 1.1(d) of the Seller Disclosure Schedule or in Section 3.15 of the Seller Disclosure Schedule or (ii) for such Contracts that will not be binding on any Purchased Entity or the Property as of the Closing Date, as of the Effective Date, no Business Owning Entity is a party to and none of the Business Owning Entities, the Property or the Business is bound by any written or oral Contract, including the following:

(a)           Contract with any present or former stockholder, director or officer, or material Contract with any present or former employee, independent contractor, consultant or advisor of PGS, a Seller, a Purchased Entity or any Affiliate of any of the foregoing;

(b)           Contract with any labor union or other representative of employees;

(c)           Contract or understanding in the nature of a bonus, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, vacation, severance or similar plan or practice, formal or informal, with respect to its officers, employees or others;

(d)           Contract or other arrangement in the nature of a settlement or a conciliation agreement arising out of any allegation or claim, actual or potential, of any illegal, unfair or improper employment practices or policies of any Seller or Purchased Entity;

(e)           Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving payment or potential payment by a Business Owning Entity, of $1,000,000 or more under any one Contract or series of related Contracts;

(f)            Contract to sell or supply products or to perform services in an aggregate amount in excess of $1,000,000, including any contract for the acquisition of any seismic data included in the Multi-Client Library entered into since December 31, 2008;

(g)           Distributorship, representative or sales agency agreement, contract or commitment;

(h)           Conditional sale agreement or lease under which an Asset Seller with respect to its conduct of the Business, or a Purchased Entity is either the seller or purchaser, lessor or lessee;

(i)            Contract (including, without limitation, any note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement or loan agreement) for the borrowing or lending of money (including, without limitation, those to or from officers, directors or stockholders of a Business Owning Entity, or any Affiliates or members of their immediate families, for a line of credit, or for a guarantee, pledge or undertaking of the indebtedness of any other Person);

(j)            Contract for any charitable or political contribution that exceeds, individually or in the aggregate, $10,000;

(k)           Contract with any Governmental Authority;

(l)            Contract for any capital expenditure involving future payments that, together with future payments under all other existing Contracts for the same capital project, exceed $1,000,000;

(m)          Contract limiting or restraining a Business Owning Entity from engaging or competing in any lines of business with any Person;

(n)           License, franchise, distributorship or other Contract relating in whole or in part to any Intellectual Property used in the Business;

(o)           Contracts to acquire seismic data that have been completed since September 30, 2008 but that have ongoing warranty or indemnification provisions; or

(p)           Material Contract not made in the ordinary course of the Business, except for those listed in any section of the Seller Disclosure Schedule.

Except as may be disclosed in such Section 3.15 of the Seller Disclosure Schedule, to Sellers’ Knowledge each of the Contracts listed on any section of the Seller Disclosure Schedule hereto is valid and enforceable in accordance with its terms, except for the Enforceability Exception; each Business Owning Entity and, to Sellers’ Knowledge, the other parties thereto are in material compliance with the provisions thereof; and except as may be disclosed in Section 3.15 of the Seller Disclosure Schedule, to Sellers’ Knowledge, no Business Owning Entity is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.  All Contracts listed in Section 3.15 of the Seller Disclosure Schedule that were entered into or executed on or after the date of the Most Recent Business Balance Sheet and prior to the Effective Date are specifically identified in Section 3.15 of the Seller Disclosure Schedule.

Section 3.16         Intellectual Property.

(a)           Section 3.16 of the Seller Disclosure Schedule identifies each (i) patent, copyright registration, trademark registration and service mark registration owned by each of the Business Owning Entities, (ii) patent application, application to register a copyright, trademark and service mark application, including applications for reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations filed by any Business Owning Entity, and (iii) Contract pursuant to which any of the Business Owning Entities has granted to a third party rights under or with respect to any of its Intellectual Property used in the conduct of the Business as of the Effective Date.  Section 3.16(a) of the Seller Disclosure Schedule also identifies each material unregistered trademark, and unregistered service mark each of the Business Owning Entities uses in the conduct of the Business.

(b)           Except as set forth in Section 3.16 of the Seller Disclosure Schedule, to the Sellers’ Knowledge, the Business Owning Entities own all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all Intellectual Property used in the conduct of the Business, free and clear of all Liens other than Permitted Liens.  Except for the Excluded Assets and except as identified in Section 3.16 of the Seller Disclosure Schedule, each item of material Intellectual Property owned or used by each of the Business Owning Entities immediately prior to the Closing will be owned or available for use by the Purchased Entities on identical terms and conditions immediately subsequent to the Closing without the need for any further right, license, permission or consent in respect thereof and the consummation of the Transactions will not impair, alter or limit in any way such ownership or rights, except to the extent of limitations arising from the License Agreement.  All such Intellectual Property owned or purported to be owned by the Business Owning Entities is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the Effective Date in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.  To the Sellers’ Knowledge, the Business and operations of the Business Owning Entities, their products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed and as contemplated to be performed on the Effective Date does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  To the Sellers’ Knowledge, all of the Intellectual Property owned or purported to be owned by the Business Owning Entities is valid and enforceable.

(c)             Except as set forth in Section 3.16 of the Seller Disclosure Schedule, the Purchased Entities set forth in Section 3.16(c) of the Seller Disclosure Schedule own all right, title and interest in and to the data contained in the Multi-Client Library, and there are no, and following the Closing there will be no, restrictions or limitations on the license, use, sale or other transfer of the Multi-Client Library, and no license fees, royalties or other fees are or will be payable as a result of the license, use, sale or other transfer of the Multi-Client Library.  Except as set forth in Section 3.16 of the Seller Disclosure Schedule and in restricted, non-transferrable, non-exclusive internal use only licenses granted to customers of the Business in the ordinary course of business, immediately following the Closing no party other than the Purchased Entities will own any right, title or interest in or to the Multi-Client Library or any of its data.

(d)             Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there is no Legal Action pending or, to Sellers’ Knowledge, threatened, by any third party (i) relating to any Intellectual Property whose ownership is, or is purported to be, transferred to Geokinetics hereunder; (ii) challenging the validity, enforceability, use or exclusive ownership of any Intellectual Property whose ownership is, or is purported to be, transferred to Geokinetics hereunder; or (iii) alleging any infringement, misappropriation, or violation of any Intellectual Property of any third party, or any unfair competition or trade practices, by the Business Owning Entities in connection with the Business.

(e)             There are no Contracts between the Business Owning Entities and any third party relating to any Intellectual Property of the Business Owning Entities or any third party, with respect to the Business, under which there is, as of the Effective Date, any dispute or Legal Action.

(f)              Except for Orders customary in the process of obtaining a governmental registration for Intellectual Property, no Intellectual Property whose ownership is, or is purported to be, transferred to Geokinetics hereunder is subject to any outstanding Order or stipulation that restricts in any manner the use, transfer or licensing thereof by the Business Owning Entities or affects the validity, use or enforceability of any such Intellectual Property.

(g)           Except as set forth in Section 3.16 of the Seller Disclosure Schedule, the Business Owning Entities:  (i) have taken reasonable measures to protect the confidentiality of all trade secrets owned or purported to be owned by the Business Owning Entities that are used in the Business as conducted on the Effective Date; (ii)  have, except as would not result in a Seller Material Adverse Effect, executed valid written agreements with all of their past and present employees who have contributed to the development of Intellectual Property pursuant to which such employees have assigned to the Business Owning Entities all their rights in and to all Intellectual Property they may develop in the course of their employment and agreed to hold all trade secrets and confidential information of the Business Owning Entities, as applicable, in confidence both during and after their employment; and (iii)  have, except as would not result in a Seller Material Adverse Effect, executed valid written agreements with all past and present consultants and independent contractors who have been retained in connection with the development of Intellectual Property used in the Business as conducted on the Effective Date by which the consultants and independent contractors have assigned to the Business Owning Entities all their rights in and to such Intellectual Property and agreed to hold all trade secrets and confidential information of the Business Owning Entities, as applicable, in confidence both during and after the term of their engagements.  To the Sellers’ Knowledge, with respect to the Business:  (x) no trade secrets or other confidential information owned or purported to be owned by the Business Owning Entities used in the Business as conducted on the Effective Date have been disclosed or authorized to be disclosed by the Business Owning Entities to any of their employees or any third party other than pursuant to a written non-disclosure or confidentiality agreement; and (y)  no employee, consultant or independent contractor of the Business Owning Entity is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Business Owning Entities, in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement that conveys rights to Seller of Intellectual Property used in the Business as of the Effective Date.

Section 3.17         Accounts Receivable.  All Accounts Receivable for the Business reflected on the Most Recent Business Balance Sheet, all Accounts Receivable for the Business constituting part of the Property, and all Accounts Receivable of a Purchased Entity on the Closing Date, have arisen only in the ordinary course of the Business for goods sold and delivered or services performed.  All of such Accounts Receivable are and will be collectible, in full in the aggregate recorded amounts thereof, less the amount of the allowance for doubtful accounts reflected on the Most Recent Business Balance Sheet, free of any, and subject to no, defenses, offsets of counterclaims other than general warranty claims for products sold or services rendered on or before the Closing Date.  For purposes of determining whether an Account Receivable has been paid within such period, all payments of accounts shall be deemed payment of the invoice specified by the Person paying such account and, where no specification is made, shall be deemed payment of the oldest account receivable from such Person.  The allowances for such doubtful accounts have been, and will be, determined in accordance with GAAP consistent with past practice.

Section 3.18         Inventory.  Any Inventory of the Business constituting part of the Property, or owned by a Purchased Entity on the Closing Date will be of a quality and quantity usable or salable in the ordinary course of the Business consistent with past practice.

Section 3.19         Sufficiency of Assets.  Except for (i) the Excluded Assets, (ii) any assets and services to be provided as contemplated by the Transition Services Agreement and (iii) any financing previously provided to the Business by PGS or an Affiliate of PGS, the assets owned by the Purchased Entities and the Subsidiaries of the Purchased Entities and the Purchased Assets constitute all material real, personal, tangible and, to the Sellers’ Knowledge, intangible property and assets reasonably necessary for the conduct of the Business at the Effective Date.

Section 3.20         Real Property.  Section 3.20 of the Seller Disclosure Schedule contains (i) a complete list and brief description of all Real Property owned by or leased to a Business Owning Entity and used in the Business, indicating whether the property is owned or leased, (ii) a brief description of the principal facilities located thereon.  To Sellers’ Knowledge and except as would not result in a Seller Material Adverse Effect, each Business Owning Entity (A) has good and marketable title to all Real Property purported to be owned by it, (B) owns outright all the facilities and structures referred to as owned by such Business Owning Entity in Section 3.20 of the Seller Disclosure Schedule, in each case free and clear of Liens (other than Permitted Liens), except in each case as set forth in Section 3.20 of the Seller Disclosure Schedule, (C) enjoys quiet possession of the property, facilities, structures and other improvements purported to be leased to it under leases with respect thereto, and (D) is the holder and enjoys the benefit of the easements and similar rights that a Business Owning Entity owning real property purports to hold or to which a Business Owning Entity purports to have any rights, and the rights of each Business Owning Entity with respect to each such easement or similar right are in full force and effect.

Section 3.21         Equipment and Other Personal Property.  Section 3.21 of the Seller Disclosure Schedule contains a complete list of (i) all material equipment, fixtures, vehicles and other Personal Property, other than Inventory, owned by a Business Owning Entity, including the location thereof, and (ii) all material items of Personal Property leased by a Business Owning Entity, together with a brief description of the terms of the leases relating thereto, in each case, as reflected in the Most Recent Business Balance Sheet and used in the Business.  On the Closing Date, except as would not result in a Seller Material Adverse Effect, each Business Owning Entity:

(i)            will have good title to all the Personal Property reflected as owned on the Most Recent Business Balance Sheet and all Personal Property acquired since the date of the Most Recent Business Balance Sheet (except for sales and other dispositions of property in the ordinary course of the Business), and

(ii)           will enjoy quiet possession of each item of Personal Property shown on the Most Recent Business Balance Sheet as leased, and all items of Personal Property leased to an Asset Seller and used in the Business, or a Purchased Entity since such date (except for leases terminated or cancelled in the ordinary course of the Business but including each leased item listed in Section 1.1(b) of the Seller Disclosure Schedule) in each case, free and clear of Liens other than Permitted Liens.  The Personal Property owned or leased by a Business Owning Entity or otherwise used in the conduct of the Business and necessary for the conduct of such Business at the Effective Date are in operating condition and repair, ordinary wear and tear excepted, such as to permit the conduct of the Business, except for any failure to be in such condition or repair as would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

Section 3.22         Transactions with Affiliates.   Except for (i) receivables from and payables and indebtedness owed to PGS or its Affiliates, (ii) the data processing business unit of PGS, which processes data acquired by the Business, and (iii) the shared services arrangements between the Business and one or more Affiliates of PGS, no director, officer or stockholder of a Business Owning Entity, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Business.

Section 3.23         Brokers.  No broker, finder or investment banker (other than Pareto Securities, the fees and expenses of which will be paid by PGS) is entitled to any brokerage, finder’s fee or other fee or commission payable by a Business Owning Entity in connection with the Transactions based upon arrangements made by and on behalf of PGS or a Business Owning Entity.

Section 3.24         Securities Act Representations.

(a)           The shares of Geokinetics Common Stock (collectively, “Purchased Common Stock”) being acquired by each Seller, if any, are being acquired for such Seller’s own account, not as a nominee or agent, and such Seller does not have a present intention of selling or granting any participation in or otherwise distributing the Purchased Common Stock in any transaction in violation of the securities laws of the United States of America or any state, without prejudice, however, to such Seller’s right at all times to sell or otherwise dispose of all or any part of the Purchased Common Stock under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder.  Such Seller understands and agrees that if it should in the future decide to dispose of any of the Purchased Common Stock, such Seller may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered.

(b)           It is understood that any certificates evidencing the Purchased Common Stock will bear the following legend:  “These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law.  These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act of 1933, as amended, and any such state securities laws or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act of 1933, as amended, and state securities laws.”

(c)           Each Seller (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Stock.

Section 3.25         Bank Accounts.  Section 3.25 of the Seller Disclosure Schedule lists the account numbers and names of each bank, broker or other depositary institution at which any of the Purchased Entities maintains a depository account (other than any depository account relating to Excluded Assets) relating to the Business and the names of all Persons authorized to sign on or withdraw funds from each such account.

Section 3.26         Information Supplied in Geokinetics Offering Documents.  The information to be supplied in writing by PGS for inclusion in the Geokinetics Offering Documents (the “Supplied Information”) will not, as of the respective date of such Geokinetics Offering Document, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Supplied Information, in the light of the circumstances under which they were made, not misleading.

Section 3.27         Exclusivity of Representations and Warranties.  None of the Sellers nor any of their Affiliates or representatives is making any representation or warranty on behalf of any Person of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Business), except as expressly set forth in Article II and this Article III, and each Seller hereby disclaims any such other representations or warranties.  Except as expressly set forth in this Agreement, all representations and warranties of the Sellers in this Agreement relate only to the Purchased Entities, the Business or the Purchased Assets and not to any other business or assets of the Sellers.

Section 3.28         Investigation by the Sellers; No Reliance; Purchasers’ Liability.  In entering into this Agreement, each of the Sellers has relied solely upon its own investigation and analysis and the specific representations and warranties of the Purchasers set forth in Article IV of this Agreement, and each of the Sellers:

(a)           acknowledges and agrees that, except for the specific representations and warranties of the Purchasers set forth in Article IV of this Agreement, none of the Purchasers or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives (collectively, the “Purchaser Representatives”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Seller or its directors, officers, employees, Affiliates, controlling persons, agents or representatives (collectively, the “Seller Representatives”), including any information, document, or material provided or made available, or statements made, to such Seller or Seller Representative in “data rooms,” management presentations or supplemental due diligence information provided to such Seller or Seller Representative in connection with discussions with management of the Business or in any other form in expectation of the Transactions (collectively, “Purchaser Due Diligence Information”);

(b)           acknowledges and agrees that (i) the Purchaser Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and such Seller is familiar with such uncertainties, and (iii) such Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans included in such Purchaser Due Diligence Information so furnished to it and any use of or reliance by such Seller on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(c)           agrees, to the fullest extent permitted by Law, that none of the Purchasers or any Purchaser Representative shall have any liability or responsibility whatsoever to such Seller or Seller Representative on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to such Seller, or such Seller’s use of, any Purchaser Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Purchasers make the specific representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING
GEOKINETICS AND ITS SUBSIDIARIES

Except as disclosed in the Purchaser Disclosure Schedule, each of Geokinetics and the Purchasers, jointly and severally, represent and warrant to the Sellers as follows:

Section 4.1            Organization and Qualification.  Each of Geokinetics and its Subsidiaries is duly organized, validly existing and  (in those jurisdictions where the concept applies) in good standing under the Laws of its jurisdiction of formation.  Each of Geokinetics and its Subsidiaries is duly qualified to do business as a foreign Person and (in those jurisdictions where the concept applies) is in good standing in the jurisdictions in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect.  Each of Geokinetics and its Subsidiaries has all requisite corporate or other organizational power and authority to own, use or lease its properties and to carry on its business as it is being conducted at the Effective Date.

Section 4.2            Capitalization.

(a)           The authorized capital stock of Geokinetics as of the Effective Date consists of 100,000,000 shares of common stock, par value $.01 per share (“Geokinetics Common Stock”), and 2,500,000 shares of preferred stock of Geokinetics, par value $10.00 per share.  As of the Effective Date, Geokinetics has (i) 10,822,192 shares of Geokinetics Common Stock issued and outstanding, (ii) no shares of Geokinetics Common Stock held in treasury, (iii) 284,321 shares of Series B-1 Senior Convertible Preferred Stock (the “Series B-1 Preferred Stock”) outstanding, (iv) 131,270 shares of Series B-2 Senior Convertible Preferred Stock (together with the Series B-1 Preferred Stock, the “Series B

Preferred Stock”) outstanding, (v) outstanding stock options to acquire 321,082 shares of Geokinetics Common Stock under Geokinetics’ 2002 Stock Awards Plan and 2007 Stock Awards Plan and (vi) 514,105 shares issuable upon the exercise of outstanding warrants. All of the issued and outstanding shares of capital stock of Geokinetics have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule. Except as set forth on Section 4.2 of the Purchaser Disclosure Schedule, none of Geokinetics or any of its Subsidiaries has any issued or outstanding bonds, debentures, notes, securities or other obligations or other securities that entitle the holders thereof to vote with any stockholders of Geokinetics or its Subsidiaries, whether together or as a separate class, on any matters on which the stockholders of Geokinetics or its Subsidiaries may vote, or that are convertible into or exercisable for shares of Geokinetics Common Stock or other securities of Geokinetics or its Subsidiaries having a right to vote.  Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, calls, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other Contracts (including “rights plans” or “poison pills”) obligating Geokinetics or any of its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of Geokinetics or its Subsidiaries.  There are no voting trusts or other agreements, arrangements or understandings to which Geokinetics or any of its Subsidiaries is a party with respect to the holding, voting or disposing of any shares of capital stock or other equity interests of Geokinetics or its Subsidiaries.

(b)           Geokinetics owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries.

(c)           The Share Consideration has been duly and validly authorized by Geokinetics and, when issued will consist of Geokinetics Common Stock that is validly issued, fully paid and nonassessable, and free of any preemptive rights.

Section 4.3            Authority.  Geokinetics and each Purchaser has full corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Geokinetics or each Purchaser is or will be a party and the consummation of the Transactions have been duly and validly authorized by each of Geokinetics and the Purchasers’ respective Boards of Directors, and no other corporate or other organizational proceedings on the part of either Geokinetics or the Purchasers are necessary to authorize this Agreement and the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions.  This Agreement has been, and the Ancillary Agreements to which Geokinetics or any Purchaser is or will be a party are, or upon execution will be, duly and validly executed and delivered by each of Geokinetics and the Purchasers and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each of Geokinetics and the Purchasers enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

Section 4.4            Consents and Approvals; No Violation.  The execution and delivery by each of Geokinetics and the Purchasers of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Transactions and the performance by each of Geokinetics and the Purchasers of its respective obligations hereunder and thereunder will not:

(a)           conflict with, violate or result in any breach of any provision of the certificate of incorporation or bylaws, as amended, of Geokinetics or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries, including the Purchasers;

(b)           except as set forth in Section 4.4(b) of the Purchaser Disclosure Schedule, require any consent, waiver, approval, Order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act in the United States and the Competition Laws in Mexico or (ii) any third party other than a Governmental Authority, other than such consents, waivers, approvals, Orders, authorizations and permits that would not result in a Purchaser Material Adverse Effect;

(c)           except as set forth in Section 4.4(c) of the Purchaser Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Geokinetics or any of its Subsidiaries is a party or by which Geokinetics or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, would not result in a Purchaser Material Adverse Effect;

(d)           violate the provisions of any Order or Law applicable to Geokinetics or any of its Subsidiaries;

(e)           result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Geokinetics or its Subsidiaries (other than the Purchased Entities and their Subsidiaries after the Closing Date) under any Contract to which Geokinetics or any of its Subsidiaries is a party or by which Geokinetics or any of its Subsidiaries or any of their properties or assets is bound; or

(f)            result in any holder of any securities of Geokinetics being entitled to appraisal, dissenters’ or similar rights.

Section 4.5            Geokinetics SEC Reports.

(a)           Geokinetics has filed with the SEC true and complete copies of the Geokinetics SEC Reports.  As of the respective dates the Geokinetics SEC Reports were filed or, if any such Geokinetics SEC Reports were amended, as of the date such amendment was filed, each Geokinetics SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No event since the date of the last Geokinetics SEC Report has occurred that would require Geokinetics to file a Current Report on Form 8-K other than the execution of this Agreement.  Each document filed with the SEC by Geokinetics that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of Geokinetics’ Subsidiaries is or has been required to file any forms, reports or other documents with the SEC that have not been filed.  The reports of Geokinetics’ independent auditors regarding Geokinetics’ consolidated financial statements in the SEC filings have not been withdrawn, supplemented or modified, and none of Geokinetics or any of the Subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

(b)           The chief executive officer and chief financial officer of Geokinetics have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the Effective Date and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Geokinetics nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.  Geokinetics is in substantial compliance with all applicable listing standards of the NYSE AMEX.

(c)           Geokinetics maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements in conformity with GAAP and to maintain accountability for assets; (iii) records are maintained in sufficient detail to accurately and fairly reflect the transactions and dispositions of Geokinetics’ assets; (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Geokinetics is not aware of (a) any significant deficiency in the design or operation of internal control over financial reporting that could adversely affect Geokinetics’ ability to record, process, summarize and report financial data or any material weaknesses in internal controls over financial reporting or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Geokinetics’ internal controls. There have been no significant changes in internal controls or in other factors that could significantly affect internal controls since December 31, 2008.

Section 4.6            Geokinetics Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Geokinetics (including any related notes and schedules) included (or incorporated by reference) in its Report on Form 10-K made for the year ended December 31, 2008 and Form 10-Q for the nine months ended September 30, 2009 (collectively, the “Geokinetics Financial Statements”)  have been prepared from, and are in accordance with, the books and records of Geokinetics and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Geokinetics and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Geokinetics and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 4.7            Absence of Undisclosed Liabilities.  Except as set forth in the 2009 Geokinetics SEC Reports, neither Geokinetics nor any of its Subsidiaries is, nor will it be as of the Closing Date, liable for or subject to any Liabilities except (a) Liabilities specifically identified in Geokinetics’ consolidated balance sheet as of September 30, 2009, including any related notes and schedules thereto (the “Geokinetics Balance Sheet”) and not heretofore paid or discharged, (b) Liabilities specifically disclosed in Section 4.7 of the Purchaser Disclosure Schedule, and (c) Liabilities incurred in the ordinary course of the business, and in accordance with this Agreement, since the date of the Geokinetics Balance Sheet.

Section 4.8            Absence of Certain Changes.  Except as set forth in Section 4.8 of the Purchaser Disclosure Schedule or in the 2009 Geokinetics SEC Reports, or as contemplated by this Agreement, since September 30, 2009, (a) Geokinetics and its Subsidiaries have conducted its and their respective businesses only in the ordinary course of business consistent with past practices and (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Purchaser Material Adverse Effect.

Section 4.9            Compliance with Applicable Laws.  Except as would not result in a Purchasers Material Adverse Effect, each of the respective businesses of Geokinetics and its Subsidiaries are not being conducted in violation of any Law, including any Law relating to occupational health and safety, and to Purchasers’ Knowledge, none of Geokinetics or its Subsidiaries has received since January 1, 2006 any notice from any Person that such business has been or is being conducted in violation of any Law, including any Law relating to occupational health and safety.

Section 4.10         Independent Accountants.  UHY, LLP, which has expressed its opinions with respect to the financial statements, the related notes thereto and supporting schedules included in the Geokinetics SEC Reports, is an independent registered public accounting firm with respect to Geokinetics and independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.11         No Material Actions or Proceedings.  There are no Legal Actions pending or, to Purchasers’ Knowledge, threatened (i) against or affecting Geokinetics or any of its Subsidiaries or (ii) that has as the subject thereof any property owned or leased by, Geokinetics or any of its Subsidiaries, where in any such case any such Legal Action, if so determined adversely, would result in a Purchaser Material Adverse Effect.  No material labor dispute with the employees of Geokinetics or any of its Subsidiaries exists or, to Purchasers’ Knowledge, is threatened or imminent.

Section 4.12         Intellectual Property Rights.  Geokinetics and its Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights, if not renewed or replaced, would not result in a Purchaser Material Adverse Effect.  Neither Geokinetics nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Purchaser Material Adverse Effect.

Section 4.13         All Necessary Permits, etc.  Geokinetics and each Subsidiary possess such valid and current Permits issued by the appropriate Governmental Authority necessary to conduct their respective businesses, and neither Geokinetics nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Purchaser Material Adverse Effect.

Section 4.14         Title to Properties.  Geokinetics and each of its Subsidiaries have good and marketable title to all the properties and assets reflected as owned in the financial statements included in the Geokinetics SEC Reports filed with the SEC from January 1, 2009 to the Effective Date (collectively, the “2009 Geokinetics SEC Reports”) at the time of such reports, in each case free and clear of any Liens, except for Permitted Liens and Liens under the Second Amended and Restated Revolving Credit and Security Agreement, by and among Geokinetics, the Subsidiaries named therein and PNC Bank, National Association.  The real property, improvements, equipment and personal property held under lease by Geokinetics or any Subsidiary of Geokinetics are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the current or currently proposed use of such real property, improvements, equipment or personal property by Geokinetics or such Subsidiary.

Section 4.15         Taxes.  Geokinetics and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them.  Geokinetics has made adequate charges, accruals and reserves in the financial statements included as part of the 2009 Geokinetics SEC Reports in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of Geokinetics or any of its subsidiaries has not been finally determined.  There are no audits, adjustments, assessments or other proceedings with respect to Taxes of Geokinetics or any of its subsidiaries except as listed on Section 4.15 of the Purchaser Disclosure Schedule.

Section 4.16         Investment Company.  Neither Geokinetics nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and each of Geokinetics and its Subsidiaries intends to conduct its respective business in a manner so that it will not become subject to regulation as an “investment company” under the Investment Company Act.

Section 4.17         Insurance.  Each of Geokinetics and its Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their respective businesses including, but not limited to, policies covering real and personal property owned or leased by Geokinetics and its Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes.  Geokinetics has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Purchaser Material Adverse Effect.  Neither of Geokinetics nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

Section 4.18         No Unlawful Contributions or Other Payments.  Neither Geokinetics nor any of its Subsidiaries nor, to Purchasers’ Knowledge, any employee or agent of Geokinetics or any Subsidiary of Geokinetics, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any Law or of the character necessary to be disclosed in the Geokinetics SEC Reports in order to make the statements therein not misleading.

Section 4.19         Compliance with Environmental Laws.  Except as would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect:  (i) neither Geokinetics nor any of its Subsidiaries is in violation of any Environmental Laws, which violation includes, but is not limited to, noncompliance with any Permits required for the operation of the business of Geokinetics or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has Geokinetics or any of its Subsidiaries received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Geokinetics or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no Legal Action filed with a Governmental Authority, no investigation with respect to which Geokinetics has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of Hazardous Materials at any location owned, leased or operated by Geokinetics or any of its Subsidiaries, now or in the past, pending or, to Purchasers’ Knowledge, threatened against Geokinetics or any of its Subsidiaries; and (iii) to Purchasers’ Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that reasonably could result in a violation of any Environmental Law by Geokinetics or any of its Subsidiaries.

Section 4.20         ERISA Compliance.  Except as could not result in a Purchaser Material Adverse Effect, (i) Geokinetics and its subsidiaries and any “employee benefit plan” (as defined under the ERISA) established or maintained by Geokinetics, its Subsidiaries or their ERISA Affiliates are in compliance in all material respects with ERISA; (ii) no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Geokinetics, its Subsidiaries or any of their ERISA Affiliates; (iii) no “employee benefit plan” established or maintained by Geokinetics, its Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (iv) neither Geokinetics, any of its Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (b) Sections 412, 4971, 4975 or 4980B of the Code.  Except as could not result in a Purchaser Material Adverse Effect, each “employee benefit plan” established or maintained by Geokinetics, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification. Except as could not result in a Purchaser Material Adverse Effect, or except as disclosed in Section 4.20 of the Purchaser Disclosure Schedule, the consummation of the Transactions will not by themselves or in combination with any other event (without regard to whether such event has or may occur) (i) cause any Purchaser Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director, or any other service provider, of Geokinetics or any of its Affiliates to severance pay, unemployment compensation or any other payment, benefit or award under a Purchaser Plan, or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any current or former employee or director, or any other service provider, under a Purchaser Plan.

Section 4.21         Sarbanes-Oxley Act.  Geokinetics is in compliance in all material respects with provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it.

Section 4.22         Disclosure Controls and Procedures.  Geokinetics has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Geokinetics in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations thereunder, and that all such information is accumulated and communicated to Geokinetics’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Geokinetics required under the Exchange Act with respect to such reports.  Without limiting the generality of the foregoing, Geokinetics’ disclosure controls and procedures are effective to enable it to record, process, summarize, and report information required to be included in its filings with the SEC within the required time period, and to ensure that such information is accumulated and communicated to its management, including its Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Section 4.23         Foreign Corrupt Practices Act.  Neither Geokinetics nor any of its Subsidiaries, nor, to Purchasers’ Knowledge, any of its directors, officers, agents, employees, Affiliates or other persons acting on behalf of Geokinetics or its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other Law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other Law, and Geokinetics and, to Purchasers’ Knowledge, its Affiliates have conducted their businesses in compliance with the FCPA and other Laws and have instituted and maintain policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.24         Solvency.  As of the Closing Date, Geokinetics and each Purchaser, both before and immediately after consummation of the Transactions, will not be insolvent, as insolvency is defined under any of the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984, as amended (the “UFTA”) and the U.S. Bankruptcy Code, 11 U.S.C. §101 et seq., as amended (the “Bankruptcy Code”). Without limiting the generality of the foregoing, as of the Closing Date, with respect to Geokinetics and each Purchaser, both before and immediately after consummation of the Transactions: (i) the sum of such entity’s debts will not be greater than all of such entity’s assets at a fair valuation (as such terms are defined in the UFTA), and the sum of such entity’s debts will not be greater than all of such entity’s property, at a fair valuation (as such terms are defined in the Bankruptcy Code); (ii) such entity will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due (as such terms are defined in the UFTA), and such entity will not intend to incur, or believe that it would incur, debts that would be beyond its ability to pay as such debts mature (as such terms are defined in the Bankruptcy Code); and (iv) such entity will not be engaged and will not be about to engage in a business or transaction for which the remaining assets of such entity are unreasonably small in relation to such business or transaction (as such terms are defined in the UFTA), and such entity will not be engaged in business or a transaction, and will not be about to engage in business or a transaction, for which any property remaining with such entity is an unreasonably small capital (as such terms are defined in the Bankruptcy Code).

Section 4.25         Availability of Funds.  Geokinetics has delivered to the Sellers true and complete copies of the executed Commitment Letter related to the Bridge Financing.  The Commitment Letter has not been amended or modified, no provision of the Commitment Letter has been waived, no such amendment, modification or waiver has been agreed to or is contemplated, and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. Geokinetics has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the Effective Date.  The Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Geokinetics and, to Purchasers’ Knowledge, the other parties thereto and does not restrict any transfer of the cash portion of the Purchase Price from any of the Purchasers to the Sellers in connection with the Transactions.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Geokinetics or its Affiliates under any term or condition of the Commitment Letter.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Bridge Financing, other than as set forth in the Commitment Letter. Geokinetics and its Affiliates (as applicable) are in a position to satisfy timely all conditions to be satisfied by them to fund the Bridge Financing, and Geokinetics has no reason to believe that any of the conditions relating to the funding of the full amount of the Bridge Financing will not be satisfied on or prior to the Closing Date. At the Closing, the Financing, together with Geokinetics’ immediately available funds, in cash, will be sufficient to provide the Business with sufficient working capital and to pay all amounts payable by the Purchasers under this Agreement and to effect the Transactions, all without any third-party consent or approval required.

Section 4.26         Geokinetics Offering Documents.

(a)           In connection with any Capital Markets Financing, the relevant disclosure document used to offer and sell securities did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b)           No Geokinetics Offering Documents, as of the respective date of such Geokinetics Offering Document, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.27         Brokers.    No broker, finder or investment banker (other than RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated the fees and expenses of which will be paid by Geokinetics) is entitled to any brokerage, finder’s fee or other fee or commission payable by Geokinetics or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Geokinetics or any of its Subsidiaries.

Section 4.28         Investigation by the Purchasers; No Reliance; Sellers’ Liability.  In entering into this Agreement, each of the Purchasers has relied solely upon its own investigation and analysis and the specific representations and warranties of the Sellers set forth in Article II and Article III of this Agreement, and each of the Purchasers:

(a)           acknowledges and agrees that, except for the specific representations and warranties of the Sellers set forth in Article II and Article III of this Agreement, none of the Sellers or any Seller Representative makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Purchaser or Purchaser Representative, including any information, document, or material provided or made available, or statements made, to such Purchaser or Purchaser Representative in “data rooms,” management presentations or supplemental due diligence information provided to such Purchaser or Purchaser Representative in connection with discussions with management of the Business or in any other form in expectation of the Transactions (collectively, “Seller Due Diligence Information”);

(b)           acknowledges and agrees that (i) the Seller Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and such Purchaser is familiar with such uncertainties, and (iii) such Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans included in such Seller Due Diligence Information so furnished to it and any use of or reliance by such Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(c)           agrees, to the fullest extent permitted by Law, that none of the Sellers or any Seller Representative shall have any liability or responsibility whatsoever to such Purchaser or Purchaser Representative on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to such Purchaser, or such Purchaser’s use of, any Seller Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Sellers make the specific representations and warranties set forth in Article II and Article III of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE CLOSING;
OTHER AGREEMENTS

Section 5.1            Conduct of Business by the Business Owning Entities Pending the Closing.  From the Effective Date until the Closing Date, except as Purchasers otherwise consent to in writing (which consent shall not be unreasonably withheld), as set forth in Section 5.1 of the Seller Disclosure Schedule, or as otherwise contemplated by this Agreement, Sellers shall cause the Business Owning Entities to conduct the Business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties with respect to the Business and to keep available the services of the officers and key employees of the Business as of the Effective Date, subject to the terms of this Agreement.  Except as otherwise provided in this Agreement (including in connection with any transaction described in Section 5.16), and without limiting the generality of the foregoing, from the Effective Date until the Closing Date, without Purchasers’ written consent (which consent shall not be unreasonably withheld):

(a)           no Purchased Entity shall adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b)           no Purchased Entity shall declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock; provided, however, that, subject to Section 5.20, the Purchased Entity shall distribute or otherwise transfer or assign the Subject Assets and Unrelated Liabilities to PGS, any of its Subsidiaries or any Person other than a Purchaser;

(c)                                  no Purchased Entity shall repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other ownership interests;

(d)                                 no Business Owning Entity shall merge or consolidate with any other Person (other than another Business Owning Entity or any Subsidiary of a Business Owning Entity); and no Business Owning Entity shall acquire assets of any Person (other than another Business Owning Entity or any Subsidiary of a Business Owning Entity) to be used in the Business for aggregate consideration in excess of $1,000,000;

(e)                                  except in the ordinary course of the Business and except for the Excluded Assets or other assets not used primarily in the conduct of the Business, (i) no Purchased Entity shall sell, lease, license or otherwise surrender, relinquish or dispose of any of its assets with an aggregate fair market value of in excess of $1,000,000, and (ii) no Asset Seller shall sell, lease, license or otherwise surrender, relinquish or dispose of any of its Property used primarily in the Business with an aggregate fair market value of in excess of $1,000,000;

(f)                                    no Purchased Entity or Subsidiary of a Purchased Entity shall issue any securities or agree to issue any securities (whether through the issuance or granting of options, warrants, rights), except for issuances of capital stock solely to its parent companies, or otherwise enter into any amendment of any term of any outstanding security;

(g)                                 no Purchased Entity or Subsidiary of a Purchased Entity shall change any method of accounting or accounting practice, except for any such changes made in connection with such Purchased Entity’s or Subsidiary’s use of IFRS or any such change required by GAAP, and no Asset Seller shall change any method of accounting or accounting practice with respect to the Business conducted by it or the ownership of the Property, except for any change required by IFRS or GAAP;

(h)                                 no Seller nor any Purchased Entity or Subsidiary of a Purchased Entity shall take any action that would give rise to a claim under the WARN Act or any similar state Law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without complying in material respects with the WARN Act;

(i)                                     no Purchased Entity or Subsidiary of a Purchased Entity will license, sell, dispose of, or contract to license, sell or dispose of, any of the Multi-client Library, except in the ordinary course of the Business;

(j)                                     no Seller shall incur any Liability that will constitute an Assumed Liability and no Purchased Entity or Subsidiary of a Purchased Entity shall incur any Liability, except (in each case) for Liabilities incurred in the ordinary course of the Business;

(k)                                  no Business Owning Entity shall enter into any material Contract that would require the consent of the other party to the Contract to assign or transfer the Contract to a Purchaser as contemplated by this Agreement, or that would terminate, create a default or breach, or require a payment by reason of the transfer of a Purchased Entity as required by this Agreement;

(l)                                     no Business Owning Entity shall adopt a plan of complete or partial liquidation, dissolution, or reorganization except as contemplated by or reasonably necessary to carry out the Transactions; and

(m)                               no Business Owning Entity shall agree or commit to do any of the foregoing.

Section 5.2                                   Conduct of Business by Geokinetics Pending the Closing.  From the Effective Date until the Closing Date, except as the Sellers otherwise consent to in writing (which consent shall not be unreasonably withheld), as set forth in Section 5.2 of the Purchaser Disclosure Schedule, or as otherwise contemplated by this Agreement, Geokinetics shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use, and shall cause of its Subsidiaries to use, all commercially reasonable efforts to preserve intact its business and relationships with third parties.  Except (i) as specifically contemplated by Section 11.16 or the Financing, (ii) pursuant to any Interim Financing, (iii) as otherwise provided in this Agreement and (iv) as set forth in Section 5.2 of the Purchaser Disclosure Schedule, and without limiting the generality of the foregoing, from the Effective Date until the Closing Date, without the Sellers’ written consent (which consent shall not be unreasonably withheld):

(a)                                  Geokinetics shall not adopt or propose any change to its certificate of incorporation or bylaws;

(b)                                 Geokinetics shall not declare, set aside or pay any dividend or other distribution with respect to any shares of Geokinetics Common Stock;

(c)                                  Geokinetics shall not repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other ownership interests;

(d)                                 Geokinetics shall not merge or consolidate with any other Person or enter a new line of business;

(e)                                  Geokinetics shall not, and shall cause its Subsidiaries not to, issue any securities or agree to issue any securities (whether through the issuance or granting of options, warrants or rights), except for issuances by a wholly owned Subsidiary of Geokinetics to its parent company, or otherwise enter into any amendment of any term of any outstanding security;

(f)                                    Geokinetics shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(g)                                 Geokinetics shall not agree or commit to do any of the foregoing.

Section 5.3                                   Access to Information; Confidentiality.

(a)                                  Subject to applicable Law, Geokinetics will provide and will cause Geokinetics’ Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Sellers and their authorized

Representatives, during normal business hours and upon reasonable advance notice, access to the offices, employees, properties, books and records of Geokinetics and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of Geokinetics) as Sellers may reasonably request. Subject to applicable Law, Sellers will provide and will cause the Purchased Entities and their respective Representatives to provide Geokinetics and its authorized Representatives, during normal business hours and upon reasonable advance notice, access to the offices, employees, properties, books and records of each Business Owning Entity related to the Business (so long as such access does not unreasonably interfere with the operations of a Business Owning Entity or the Business) as Geokinetics may reasonably request. With respect to any information disclosed pursuant to this Section 5.3, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the Confidentiality and Nondisclosure Agreement, dated February 27, 2008, previously executed by Geokinetics and PGS Onshore, Inc. (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract or Law (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)                                 From and after the Closing, the Sellers and the Purchasers shall, and shall cause the Business Owning Entities to, furnish each other with such financial and operating data and other information with respect to the Business as either Sellers or Purchasers may from time to time reasonably request, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on the Sellers or Purchasers (including under applicable securities Laws), (B) for use in any Legal Action or assessment or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Sellers or Purchasers under this Agreement or any Ancillary Agreements, as the case may be.

Section 5.4                                   Further Assurances.  Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions.  The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions.  Each party shall duly preserve all files, records or any similar items received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

Section 5.5                                   Expenses.

(a)                                  Geokinetics and the Purchasers shall bear solely and entirely and shall pay all Expenses (as hereinafter defined) incurred by Geokinetics, the Purchasers and their respective Affiliates.  The Sellers shall bear solely and entirely and shall pay all Expenses incurred by the Sellers and, except as provided in the proviso to the next sentence, all Expenses incurred by the Purchased Entities prior to Closing.  If, following the Closing, a

Purchased Entity is invoiced for an Expense that was incurred by such Purchased Entity prior to Closing, the Sellers agree to promptly pay and reimburse the Purchased Entity for the amount of such Expense; provided, however, that (i) the Sellers shall have no obligation to pay or reimburse for any Expenses incurred by the Purchased Entities in connection with the Financing or any Alternate Financing, including but not limited to any such Expenses incurred to have the independent auditors for the Business prepare “comfort letters,” assist in the preparation of pro forma financial statements or otherwise to assist as contemplated by Section 5.26(e) in the preparation of disclosure materials relating to the Financing or any Alternate Financing (and any substitutions or replacements of either the Financing or any Alternate Financing) and (ii) to the extent any Expenses of the type described in clause (i) have the effect of reducing Net Working Capital as of the Closing Date, the Purchasers shall pay or reimburse Sellers for such Expenses.  Notwithstanding the foregoing, if this Agreement is terminated for any reason, then the allocable share of the Purchasers and Sellers for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, filing and payment of fees incurred in connection with filings made under the HSR Act or any other Competition Laws related to the Transactions shall be allocated one-half each.

(b)                                 “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, auditors, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates but excluding any liability for Taxes) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, requisite filings under the HSR Act and other Competition Laws and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

Section 5.6                                   Cooperation.  Subject to compliance with applicable Law, from the Effective Date until the Closing, (i) the Business Owning Entities shall keep Purchasers’ designated representatives reasonably informed about significant issues relating to the Business and the Purchased Assets, (ii) the Purchasers shall keep Sellers’ designated representatives reasonably informed about significant issues relating to the business of Geokinetics and its Subsidiaries, the Geokinetics Common Stock and the Financing, (iii) each party shall cooperate with and use commercially reasonable efforts to provide assistance to transfer any Permits that must be transferred in connection with the Transactions and that are required for the conduct of the Business and (iv) each party shall promptly provide the other party or its counsel with copies of all filings (excluding any confidential or privileged filings) made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

Section 5.7                                   Publicity.  Neither Geokinetics, Sellers nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement, or otherwise make any public statements, with respect to this Agreement and the Transactions without the prior written consent of the other parties, except as may be required by Law or by any listing agreement with or rules and regulations of a national securities exchange on which securities of Geokinetics or PGS are listed and traded, in which case the party issuing or causing the publication of such press release or other announcement, or making such statement, shall use commercially reasonable efforts to provide copies thereof to the other parties hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement or the making of such statement.

Section 5.8                                   Additional Actions.  Upon the terms and subject to the conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions.  Each of Sellers and Purchasers agrees that, from and after the Effective Date and prior to the Closing Date, and except as may be agreed in writing by the other or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries, to make any acquisition, enter into any agreement, or take any other action, or agree, in writing or otherwise, to do any of the foregoing, that could reasonably be expected to prevent the consummation of the Transactions or result in the failure to satisfy any condition to consummation of the Transactions

Section 5.9                                   Filings; Competition Laws.  Each party shall make all material filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated by this Agreement, and shall cooperate as needed with respect to any such filing by any other party.  Each such party shall use its reasonable best efforts to resolve any objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or combinations (collectively, together with the HSR Act, “Competition Laws”).  Each such party shall use its reasonable best efforts to take such action as may be required to cause or obtain, if possible under the applicable Competition Laws, the expiration or early termination of the applicable notice or waiting periods or favorable ruling under the Competition Laws with respect to the Transactions as promptly as possible after the Effective Date.  Without limiting the foregoing, each such party shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Competition Laws regarding the Transactions:  (i) entering into negotiations, (ii) providing information required by the applicable Competition Laws or by competent competition authorities, and (iii) substantially complying with any request (including any “second request”) for information pursuant to the applicable Competition Laws; provided, however, that none of the Purchasers or the Sellers shall be required to dispose of any of their respective assets or to limit their freedom of action with respect to any of their respective assets or businesses, whether prior to or after the Closing Date, or to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Transactions relating to the HSR Act or any other Competition Law or to avoid the entry of, or to effect the dissolution of, any injunction or other order in any suit or proceeding relating thereto, other than dispositions, limitations, commitments, or agreements that in each such case may be conditioned upon the consummation of the Transactions and that in each such case would not result in a material adverse effect on the business, assets or financial condition of Geokinetics and its Subsidiaries together with the Property taken as a whole as constituted after the Closing Date.  The filing fees incurred in connection with any filings respecting the HSR Act and any other Competition Laws shall be an Expense as defined in Section 5.5.

Section 5.10                            Consents.  Each of Geokinetics and Sellers and their respective Affiliates shall use commercially reasonable efforts to obtain all consents necessary in connection with its obligations hereunder.

Section 5.11                            Geokinetics Board of Directors.

(a)                                  Geokinetics shall use its reasonable best efforts to cause two individuals whose names shall be provided by PGS to Geokinetics a reasonable period of time prior to the Closing Date (the “Director Nominees”) to be appointed as members of Geokinetics’ board of directors by Geokinetics’ existing board of directors simultaneous with Closing, subject to applicable Law, provided that at least one of such Director Nominees is “independent” as defined by the rules of the NYSE AMEX and Geokinetics’ policies.  Each Director Nominee shall serve as a director for a term expiring at Geokinetics’ next annual meeting of stockholders following the Closing Date and until his successor is elected and qualified.  Geokinetics shall take such action, including amending its bylaws, as required to cause the number of directors constituting Geokinetics’ board of directors immediately after the Closing Date to be increased as necessary to reflect the addition of the Director Nominees.

(b)                                 If, on the date that the nominating committee of Geokinetics’ board of directors meets to nominate directors for election at any annual meeting of stockholders of Geokinetics, PGS and its wholly owned Subsidiaries own at least 10% of the then outstanding shares of Geokinetics Common Stock, Geokinetics shall use its reasonable best efforts to cause the two Director Nominees to be elected as directors of Geokinetics; provided that at least one of such Director Nominees is “independent” as defined by the rules of the NYSE AMEX (or such other securities exchange on which the Geokinetics Common Stock is then listed) and Geokinetics’ policies.  If, on the date that the nominating committee of Geokinetics’ board of directors meets to nominate directors for election at any annual meeting of stockholders, PGS and its wholly owned Subsidiaries own at least 5% but less than 10% of the then outstanding shares of Geokinetics Common Stock, Geokinetics shall use its reasonable best efforts to cause one Director Nominee selected by PGS to be elected as a director of Geokinetics.

(c)                                  As a condition to its obligation to use its reasonable best efforts to cause a Director Nominee to be elected to Geokinetics’ board of directors, Geokinetics may require each Director Nominee to provide to Geokinetics such directors questionnaires and similar materials as the other members of Geokinetics’ board of directors are required to complete.

(d)                                 If at any time, a Director Nominee is unable or unwilling to serve as a director, or PGS otherwise determines to replace a Director Nominee, PGS may nominate another individual to serve in such individual’s place and be a “Director Nominee” hereunder; provided that if PGS has the right to appoint two directors to Geokinetics’ board of directors, at least one of the Director Nominees is “independent” as defined by the rules of the NYSE AMEX and Geokinetics’ policies.

(e)                                  Geokinetics shall use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to enter into an agreement with the Series B Holders, in which the Series B Holders shall agree to take all action within their power (including, but not limited to, (i) attending all stockholder meetings of Geokinetics for the purposes of ensuring that a quorum is obtained and (ii) voting all shares of Geokinetics Common Stock and Series B Preferred Stock owned or held by the Series B Holders at any stockholder meeting of Geokinetics or, if under applicable Law stockholders of Geokinetics are permitted to take action by written resolution or consent in lieu of a meeting, executing any written resolution or consent with respect to all voting shares of Geokinetics owned by the Series B Holders) to cause the Director Nominees to be elected or appointed as a member of the board of directors of Geokinetics at each of the annual meetings of stockholders of Geokinetics to be held in 2010 and 2011 following the Closing Date.  In addition, each of the Series B Holders shall agree to vote all shares of Geokinetics Common Stock and Series B Preferred Stock owned or held by such Series B Holder and that such holders are entitled to vote against any resolution that may be proposed at such meetings to remove any Director Nominee that is serving as a member of the board of directors of Geokinetics, unless PGS otherwise requests in writing.

Section 5.12                            Preemptive Rights.

(a)                                  Unless waived by the Sellers, if at any time Geokinetics authorizes the issuance and sale of any shares of Geokinetics Common Stock or shares that are convertible into or exercisable for Geokinetics Common Stock or that will vote as a single class as Geokinetics Common Stock in a transaction exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder, or in a “registered direct offering” pursuant to a registration statement filed with the SEC directly to a limited number of investors (and not through a placement agent or underwriter), then Geokinetics shall offer to PGS the right to purchase a Pro Rata Number of Shares on the same terms as other purchasers in the offering.  A Pro Rata Number of Shares shall mean an amount of securities so that the percentage of shares of Common Stock (on a fully diluted basis) owned or deemed to be beneficially owned by PGS after the offering is equal to the percentage of shares of Common Stock (on a fully diluted basis) owned or deemed to be beneficially owned by PGS before such offering.  Geokinetics shall provide PGS such notice of the applicable offering and related closing date as Geokinetics’ board of directors determines is reasonable to facilitate the offering of securities, and PGS shall have such time period as specified in such notice to agree to purchase all or any portion of its Pro Rata Number of Securities in the offering on the same terms as the other purchasers in the offering.

(b)                                 Geokinetics’ board of directors may place such restrictions on the preemptive rights granted to PGS in this section as the board determines is reasonably necessary to facilitate a successful offering, provided that any such restrictions are considered with the terms that apply to other investors or potential investors in the particular offering.

(c)                                  Notwithstanding the foregoing, if applicable Law or the rules of any securities exchange on which Geokinetics Common Stock is listed restrict or prohibit, or adversely condition or restrict the participation of PGS in any offering subject to this Section 5.12, Geokinetics’ board of directors may vary the preemptive rights provided herein, in its discretion, solely to comply with such Law or securities exchange rule.

(d)                                 The rights granted in this Section shall terminate on the date that PGS and its wholly owned Subsidiaries own less than 10% of the outstanding shares of Geokinetics Common Stock.

Section 5.13                            Stock Exchange Listing.  Geokinetics shall use commercially reasonable efforts to cause the Geokinetics Common Stock to be issued pursuant to this Agreement to be approved and admitted for listing on the NYSE AMEX prior to Closing.

Section 5.14                            Employee Matters.

(a)                                  On or before the Closing, Seller shall take any actions necessary to cause the Purchased Entities to cease to be sponsoring, adopting or participating employers, as applicable, of all Plans except the Purchased Entity Plans listed in Section 5.14(a) of the Seller Disclosure Schedule.  Any Purchased Entity Plans listed in Section 5.14 of the Seller Disclosure Schedule that, as of the Effective Date, are sponsored by an Affiliate of Seller other than a Purchased Entity will be transferred to and assumed by a Purchased Entity as of the Closing.  Except as expressly provided in the remaining paragraphs of this Section 5.14 and as set forth in Section 5.14(a) of the Seller Disclosure Schedule (with respect to a Purchased Entity Plan that is assumed by a Purchased Entity), Purchaser shall not, and from and after the Closing Date the Purchased Entities shall not, have any responsibility or Liability with respect to any Plan established prior to the Closing Date, and Seller shall be responsible for such responsibilities and Liabilities.  Subject to Section 3.9, Purchaser shall assume and have complete responsibility for all Liabilities associated with the Purchased Entity Plans identified on Section 5.14(a) of the Seller Disclosure Schedule, and Seller and its Affiliates shall have no responsibility or Liability with respect to the Purchased Entity Plans.

Sellers and Purchaser shall take all actions necessary to cause all liabilities associated with the Business Employees’ participation in the Petroleum Geo-Services ASA - 2008 Deferred Bonus Arrangement (the “2008 Bonus Arrangement”) and the Petroleum Geo-Services ASA - 2009 Bonus Plan (the “2009 Bonus Plan”) to be transferred to and assumed by a Purchaser or a Purchased Entity as of the Closing.  Notwithstanding the foregoing, Seller retains the sole discretion to pay to Business Employees and Affiliated Employees the amounts owed pursuant to the 2008 Bonus Arrangement and the 2009 Bonus Plan as of the Closing; provided that if Seller chooses not to exercise such discretion, Seller shall provide to Buyer, on or before March 1, 2010, a schedule, in a readily-accessible electronic format, listing for each Business Employee his or her (i) name, (ii) bonus entitlement under the 2008 Bonus Arrangement, if any, and (iii) bonus entitlement under the 2009 Bonus Plan, if any.  Purchaser shall pay such amounts to the listed Business Employees and Affiliated Employees in a lump-sum cash payment on or before March 15, 2010.  If Purchaser or an Affiliate terminates the employment of a Business Employee for reasons other than willful misconduct or similar good cause or if his or her employment terminates due to death or disability prior to the payment of amounts owed under the 2008 Bonus Arrangement or the 2009 Bonus Plan, he or she shall remain entitled to any scheduled payments from the applicable Purchased Entity under such plans.  If Purchaser or an Affiliate terminates the employment of a Business Employee for willful misconduct or similar good cause or he or she voluntarily resigns prior to the payment of amounts owed under the 2008 Bonus Arrangement, he or she shall remain entitled to the payment from the applicable Purchased Entity of the reduced bonus amount as provided under the terms of such plan.

Sellers and Purchaser shall take all actions necessary to cause all liabilities associated with the Business Employees’ participation in the Petroleum Geo-Services ASA - PGS Retention Bonus Plan 2006-2010 and the Petroleum Geo-Services ASA - PGS Retention Bonus Plan 2007-2010 (collectively, the “Retention Bonus Plans”) to be transferred to and assumed by a Purchaser or a Purchased Entity as of the Closing.  If Purchaser or an Affiliate terminates the employment of a Business Employee for reasons other than willful misconduct or similar good cause or if his or her employment terminates due to death or disability prior to the payment of amounts owed under the Retention Bonus Plans, he or she shall be paid any unpaid retention payments owed under the Retention Bonus Plans within 10 days following such termination.

(b)                                 All Business Employees employed by the Purchased Entities immediately prior to the Closing shall remain employed by the Purchased Entities immediately following the Closing, and shall be the responsibility of Purchaser and its Affiliates thereafter.  Section 5.14(b) of the Seller Disclosure Schedule sets forth a list of certain employees of Seller or its Affiliates (other than the Purchased Entities or their Subsidiaries) who provide services relating to the Business Owning Entities and who Seller and such Affiliates shall make available to Purchaser to discuss potential employment, with any such employment to be contingent upon, and to begin after, the Closing (such employees being collectively the “Affiliate Employees”).  Section 5.14(b) of the Seller Disclosure Schedule shall be divided into two lists, one containing the Affiliate Employees who are assigned on a full time or primary basis to any function of the Purchased Entities (the “Dedicated Employees”) and another containing those Affiliate Employees who provide services to the Business on less than a full-time basis or on a secondary basis (the “Support Employees”).

As soon as practicable following the execution of this Agreement, Seller will provide to Purchaser a schedule in a readily-accessible electronic format listing for each Business Employee and Affiliate Employee his or her (i) name, employee identification number, job title, and assigned work location, (ii) dates of employment by Seller or its Affiliates and date of employment for each of the purposes identified in Section 5.14(d), (iii) base salary or hourly rate of compensation, prior year’s actual, and current year’s targeted, bonus and incentive compensation (if any), and (iv) whether or not such employee is actively at work and if not, whether on an approved leave, and for those employees on an approved leave, the reason for, and the expected duration of, the approved leave.  Following the Effective Date, Seller shall not, and shall cause each of its Affiliates not to, except in the ordinary course of the Business, alter, promise to alter, or take any action that would have the effect of altering, with respect to any Business Employee or Affiliate Employee, any term or aspect of employment of such Business

Employee or Affiliate Employee that is required to be disclosed to Purchaser pursuant to this Section 5.14(b) or that is the subject of any obligation of Purchaser under this Section 5.14 without the prior written consent of Purchaser.  Without limiting the foregoing, Seller shall update Section 5.14(b) of the Seller Disclosure Schedule and the information provided to Purchaser pursuant to this Section 5.14(b) immediately prior to Closing.

Subject to Seller’s timely provision of complete and accurate information as required by this Section 5.14 within twenty (20) days after the Effective Date, Purchaser shall, or shall cause its Affiliates to, (i) provide continued employment to each Business Employee employed by the Purchased Entities, (ii) offer employment (which shall be contingent on the occurrence of the Closing) to each Dedicated Employee and (iii) may, or may cause its Affiliates to, at its discretion after interviews, offer employment (which shall be contingent on the occurrence of the Closing), to any or all Support Employees, in each case under clauses (i), (ii) and (iii) above, (A) at a base salary or hourly rate that is at least equal to such employee’s then current base salary or hourly rate as then correctly reflected in the information provided to Purchaser pursuant to this Section 5.14(b), (B) with a principal place of employment no greater than forty-nine (49) miles from the location where such employee is employed as of the Effective Date as then correctly reflected in the information provided to Purchaser pursuant to this Section 5.14(b), (C) with benefits that are the same as, or comparable in the aggregate to, the benefits provided to similarly-situated employees of Purchaser under the Purchaser’s Plans, including but not limited to benefits provided pursuant to Purchaser’s retirement plans, severance plans, vacation plans, health, dental and vision insurance and incentive compensation plans, with such benefits continuing in substantially the same form for at least one year following Closing, and (D) with restricted stock or stock unit awards granted as soon as practicable following Closing (which may be subject to Geokinetics stockholder approval) with vesting terms over a three-year period and in an amount as determined by the compensation committee of Geokinetics’ board of directors equal to the intrinsic value of the PGS unvested options held by such employee on the Effective Date, valuing the Geokinetics Common Stock at the Geokinetics Common Stock Price (a “Qualifying Offer”).  Each Qualifying Offer shall be consistent with the provisions of this Section 5.14, may contain such other provisions and terms not inconsistent with this Section 5.14 as the Purchaser or its Affiliates may deem appropriate, and shall remain open for a period of at least five (5) days.  On or before the date that is five (5) Business Days prior to the Closing Date, Purchaser shall notify Seller as to each Affiliate Employee who has accepted a Qualifying Offer and each Affiliate Employee who has not accepted a Qualifying Offer.  The employment with Purchaser or an Affiliate of Purchaser of each Affiliate Employee who accepts a Qualifying Offer and reports to work with Purchaser or an Affiliate of Purchaser in a timely manner and otherwise in accordance with the Qualifying Offer shall be effective as of the Closing Date and such individuals shall be referred to as “Transferred Employees.”

Purchaser shall retain all liability for severance and other benefits (including any liability arising under the WARN Act) to any Business Employee employed by a Purchased Entity who is terminated (whether as a result of Purchaser’s decision to terminate such individual’s employment or due to “constructive termination” or similar concept under applicable Law) as of or after Closing.  Seller shall retain all liability for severance and other benefits (including liability arising under the WARN Act) to any Affiliate Employee who does not receive or who receives but does not accept a Qualifying Offer from Purchaser; provided, however, that Purchaser shall be responsible for any claims that its decisions to hire or not hire any particular Affiliate Employee violate applicable Law, or any claims with respect to the terms and conditions under which Purchaser offers employment to or employs any Business Employee or Affiliate Employee.

Subject to Applicable Law, Seller and Purchaser acknowledge and agree that any employment offered by Purchaser to a Business Employee, Affiliate Employee or Transferred Employee will be “at will” and may be terminated by the Purchaser, Business Employee, Affiliate Employee or Transferred Employee at any time for any reason.

(c)                                  Subject to Seller’s timely provision of complete and accurate information as required by this Section 5.14(c), Purchaser shall cause each Business Employee and such Business Employee’s eligible dependents who are covered as of the Closing Date by a Plan that is a group health, prescription drug, dental or vision benefit plan to be offered coverage under group health, prescription drug, dental or similar type of benefit plan, as the case may be, maintained by Purchaser or an Affiliate of Purchaser, under which the Business Employee and any eligible dependents of the Business Employee shall be (i) eligible effective immediately upon the inception of their employment with Purchaser or an Affiliate of Purchaser, and (ii) credited, for the year during which such coverage under such plans begin, with any deductibles, out-of-pocket maximums and co-payments already incurred during such year under Plans that provide similar benefits (or Purchaser will provide an economically equivalent benefit).  Seller shall provide, or shall cause to be provided, to Purchaser within ten Business Days of Purchaser’s request all information reasonably requested by Purchaser for the purpose of complying with the provisions of this Section 5.14(c).

(d)                                 Subject to Seller’s timely provision of complete and accurate information as required by this Section 5.14(d), Purchaser shall cause the Purchaser Plans maintained after the Closing by Purchaser to recognize each Business Employee’s years of service prior to the Closing Date with Seller for purposes of terms of employment and eligibility, vesting and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under profit sharing and retirement plans but not for purposes of benefit accrual under any Purchaser Plan subject to Section 301 et seq. of ERISA or Section 412 of the Code.  Purchaser shall cause each group health plan sponsored by Purchaser (or one of its Affiliates) under which a Business Employee is eligible to participate on or after the Closing Date to waive any preexisting condition exclusions otherwise applicable to such Business Employee and his eligible dependents to the same extent as waived or satisfied under Seller’s Plan.  Seller shall provide, or shall cause to be provided, to Purchaser within ten Business Days of Purchaser’s request all information reasonably requested by Purchaser for the purpose of complying with the provisions of this Section 5.14(d).

(e)                                  Claims of Business Employees and their eligible beneficiaries and dependents for medical, dental, prescription, drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility and Liability of the Seller’s Plans except to the extent such benefits claims are incurred but unpaid under a Purchased Entity Plan in which case Purchaser and the Purchased Entity Plans shall bear sole responsibility for such Liability.  For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.  Claims of individuals receiving disability benefits under a Seller’s Plan as of the Closing Date shall be the sole responsibility of the Seller’s Plan pursuant to its terms and conditions except to the extent such benefits claims are incurred but unpaid under a Purchased Entity Plan in which case Purchaser and the Purchased Entity Plans shall bear sole responsibility for such Liability.

(f)                                    Seller shall be responsible for all Liabilities (including Liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries of Transferred Employees that first occurred before the Closing Date, except to the extent such Liability arises under a workers’ compensation insurance policy that is transferred to a Purchaser with a Purchased Entity.  Purchaser shall be responsible for all Liabilities (including liabilities for associated administrative functions) for all workers’ compensation claims that occurred on or after the inception of employment of the Transferred Employee by Purchaser or its Affiliates.  For purposes of this Section 5.14(f), a workers’ compensation claim shall be “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease becomes manifest, as applicable, under the respective workers’ compensation act governing the alleged injury or disease.  Seller will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which they are responsible under this Section 5.14(f).  Purchaser will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which it is responsible under this Section 5.14(f).  Seller and Purchaser will promptly cooperate in providing to each other such information as is reasonably needed for these notifications and related filings.

(g)                                 During the period between the Effective Date and the Closing Date, except in the ordinary course of business or as otherwise expressly contemplated by this Agreement or agreed to by Purchasers in writing, the Sellers shall cause the Purchased Entities to not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any director, officer, employee, independent contractor or consultant of any Purchased Entity as of the Effective Date or any former director, officer employee, independent contractor or consultant of any Purchased Entity, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any Person working in the Business (except as required by applicable Law or required by the terms of such Plan prior to amendment), (iv) establish, adopt, amend or terminate, or increase the benefits provided under, any collective bargaining agreement, retention agreement or Plan (except as required by applicable Law or the terms of such Plan prior to amendment), (v) amend or terminate any Purchased Entity Plan except to the extent required by Law, or (vi) increase the compensation, bonus, severance, incentive awards or benefits payable to any current or former officer, director, employee, independent contractor or consultant of any Purchased Entity.

(h)                                 With respect to any Business Employees who become employed by Geokinetics or a Subsidiary of Geokinetics after the Closing Date, (i) Geokinetics or such Subsidiary will permit such Business Employees to schedule and take vacation days that have accrued prior to the Closing Date with pay for the maximum length of time as permitted under Seller’s vacation policy as in effect on the Closing Date, (ii) Geokinetics or such Subsidiary shall give service credit for purposes of determining post Closing Date vacation, sick leave and any other paid time off entitlements that Geokinetics or such Subsidiary provides to its employees generally and (iii) Geokinetics or such Subsidiary shall permit each Business Employee to use or receive payment for all amounts of Accrued Time Off (as defined in the policies of PGS) earned by such Business Employee prior to the Closing under the policies of Sellers and their Affiliates.  Sellers shall provide, or shall cause to be provided, to Purchasers within ten (10) Business Days of a Purchaser’s request all information reasonably requested by Purchaser for the purpose of complying with the provisions of this Section 5.14(h).

(i)                                     Geokinetics, Sellers and the Purchased Entities shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 5.14.

(j)                                     Notwithstanding any other provision of this Agreement, the provisions of this Section 5.14 are not intended to and shall not create or confer any third party beneficiary rights respecting any Business Employee, Affiliate Employee, Transferred Employee or any other Person.

(k)                                  To the extent, following Closing, a Seller retains the employment of any Business Employee or Affiliate Employee who worked primarily for the Business prior to Closing, such Seller agrees to utilize all commercially reasonable legal and equitable remedies available to it to enforce any applicable covenant not to compete and/or non-solicitation agreement in the event such employee is no longer employed by such Seller or its Affiliate.

Section 5.15                            Notice of Certain Events.

(a)                                  Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(i)                                     any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(ii)                                  any notice or other communication from any Governmental Authority in connection with the Transactions;

(iii)                               any Legal Action commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries that, if pending on the Effective Date, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the Transactions;

(iv)                              any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the Effective Date, under any material agreement (in case of the Sellers, solely with respect to the Business); and

(v)                                 any Seller Material Adverse Effect or Purchaser Material Adverse Effect or the occurrence of any event that would result in a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be.

(b)                                 If, prior to the Closing, PGS or any Subsidiary of PGS, other than a Purchased Entity or a wholly-owned subsidiary of a Purchased Entity, conducts the Business in any jurisdiction in which a Business Owning Entity does not conduct the Business as of the Effective Date, PGS will promptly notify the Purchasers of (i) the jurisdiction in which the Business is being conducted, (ii) the identity of the entity conducting the Business, and (iii) the nature (including a brief summary) of the Business being conducted, and shall provide the Purchasers with copies of all Contracts and other documents related to such Business, provided, that, for this purpose, submitting a bid for work will not constitute the conduct of Business.

Section 5.16                            Termination of Inter-company Indebtedness.  At or prior to the Closing, PGS shall cause each Purchased Entity and each Subsidiary of a Purchased Entity to terminate, settle or otherwise satisfy any indebtedness or accounts payable owed by the Purchased Entity or such Subsidiary to PGS or any Affiliate of PGS.  Such termination, settlement or satisfaction shall be effected by means of causing at least 95% of the total amount of such indebtedness or accounts payable to be either paid off, contributed to capital or converted into common or preferred equity of the respective Purchased Entities and Subsidiaries.  For any remaining such indebtedness or accounts payable, in the event PGS intends to cause such termination, settlement or satisfaction to be effected by some other means, it will not do so without obtaining the prior written consent of Geokinetics, which consent shall not be unreasonably withheld.

Section 5.17                            Performance Bonds.  Section 5.17 of the Seller Disclosure Schedule lists all of the performance, local import, bid or other bond, letter of credit or other guarantee related primarily to the conduct of the Business posted by an Asset Seller or any Affiliate of an Asset Seller (other than a Purchased Entity or a Subsidiary of a Purchased Entity as of the Effective Date).  If any Seller or any of its Affiliates (other than any Purchased Entity or its Subsidiaries) has posted a performance, local import, bid or other bond, letter of credit or other guarantee related primarily to the conduct of the Business, the Purchasers and the Sellers shall use commercially reasonable efforts and cooperate with each other in order (i) for such Seller or any such Affiliate to obtain the release of any such bond, letter of credit or guarantee and (ii) to the extent required, for a Purchaser to obtain a substitute bond, letter of credit or guarantee or to assume such Seller’s or such Affiliate’s existing bond, letter of credit or guarantee, in each case on or prior to the Closing Date.  The Purchasers shall indemnify and reimburse promptly the Sellers and their Affiliates for all costs and liabilities incurred by the Sellers or any such Affiliate as a result of the Seller’s or such Affiliate’s leaving a performance, local import, bid or other bond, letter of credit or other guarantee in place after the Closing Date relating to the Business.

Section 5.18                            Resignation of Directors.  Effective as of the Closing Date, the Sellers will cause each member of the board of directors (or similar governing body) of each Purchased Entity and each Subsidiary of a Purchased Entity serving immediately prior to the Closing Date to resign as a director of the Purchased Entity.

Section 5.19                            Utilities and Assessments; Other Allocations.   In the case of the Purchased Assets, any charges for utilities or similar costs or assessments, common area maintenance reimbursements to lessors, local business or other license fees and other similar periodic charges and all payments under any leases for Real Property and the Contracts shall be prorated on a per diem basis through the Closing Date (based on estimates or the most recent amounts paid), with the Sellers being responsible for all of such prorated charges attributable to the period on or prior to the Closing Date and the Purchasers being responsible for all of such prorated charges attributable to the period after the Closing Date.  Promptly upon receipt, the Purchasers or the Sellers, as appropriate, shall provide the other with copies of all bills for such items for which the other party is responsible pursuant to this Section 5.19.  The resulting amount payable by the Purchasers or the Sellers shall be paid promptly upon demand by the party hereto to whom such payment is owed.

Section 5.20                            Condition to Transfer of Contracts.

(a)                                  Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that at the Closing (i) no Asset Seller is assigning to any Purchaser any Contract or other right that by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing and (ii) no Asset Seller is assigning to any Purchaser any Contract or other right in any jurisdiction where such Purchaser is not qualified under applicable Law to own or perform such Contract or right.  With respect to each such unassigned Contract or right, after the Closing, the applicable Asset Seller shall, if requested by the applicable Purchaser, continue as the prime contracting party and shall use its commercially reasonable efforts (without being required to make any payment or incur any economic obligation or liability in connection therewith) to obtain the consent of all required parties to the assignment of such Contract or right, but such Purchaser shall be entitled to the benefits of such Contract or right accruing after the Closing to the extent that such Asset Seller is entitled to such benefits and may provide the Purchaser with such benefits without violating the terms of such Contract or right, provided, that the applicable Purchaser agrees to perform and assume, at its sole expense, all of the obligations of such Asset Seller to be performed under such Contract or right the benefits of which the applicable Purchaser is receiving after the Closing Date.

(b)                                 Prior to the Closing Date, the Sellers shall use their commercially reasonable efforts to cause to be distributed or transferred out of the Purchased Entities and their respective Subsidiaries, or otherwise settled, (i) any Excluded Assets or (ii) any assets, including Contracts, that are not used primarily in the conduct of the Business (collectively, the “Subject Assets”).  If immediately prior to the Closing Date the Sellers have not received any consent of any party to a Contract identified in Section 5.20(b) of the Seller Disclosure Schedule that is necessary in connection with any such distribution, transfer or settlement, after the Closing, upon the terms and subject to conditions in this Section 5.20, the Purchasers shall cause the relevant Purchased Entity or Subsidiary to continue as the prime contracting party under such Contract and shall use their commercially reasonable efforts (without being required to make any payment or incur any economic obligation or liability in connection therewith) to obtain the consent of all required parties to the assignment of such Contract.  If all required consents are obtained after the Closing Date, the Purchasers shall cause the relevant Purchased Entity or Subsidiary to assign such Contract and all other Subject Assets relating to such Contract to the Seller designated by PGS promptly following the receipt of all such required consents, without the payment of any additional consideration therefor, other than as provided in this Section 5.20.  If any Subject Assets are not distributed or transferred out of the Purchased Entities and their respective Subsidiaries, or otherwise settled, prior to the Closing, Geokinetics, the Purchased Entity or Subsidiary holding any such Subject Assets and the Sellers designated by PGS shall enter into an agreement on the Closing Date, in form and substance reasonably satisfactory to PGS, Geokinetics and the Purchased Entity or Subsidiary, with respect to the relevant Contract and the related Subject Assets to the effect that such Purchased Entity or Subsidiary shall continue to perform its obligations thereunder at the Sellers’ sole expense and each Seller or other Affiliate of PGS shall provide, at the sole expense of such Seller or Affiliate, the personnel, equipment, Intellectual Property or other assets necessary or desirable for such purpose and such assistance as such Purchased Entity may require for such purpose, including, without limitation, the use of assets, software and Intellectual Property (by license, lease or otherwise) of such Seller or Affiliate (to the extent such Purchased Entity does not have such use already) of the type and quantity that such Purchased Entity would have used to perform such Contract had the Transactions not been consummated.  Such agreement shall also provide that, in consideration of the provision of such personnel and assistance, and to the extent it will not violate or breach the terms of the Contract, such Purchased Entity shall, promptly after payment of any amounts to such Purchased Entity or the Purchasers by the other party to such Contract, pay such amounts to the particular Sellers after subtracting therefrom the costs, expenses, Taxes and Liabilities incurred by such Purchased Entity as a result of its continuing to hold, or its performance, of such Contract so that such Sellers receive the same benefits arising under such Contract as the relevant Purchased Entity or Subsidiary provided the Sellers and their Affiliates prior to the Closing Date.

(c)                                  Within a reasonable period of time after the Effective Date, Sellers shall provide Purchasers with a copy of the Contract described in Section 5.20(b) of the Seller Disclosure Schedule, which copy may be redacted to exclude confidential, proprietary or competitive information.  The Sellers shall keep the Purchasers reasonably informed with respect to all material activity concerning the status of distributions, transfers and settlements described in Section 5.20(b) and shall give the Purchasers prompt notice of any material adverse change with respect to the ability of the Sellers to consummate any such distribution, transfer or settlement prior to the Closing Date.

(d)                                 The agreement contemplated by Section 5.20(b) shall contain appropriate mutual indemnification provisions and shall provide that the Purchased Entity holding the Subject Assets shall not be liable, except for gross negligence, willful misconduct or intentional breach.

Section 5.21                            Mail Received After Closing.   Following the Closing, the Purchasers may receive and open all mail addressed to the Business Owning Entities and, to the extent that such mail and the contents thereof relate to the Business or the Purchased Assets, deal with the contents thereof in their discretion.  The Purchasers shall notify the applicable Seller of (and provide such Seller copies of) any mail that on its face obliges such Seller or any of its Subsidiaries to take any action.

Section 5.22                            Refunds and Remittances.   After the Closing, if the Sellers or any of their respective Affiliates receive any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to a Purchaser or any of its Affiliates in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the applicable Purchaser.  After the Closing, if the Purchasers or any of their respective Affiliates receive any refund or other amount that is a Subject Asset or is otherwise properly due and owing to a Seller or any of its Affiliates in accordance with the terms of this Agreement, subject to Section 5.20(b) the Purchasers promptly shall remit, or shall cause to be remitted, such amount to the applicable Seller.  After the Closing, if the Purchasers or any of their respective Affiliates receive any refund or other amount that is related to claims (including workers’ compensation), litigation, insurance or other matters for which any of the Sellers or their respective Affiliates is responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to any of the Sellers or their respective Affiliates in accordance with the terms of this Agreement, the Purchasers promptly shall remit, or cause to be remitted, such amount to the Sellers.  After the Closing, if the Sellers or any of their respective Affiliates receive any refund or other amount that is related to claims (including workers’ compensation), litigation, insurance or other matters for which any of the Purchasers or their respective Affiliates is responsible hereunder, and which amount is not a Subject Asset, or is otherwise properly due and owing to any of the Purchasers or their respective Affiliates in accordance with the terms of this Agreement, the Sellers promptly shall remit, or cause to be remitted, such amount to the Purchasers.  Notwithstanding the foregoing, the parties to this Agreement agree that this Section 5.22 shall not cover or apply to any refunds related to Taxes, which are covered exclusively by the provisions set forth in Section 10.7.

Section 5.23                            Use of Name; Removal of Name from Signage. Each of the Purchasers acknowledges and agrees that the name “Petroleum Geo-Services” shall not be deemed a Purchased Asset and that the Sellers shall be permitted (but shall not be required), on or prior to the Closing, to cause each Purchased Entity to change its name such that the name “Petroleum Geo-Services” and any abbreviation or derivation thereof is not used in any such entity’s name.  Within 60 days following the Closing Date, the Purchasers shall (i) cause any Purchased Entity the name of which includes the name “Petroleum Geo-Services” and any abbreviation or derivation thereof to change its name to exclude the name “Petroleum Geo-Services” or any such abbreviation or derivation thereof, (ii) remove from any and all Purchased Assets or assets of Purchased Entities that carry the name “Petroleum Geo-Services” or any abbreviation or derivation thereof or any logos related thereto or signage used in the Business the name

“Petroleum Geo-Services,” any abbreviation or derivation thereof and any logos related thereto and (ii) dispose of any marketing or other materials used in the Business that use the name “Petroleum Geo-Services,” any abbreviation or derivation thereof and any logos related thereto.

Section 5.24                            Supplies; Email Addresses.

(a)                                  At any time after 45 days after the Closing Date, the Purchasers shall not use, and shall not permit their employees or controlled Affiliates to use, stationery, purchase order forms, labels, material safety data sheets, business cards or other similar paper goods or supplies that state or otherwise indicate thereon that the Business is a division or unit of PGS.

(b)                                 Within 45 days following the Closing Date, the Purchasers shall cause each of their employees, and any employees of any Affiliates of a Purchaser, to cease to use any email address, email signature or similar electronic media or information that includes the name “Petroleum Geo-Services” or any abbreviation or derivation thereof or that otherwise indicates that such individual may be an employee of PGS or one of its Affiliates.

Section 5.25                            Powers of Attorney.   At the Closing, the Sellers will deliver to the Purchasers a true, accurate, and complete list of the Persons holding any powers of attorney from any Purchased Entity or Subsidiary of a Purchased Entity as of the Closing Date (excluding any powers of attorney solely covering the authority to perform ministerial or clerical tasks for or on behalf of such Purchased Entity or Subsidiary of a Purchased Entity), and of the information that follows: (i) the name of the Purchased Entity or Subsidiary of a Purchased Entity that issued any such powers of attorney; (ii) the name of each Person holding such power of attorney from such Purchased Entity or Subsidiary of a Purchased Entity, (iii) the date such power of attorney was issued, and (iv) the jurisdiction where such power of attorney was issued.  In addition, Sellers will deliver true, correct, and complete copies of such all such powers of attorney contemporaneously with the Closing.

Section 5.26                            Financing of the Transaction.

(a)                                  Geokinetics shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on or prior to the Closing Date.

(b)                                 Without limiting the generality of paragraph (a) immediately above, Geokinetics shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Bridge Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; (iii) enforce its rights under the Commitment Letter; and (iv) consummate the Bridge Financing at or prior to Closing, provided that Geokinetics’ obligations to arrange and consummate the Bridge Financing shall be suspended and the Bridge Commitment may terminate, upon consummation by Geokinetics of the Financing.  Geokinetics shall not create, incur or suffer to exist any Lien (including any escrow arrangement) on any proceeds from the Financing that would materially delay or prevent consummation of the Transactions.  Without limiting the generality of the preceding sentence, if any such proceeds are subject to an escrow arrangement, Geokinetics shall cause such arrangement to be on commercially reasonable terms and otherwise to provide that (i) such arrangement shall not be terminated, nor the funds subject thereto be returned to the applicable investors or other Persons, prior to the Closing or the termination of this Agreement in accordance with its terms and (ii) prior to such termination of the escrow arrangement, a portion of such funds in an amount sufficient to pay the Cash Consideration portion of the Purchase Price shall not be used for any purpose other than to pay the Cash Consideration portion of the Purchase Price.  Geokinetics will furnish correct and complete copies of all definitive agreements relating to the Financing (including any escrow agreement) to the Sellers promptly upon their execution.

(c)                                  Geokinetics shall keep the Sellers informed with respect to all material activity concerning the status of the Financing, including activity contemplated by the Commitment Letter, and shall give the Sellers prompt notice of any material adverse change with respect to the Financing.  Without limiting the foregoing, Geokinetics agrees to notify the Sellers promptly, and in any event within two Business Days, if at any time (i) the Commitment Letter shall expire or be terminated, rescinded or withdrawn for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Geokinetics that such source no longer intends to provide financing to Geokinetics on the terms set forth therein, or (iii) for any reason Geokinetics no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms set forth in the Commitment Letter.  Geokinetics shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Sellers (which consent may be granted or withheld in the Sellers’ sole discretion), take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that breaches any representation or warranty contained in the Commitment Letter or any definitive agreement entered into in connection with the Financing, unless waived, or that prevents consummation of the Financing or delays the consummation of the Financing past the Termination Date, including the Bridge Financing contemplated by the Commitment Letter.  Geokinetics shall not (x) amend or alter, or agree to amend or alter, the Commitment Letter or (y) waive, or agree to waive, any provision in the Commitment Letter, in each case in any manner that would prevent or materially impair the consummation of Transactions, without the prior written consent of the Sellers (which consent may be granted or withheld in the Sellers’ sole discretion).

(d)                                 If any portion of the Bridge Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Geokinetics for any reason other than completion of a Financing other than the Bridge Financing, or if, after completion of a Financing other than the Bridge Financing, Geokinetics no longer has immediately available funds (including funds held in escrow pursuant to an arrangement satisfying the requirements of Section 5.26(b)) on or before the Closing Date in an amount exceeding the amount required to provide for all obligations of the Purchasers under this Agreement to pay the Cash Consideration portion of the Purchase Price, Geokinetics shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount equal to the amount required by the Financing (“Alternate Financing”) and to obtain, and, if obtained, will provide the Sellers with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Geokinetics than those included in the Commitment Letter (the “New Commitment Letter”).  To the extent applicable, Geokinetics shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; (iii) enforce its rights under the New Commitment Letter; and (iv) consummate the Alternate Financing at or prior to the Closing.  Geokinetics will furnish correct and complete copies of all such definitive documents to the Sellers promptly upon their execution.  In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Commitment Letter shall be deemed to refer to the New Commitment Letter, as applicable.

(e)                                  The Sellers agree to provide, and prior to the Closing Date will cause the Purchased Entities and each of their respective officers and employees to provide, reasonable cooperation in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof).  In furtherance of and not in limitation of the foregoing, the Sellers shall (i) cause the senior officers of the Business to be reasonably available, on reasonable advance notice, to Geokinetics and the financial institutions providing the Financing to participate in due diligence sessions and to participate in presentations (including any “road shows” or similar presentations) related with the Financing, (ii) assist in the preparation of one or more appropriate and customary offering documents and assisting Geokinetics and the financial institutions providing the Financing in preparing other appropriate and customary marketing materials, in each case to be used in connection with the Financing, and (iii) request the independent auditors with respect to the Business to prepare and deliver “comfort letters,” dated the date of each offering document used in connection with any transaction in connection with the Financing (with appropriate bring down comfort letters delivered on the closing date of the Financing), in compliance with professional standards and otherwise on terms reasonably acceptable to Geokinetics, as the case may be, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Capital Markets Financings; provided, however, that the Sellers shall be reimbursed promptly (and in any event within 10 Business Days of providing invoices to Geokinetics) by Geokinetics for all out-of-pocket expenses incurred by Sellers in connection with the foregoing.  Nothing contained in this Section 5.26 shall require (i) the Sellers or any senior officers of the Business to engage in any action that would interfere unreasonably with the business of the Sellers and their Subsidiaries or the Business or (ii) the Sellers or any of their respective Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing.  Geokinetics shall indemnify and hold harmless the Sellers and their respective Subsidiaries, officers, directors and other representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement and completion of the Financing and any information utilized in connection therewith except with respect to information in respect of the Business supplied by the Sellers and their respective Subsidiaries and representatives specifically for inclusion or incorporation by reference therein.

(f)                                    PGS shall ensure that the Supplied Information, as of the respective date of such Geokinetics Offering Document, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Supplied Information, in the light of the circumstances under which they were made, not misleading; provided, that such Supplied Information is included in such Geokinetics Offering Document in conformity with the Supplied Information as provided by PGS.  Geokinetics shall ensure that each Geokinetics Offering Document, as of the respective date of such Geokinetics Offering Document, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)                                 If requested by Purchasers, PGS will use its commercially reasonable efforts (i) to prepare, in accordance with GAAP, financial statements of the Business as of and for the year ended December 31, 2009 (the “PGS 2009 Audited Financial Statements”) and (ii) to cause KPMG to audit the PGS 2009 Audited Financial Statements in a manner consistent with the audit of the Business Financial Statements; provided, that Geokinetics shall pay all incremental costs and expenses of such audit (or a good faith estimate thereof), or shall reimburse PGS for such incremental costs and expenses (or estimate thereof), over the amount that PGS would have otherwise incurred by reason of the review of the accounts of the Business in having PGS’s 2009 consolidated financial statements audited under IFRS.  Notwithstanding anything to the contrary in the preceding sentence, PGS shall not be required to prepare, or cause to be prepared, the PGS 2009 Audited Financial Statements until such time as the IFRS audit of PGS’s consolidated financial statements as of and for the year ended December 31, 2009 has been completed.

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE PURCHASE

Section 6.1                                   The Closing.  The closing of the Transactions (“Closing”) shall be held at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010 at 10:00 a.m. Houston, Texas time on the second Business Day after the date on which all conditions set forth in this Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the parties hereto may mutually agree (“Closing Date”).

Section 6.2                                   Conditions to the Obligation of Each Party.  The respective obligations of each party to close the Transactions shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)                                  No judgment, injunction or Order shall be in effect that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction or Order).

(b)                                 The Share Consideration must have been approved and admitted for listing on the NYSE AMEX, subject to official notice of issuance.

(c)                                  Any applicable waiting periods and approvals applicable to the consummation of the Transactions under the Competition Laws of the jurisdictions described in Section 6.2(c) of the Seller Disclosure Schedule shall have expired, been terminated or been obtained, as applicable, in each case, without any conditions or terms that, individually or in the aggregate, would result in a material adverse effect on the business, assets or financial condition of Geokinetics and its Subsidiaries together with the Property taken as a whole as constituted after the Closing Date.  Any consents, approvals, permits and authorizations required to be obtained prior to the Closing Date under the Competition Laws of any jurisdiction other than as set forth in Section 6.2(c) of the Seller Disclosure Schedule shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply, individually or in the aggregate, would not result in a material adverse effect on the business, assets or financial condition of Geokinetics and its Subsidiaries together with the Property taken as a whole as constituted after the Closing Date.

Section 6.3                                   Conditions to the Obligations of Purchasers.  The obligation of each Purchaser to close the Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  Each Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of the Sellers contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct except to the extent that a failure to be true and correct would not, individually or in the aggregate, result in a Seller Material Adverse Effect, in each case as of the Effective Date and at and as of the Closing as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the Effective Date or some other date shall be determined as of such date, and Purchasers shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of PGS as to the satisfaction of this condition.

(b)           Each consent, waiver and approval set forth in Sections 2.3(b) or (c) of the Seller Disclosure Schedule and each consent, waiver and approval that would be required to be disclosed in such Sections of the Seller Disclosure Schedule dated as of the Closing Date, shall have been obtained, and Sellers shall have provided Purchasers with copies thereof.

Section 6.4            Conditions to the Obligations of Sellers.  The obligation of each Seller to close the Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  Geokinetics and each Purchaser shall have performed in all material respects its respective obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of Geokinetics and Purchasers contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct except to the extent that a failure to be true and correct would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect, in each case as of the Effective Date and at and as of the Closing Date as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the Effective Date or some other date shall be determined as of such date, and Sellers shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Geokinetics as to the satisfaction of this condition.

(b)                                 Each consent, waiver and approval set forth in Section 4.4(b) or (c) of the Purchaser Disclosure Schedule, and each consent, waiver and approval that would be requested to be disclosed in such Sections of the Purchaser Disclosure Schedule dated as of the Closing Date, shall have been obtained, and Geokinetics shall have provided Sellers with copies thereof.

Section 6.5            Deliveries at Closing.  At the Closing:

(a)                                  the Sellers will deliver to Purchasers:

(i)            as applicable for a particular Purchased Entity, certificates evidencing, or other indicia of ownership for, the Purchased Securities, which shall, as applicable under applicable Law of each jurisdiction where a Purchased Entity is organized, be duly endorsed in blank or in favor of the applicable Purchaser, such endorsement to be in form and content reasonably satisfactory to the Purchasers, a copy of the notation in the stock ledger book (Libro de Registro de Acciones) or, as applicable, accompanied by duly executed transfer powers;

(ii)           as applicable for a particular Purchased Entity, true, correct, and complete copies (certified by the notary public before which the documents were protocolized) of the duly convened and notified stockholders’ meeting approving the sale and containing a waiver of any preferential rights of purchase (or, to the extent allowed under the organizational documents of such Purchased Entity and applicable Law, of the unanimous consent of the shareholders in lieu of a formal meeting with the above-referenced content), all in form and content reasonably satisfactory to the Purchasers.  If applicable for a particular Purchased Entity, such copies must evidence that the shareholders’ meeting was protocolized before a notary public of the applicable jurisdiction, and that the protocolized shareholders’ meeting was registered or is in the process of registration with the applicable Governmental Authority (if so required under applicable Law to give effect to such meeting).

(iii)          the certificate contemplated by Section 6.3(a) (the “Seller Certificate”);

(iv)          copies of the consents, waivers and approvals contemplated by Section 6.3(b);

(v)           a counterpart of the Registration Rights Agreement, duly executed by or on behalf of each applicable Seller party thereto;

(vi)          a counterpart of the Transition Services Agreement, duly executed by or on behalf of each applicable Seller party thereto;

(vii)         a counterpart of the Assignment and Assumption Agreement, duly executed by or on behalf of each applicable Asset Seller party thereto;

(viii)        counterparts of any Additional Assignment and Assumption Documents, duly executed by or on behalf of each applicable Seller party thereto;

(ix)           a counterpart of the License Agreement, duly executed by or on behalf of each applicable Seller party thereto;

(x)            the books and records, excluding Tax Returns, of the Purchased Entities and their Subsidiaries to the extent not in the possession of the Purchased Entities or their Subsidiaries;

(xi)           the resignations contemplated by Section 5.18; and

(xii)          such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Agreement or as may reasonably be required to consummate the Transactions.

(b)                                 Purchasers will deliver to Sellers:

(i)            the Estimated Cash Consideration, payable in U.S. Dollars by wire transfer of immediately available funds;

(ii)           certificates representing the Share Consideration;

(iii)          the certificate contemplated by Section 6.4(a) (the “Purchaser Certificate”);

(iv)          copies of the consents, waivers and approvals contemplated by Section 6.4(b);

(v)           a counterpart of the Registration Rights Agreement, duly executed by Geokinetics and by the Series B Holders;

(vi)          a counterpart of the Transition Services Agreement, duly executed by or on behalf of each applicable Purchaser party thereto;

(vii)         a counterpart of the Assignment and Assumption Agreement, duly executed by or on behalf of each applicable Purchaser party thereto;

(viii)        counterparts of any Additional Assignment and Assumption Documents, duly executed by or on behalf of each applicable Purchaser party thereto;

(ix)           a counterpart of the License Agreement, duly executed by or on behalf of each applicable Purchaser party thereto;

(x)            a statement described in Treasury Regulation §1.897-2(h) to the effect that shares in Geokinetics do not constitute United States real property interests within the meaning of Section 897(c)(1) of the Code; and

(xi)           such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Agreement or as may reasonably be required to consummate the Transactions.

ARTICLE VII.

INDEMNIFICATION AND SURVIVAL

Section 7.1            Indemnification by Sellers.  Effective upon Closing, each Seller (the “Seller Indemnitors”), jointly and severally, shall indemnify, defend and hold harmless Geokinetics and Purchasers, their respective officers, directors, partners, employees, agents and representatives and any and all of Purchasers’ Affiliates (collectively, the “Purchaser Group”) from and against any and all claims, liabilities, suits, controversies, losses, costs and expenses (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of, resulting from or attributable to any of the following:  (a) any breach of any representation or warranty made by Sellers in Article II or Article III (other than Section 3.7) or the corresponding representations and warranties made by such Seller in its Seller Certificate, (b) any breach of any covenant made by Sellers set forth in this Agreement, (c) any Retained Liabilities, (d) any Unrelated Liabilities and (e) any Expenses the Sellers are obligated to pay under Section 5.5.  THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY FOR STRICT LIABILITY AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING CERCLA, TO THE EXTENT INCLUDED IN THE RETAINED LIABILITIES.

Section 7.2            Indemnification by Purchasers.  Effective upon the Closing, each of Geokinetics and the Purchasers (the “Purchaser Indemnitors”), jointly and severally, shall indemnify, defend and hold harmless the Sellers, their respective officers, directors, partners, employees, agents and representatives and any and all of the Sellers’ Affiliates, other than the Purchased Entities (collectively, the “Seller Group”) from and against any and all Losses to the extent arising out of, resulting from or attributable to any of the following:  (a) any breach of any representation or warranty made by Geokinetics or the Purchasers in Article IV (other than Section 4.11) or the corresponding representations and warranties made by Geokinetics or the Purchasers in the Purchaser Certificate; (b) any breach of any covenants made by Geokinetics or the Purchasers set forth in this Agreement; (c) the Assumed Liabilities and (d) any Expenses the Purchasers are obligated to pay under Section 5.5.

Section 7.3            Limits on Indemnification.

(a)                                  Deductible.

(i)            No Seller Indemnitor shall have any obligation or liability under Section 7.1(a) or Section 7.1(b) unless and until the aggregate amount of the Losses suffered by the Purchaser Group for which the Seller Indemnitors are obligated to indemnify the Purchaser Group under Section 7.1(a) or Section 7.1(b) exceeds $1,000,000 (the “Seller Deductible Amount”); provided, however, that once the amount of such Losses suffered exceeds the Seller Deductible Amount with respect to the Purchaser Group, as a whole, the Seller Indemnitors shall be obligated to indemnify the Purchaser Group only to the extent that such Losses exceed, and only in amounts that exceed, the Seller Deductible Amount.  The Seller Indemnitors’ obligation to pay Retained Liabilities and Unrelated Liabilities shall not be limited by this Section 7.3(a)(i).

(ii)           No Purchaser Indemnitor shall have any obligation or liability under Section 7.2(a) or Section 7.2(b) unless and until the aggregate amount of the Losses suffered by the Seller Group for which the Purchaser Indemnitors are obligated to indemnify the Seller Group under Section 7.2(a) or Section 7.2(b) exceeds $1,000,000 (the “Purchaser Deductible Amount”); provided, however, that once the amount of such Losses suffered exceeds the Purchaser Deductible Amount with respect to the Seller Group, as a whole, the Purchaser Indemnitors shall be obligated to indemnify the Seller Group only to the extent that such Losses exceed, and only in amounts that exceed, the Purchaser Deductible Amount.

(b)                                 Cap.

(i)            The Seller Indemnitors shall have no obligation or liability under Section 7.1(a) or Section 7.1(b) for Losses suffered by the Purchaser Group, in the aggregate, in excess of $20,000,000 (the “Seller Cap Amount”); provided, however, that the Seller Cap amount shall not apply in respect of any and all Losses to the extent arising out of, resulting from or attributable to a breach of the representations and warranties in Section 2.1, Section 2.2, and Section 3.24.  The Seller Indemnitors’ obligation to pay Retained Liabilities or Unrelated Liabilities shall not be limited by this Section 7.3(b)(i).

(ii)           The Purchaser Indemnitors shall have no obligation or liability under Section 7.2(a) or Section 7.2(b) for Losses suffered by the Seller Group, in the aggregate, in excess of $20,000,000 (the “Purchaser Cap Amount”); provided, however, that the Purchaser Cap amount shall not apply in respect of any and all Losses to the extent arising out of, resulting from or attributable to a breach of the representations and warranties in Section 4.1 and Section 4.3.  The Purchaser Indemnitors’ obligation to pay Assumed Liabilities shall not be limited by this Section 7.3(b)(ii).

(c)           The limits set forth in this Section 7.3 shall not apply to, or be affected by, amounts payable under Section 1.7.

Section 7.4            Intentionally Omitted.

Section 7.5            Indemnification Procedures.

(a)           If (i) a party entitled to indemnity pursuant to Sections 7.1 or 7.2 (an “Indemnitee”) believes in good faith that it has suffered or incurred a Loss that is subject to indemnification under this Article VII or elsewhere under this Agreement, or (ii) a claim (an “Indemnity Claim”) is asserted against an Indemnitee, then in each case the Indemnitee shall give the party that the Indemnitee reasonably believes owes an obligation of indemnity under this Article VII or elsewhere under this Agreement (such party, the “Indemnitor”) written notice of the underlying claim setting forth the particulars associated with the underlying claim (including a copy of the written underlying claim, if any) as then known by the Indemnitee (“Indemnity Claim Notice”).  The Indemnitee shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the Indemnitor a reasonable period in which to evaluate and timely respond to the underlying claim; provided, however, that (a) failure to do so shall not affect an Indemnitee’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice; and (b) the foregoing shall not extend the time period set forth in Sections 7.8 or 7.9 (as applicable to the claim), but if an Indemnity Claim Notice is given to an Indemnitor within the applicable time period (if any) with respect to such claim set forth in Article VII, such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 7.3 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.

(b)           Upon receipt of an Indemnity Claim Notice involving a claim by a Third Party (a “Third Party Claim”) for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 7.5 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects with such defense.  If any Third Party Claim involves a fact pattern wherein each party may have an obligation to indemnify the other party, each party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity.  In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 7.5, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee.  If the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the

Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that requires any action of the Indemnitee other than the payment of money (the payment of which is assume by Indemnitor) without the prior written consent of the Indemnitee (it being acknowledged and agreed that any such judgment or settlement may be rejected by the Indemnitee in its sole discretion if such judgment or settlement (1) does not fully release the Indemnitee as part of such judgment or settlement, or (2) imposes any obligation or restriction upon the Indemnitee, other than the payment of obligations that the Indemnitor assumes), and (iii) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor’s prior written consent.  If the Indemnitor fails to undertake timely the defense of a Third Party Claim, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings.  In such instances, the Indemnitee shall have full control of such defense and proceedings; provided that the Indemnitee shall not settle such Third Party Claim without the written consent of the Indemnitor.  The Indemnitor may participate in, but not control, any defense or settlement controlled by an Indemnitee pursuant to this Section 7.5, and the Indemnitor shall bear its own costs and expenses with respect to such participation.  Notwithstanding the other provisions of this Section 7.5, if the Indemnitor disputes its potential liability to the Indemnitee under this Section 7.5 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Section 7.5. The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel a reasonable opportunity to be present at conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons.

Section 7.6            Waiver of Certain Damages.  Each of the parties expressly waives and agrees not to, and to cause its Affiliates not to seek indirect, consequential, incidental, punitive (including multiple or treble damages) or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement or breach of this Agreement or the Transactions, except to the extent any party or its Affiliates suffers such damages (including costs of defense and reasonable attorneys fees incurred in connection with defending against such damages) to a Third Party in connection with a claim by a Third Party, which damages (including costs of defense and reasonable attorneys fees incurred in connection with defending against such damages) shall not be excluded by this provision as to the recovery hereunder.

Section 7.7            Exclusive Remedy.   If Closing occurs, the express indemnities set forth in this Article VII and elsewhere in this Agreement shall be the exclusive monetary remedies for the parties for the breach of any representation, warranty, covenant or agreement set forth in this Agreement and for any claim arising out of, resulting from or related to the Transactions, and each party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under statutes and claims available at common law or in equity.

Section 7.8            Survival of Representations and Warranties.

(a)           The representations and warranties of the Sellers contained in Sections 2.1, 2.2 and 3.24 shall survive the Closing.  The representations and warranties of the Sellers contained in all other sections of Articles II and III and the corresponding representations and warranties with respect to such sections made by the Sellers in the Seller Certificates shall survive the Closing until May 1, 2011.

(b)           The representations and warranties of Geokinetics and the Purchasers contained in Sections 4.1 and 4.3 shall survive the Closing.  The representations and warranties of Geokinetics and the Purchasers contained in all other sections of Article IV and the corresponding representations and warranties with respect to such sections made by Geokinetics and the Purchasers in the Purchaser Certificates shall survive the Closing until May 1, 2011.

Section 7.9            Survival of Covenants.  The covenants and agreements of Geokinetics, the Purchasers and the Sellers contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing for the time period(s) set forth in the respective Sections contained in this Agreement.  The post-closing covenants and agreements of Geokinetics, the Purchasers and the Sellers contained in this Agreement that are to be performed following the Closing shall survive Closing for the time period(s) set forth in the respective Sections contained in this Agreement.

Section 7.10         Expiration of Survival Period.  No party may bring a claim for indemnification pursuant to Article VII to the extent notice of such claim is received after the expiration of the survival periods set forth above with respect to the subject matter of such claim.

Section 7.11         No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, or (ii) being taken into account in determining any adjustment to the Cash Consideration pursuant to Section 1.6 and 1.7.

Section 7.12         As Is and Where Is.  EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE II OR ARTICLE III OF THIS AGREEMENT, ALL OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES SHALL BE CONVEYED “AS IS” AND “WHERE IS” IN THEIR CONDITION ON THE CLOSING DATE, WITH ALL FAULTS ACCEPTED BY THE PURCHASERS, AND NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE OF VALUE, DESIGN, OPERATION, PHYSICAL CONDITION, PERFORMANCE, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, USE OR ANY PARTICULAR TRADE, SHALL EXTEND TO THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ANY SUCH REPRESENTATIONS AND WARRANTIES.  THE PURCHASERS ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT ENTERED INTO THIS AGREEMENT IN RELIANCE UPON ANY SUCH REPRESENTATIONS OR WARRANTIES, AND HEREBY

WAIVE AS AGAINST THE SELLERS ALL WARRANTIES OR REMEDIES OR LIABILITIES WITH RESPECT THERETO ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLERS HEREBY DISCLAIM, AND THE PURCHASERS HEREBY RELEASE THE SELLERS FROM AND WAIVE, ALL LIABILITIES (ACCRUED OR UNACCRUED, ABSOLUTE OR CONTINGENT, KNOWN OR UNKNOWN OR OTHERWISE) IN RESPECT OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OF THE SELLER OR WHETHER ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE.

ARTICLE VIII.

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated and the Transactions may be abandoned prior to the Closing by:

(a)           mutual written consent of PGS and Geokinetics; or

(b)           PGS or Geokinetics if the Closing shall not have occurred on or before February 15, 2010 (the “Termination Date”); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

Section 8.2            Liability Upon Termination.  If the obligation to close the Transactions is terminated pursuant to any provision of Section 8.1, then, except as provided in Sections 5.5 and 5.7, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the breach by a party of any of its representations, warranties, covenants or agreements hereunder.

ARTICLE IX.

DEFINED TERMS

Section 9.1            Defined Terms.  The following terms which are capitalized and used in this Agreement have the meanings set forth below:

“Accounts Receivable” means the rights of the Business Owning Entities (but solely with respect to their conduct of the Business) to payment for services rendered and all other amounts that would be classified as an account receivable on the asset side of a balance sheet of the Business prepared in accordance with GAAP; provided that “Accounts Receivable” shall not include (i) any rights of the Business Owning Entities to payment from any Affiliate of PGS, or (ii) any rights to payment or accounts receivable that are included in Excluded Assets, including any such rights or accounts receivable relating to the Marsh Island Legal Proceeding.

“Ancillary Agreements” means the following agreements: the Assignment and Assumption Agreement, any Additional Assignment and Assumption Documents, the Registration Rights Agreement, the Series B Agreement, the Transition Services Agreement and the License Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Additional Assignment and Assumption Documents” means any bills of sale, deeds, assignments and other instruments and documents providing for the conveyance, assignment and transfer of any particular Purchased Asset by an Asset Seller and the assumption of the Assumed Liabilities by the Purchasers, in each case as may be required under applicable Law of each jurisdiction in which such Purchased Asset is located or where any applicable Asset Seller or Purchaser is formed, which Additional Assignment and Assumption Documents shall be in such forms as the parties shall agree, acting reasonably, and shall not have any terms or provisions inconsistent with this Agreement or the Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” means the General Assignment, Bill of Sale, Conveyance and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Bridge Financing” means the bridge loan facility contemplated by the Commitment Letter between Geokinetics and Royal Bank of Canada, dated December 2, 2009.

“Business” means PGS’s onshore business segment, including its Multi-Client Library relating thereto but excluding any data processing operations, including those data processing operations used to process geophysical data acquired by the Business.

“Business Day” means any day that is not a Saturday, Sunday or a day that banks in the Kingdom of Norway or the States of Texas or New York are authorized or required by Law to be closed.

“Business Employee” means (i) an individual who is employed by a Business Owning Entity prior to the Closing Date and who thereafter remains or becomes an employee of Geokinetics or a Subsidiary of Geokinetics or (ii) any Affiliate Employee who becomes a Transferred Employee as of the Closing.

“Business Owning Entity” means each Purchased Entity, each Subsidiary of a Purchased Entity and each Asset Seller; provided, however, that with respect to each Asset Seller, only to the extent that such Asset Seller owns Purchased Assets and conducts a portion of the Business.

“Capital Markets Financings” means the issuance by Geokinetics of its debt securities and or capital stock in one or more private placements or public offerings during the period between the Effective Date and the Closing Date.

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person prepared under GAAP.

“Cash Consideration” means an amount equal to $210 million: (a) plus the excess, if any, of Final Net Working Capital over Target Working Capital, (b) less the excess, if any, of Target Working Capital over Final Net Working Capital, (c) less Final Funded Indebtedness and (d) less the Value of the Share Consideration.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 41 USC Section 9601 et seq.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that executed letter, together with all agreements, arrangements or undertakings related thereto and all schedules, annexes, exhibits and other attachments thereto (except that amounts of fees payable under documents relating solely to fee arrangements in connection therewith may be redacted), a copy of which has been provided to PGS on or prior to the Effective Date, by which Royal Bank of Canada commits to provide to Geokinetics a commitment to extend the Bridge Financing to Geokinetics.

“Contract” means any mortgage, indenture, agreement, contract, commitment, lease, plan, license, third-party permit, authorization or other instrument, document, arrangement or understanding, written or unwritten.

“Current Assets” means, without duplication, all cash and cash equivalents and all restricted cash (to the extent such cash, cash equivalents and restricted cash are not Excluded Assets), all Accounts Receivable (without regard to any allowance for doubtful accounts), Inventories (without regard to any reserves) and prepaid and other current assets of the Business Owning Entities reflected on the Final Closing Balance Sheet (but with respect to any Asset Seller, only with respect to its ownership of Purchased Assets or conduct of the Business), but excluding (i) (without duplication) all Subject Assets, (ii) all Deferred Tax Assets and (iii) all accrued Tax assets that are related to Income Taxes other than payroll taxes (including, but not limited to, the “income tax receivable” and “paid foreign tax and withholding tax” in the “Other current assets” category on the Final Closing Balance Sheet).

“Current Liabilities” means, without duplication, all accounts payable, accrued expenses and other short-term liabilities of the Business Owning Entities relating to the conduct of the Business (but with respect to any Asset Seller, only with respect to its ownership of Purchased Assets or conduct of the Business), and excluding: (a) any portion of Current Liabilities that are included in Funded Indebtedness and (b) all Income Taxes Payable and Deferred Tax Liabilities.  For the avoidance of doubt, Current Liabilities shall not include any liabilities or accrued expenses associated with (i) any Retained Liability or Unrelated Liability, or (ii) any liabilities or accrued expenses that either (A) are associated with any Contract or Plan that will not be binding on any Purchased Entity or the Property following the Closing, or (B) will be assumed at or prior to Closing by PGS or an Affiliate of PGS (other than the Purchased Entities or any Subsidiary of a Purchased Entity), including liabilities or accruals under the PGS Retention Bonus Plans, Executive Retention Bonus Plans, 2009 Bonus Plan, 2008 Deferred Bonus Arrangement, any stock option plan or any other incentive or retention arrangement in respect of any Affiliate Employee who does not become a Transferred Employee as of Closing.

“Customary Post-Closing Consents” means approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Closing Date in connection with transactions of the same nature as are contemplated by this Agreement.

“Debt,” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Business Owning Entities (but solely with respect to their conduct of the Business), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Business Owning Entities (but solely with respect to their conduct of the Business) for the payment of the purchase price of property or assets purchased, (c) all obligations of the Business Owning Entities (but solely with respect to their conduct of the Business) to pay rent or other payment amounts under a Capitalized Lease Obligation, as determined under GAAP, (d) any outstanding reimbursement obligation of the Business Owning Entities (but solely with respect to their conduct of the Business) with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Business Owning Entities (but solely with respect to their conduct of the Business), (e) any outstanding payment obligation of the Business Owning Entities (but solely with respect to their conduct of the Business) under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Business Owning Entities (but solely with respect to their conduct of the Business), whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Business Owning Entities (but solely with respect to their conduct of the Business) in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the Transactions regardless if any of such are actually paid.

“Due Date” means, with respect to any Tax Return or the payment of any Taxes, the date such Tax Return is required to be filed or the date such payment is required to be made (in each case, taking into account any valid extensions).

“Enforceability Exception” means the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws in effect as of or after the Closing relating to or affecting the rights of creditors and of general principles of equity.

“Environmental Law” means all Laws relating to: (i) the protection of public health, welfare, the environment or natural resources, including ambient air, indoor air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation; (ii) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, presence, testing, discharging or handling of chemicals, hazardous substances (as that term is defined by CERCLA), petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, synthetic gas, waste materials and other hazardous materials; (iii) the release, reporting, investigation or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, synthetic gas, or other hazardous materials; or (iv) the protection of threatened or endangered species.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash Consideration” means an amount equal to $210 million: (a) (i) plus the amount by which Estimated Net Working Capital exceeds Target Net Working Capital or (ii) less the amount by which Target Working Capital exceeds Estimated Net Working Capital; (b) minus Estimated Funded Indebtedness and (c) less the Value of the Share Consideration.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Balance Sheet” means the Preliminary Closing Balance Sheet that has become final and binding pursuant to Section 1.6(c)(ii) or 1.6(d).

“Final Funded Indebtedness” means the Funded Indebtedness calculated based upon the Final Closing Balance Sheet.

“Final Net Working Capital” means the Net Working Capital calculated based upon the Final Closing Balance Sheet.

“Financing” means the Bridge Financing, or any additional or alternative financing arrangements, including sales of common or preferred equity, notes, loan agreements, joint ventures or asset sales, the net proceeds of which are the same as contemplated by the Commitment Letter for the Bridge Financing.

“Funded Indebtedness” means, as of any date, without duplication, (a) the outstanding principal amount of accrued and unpaid interest on and other payment obligations (including premiums, fees, expenses and bank overdrafts) arising under any obligations of the Business Owning Entities (but solely with respect to their conduct of the Business) of the Purchased Entities consisting of (i) Debt for borrowed money or Debt issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables or undrawn letters of credit), or (ii) Debt evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (b) all Capitalized Lease Obligations of the Business Owning Entities (but solely with respect to their conduct of the Business) and (c) all other obligations that are required to be shown as indebtedness on a balance sheet of the Business prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States.

“Geokinetics Common Stock Price” means $12.11.

“Geokinetics Group” means the affiliated group of corporations of which Geokinetics is the common parent.

“Geokinetics Offering Documents” means, with respect to any Capital Markets Financing, any prospectus, prospectus supplement (whether in preliminary or final form), any “free writing prospectus” (as defined in Rule 405 of the Securities Act) related thereto, any offering memorandum, offering circular, private placement memorandum or similar document (whether in preliminary or final form) and any other supplemental or additional information delivered to investors in connection with such Capital Markets Financing, and (iii) in the case of both (i) and (ii) above, the documents incorporated by reference into each such referenced document, or deemed to be incorporated by reference therein, including Geokinetics’ most recent Annual Report on Form 10-K and all subsequent documents filed with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, on or prior to the date of each such document.

“Geokinetics SEC Reports” means each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by Geokinetics with the SEC since January 1, 2006 under the Securities Act or the Exchange Act.

“Governmental Authority” means any supranational, multi-national, national, state, municipal, local, quasi-governmental body, any legislature, instrumentality, subdivision, court, administrative agency, bureau, branch, department, division, commission, tribunal, magistrate, justice or commission thereof or other local or foreign governmental authority.

“Hazardous Materials” means any material regulated because of its effect or potential effect on public health and the environment including (i) any substance, waste or material that is regulated as a hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, restricted hazardous waste, contaminant, hazardous constituent, solid waste, special waste or pollutant pursuant to any Environmental Law, or (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated byphenyls (PCBs) or any radioactive substance, waste or material.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the accounting standards, principles and interpretations adopted by the International Accounting Standards Board.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income, gains or profits  (but not including sales, value added, use, excise, real or personal property, transfer (including real property transfer or gains) or other similar Taxes); and (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be imposed, measured by, or calculated with respect to, is described in clause (i) above.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade names, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, improvements, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works and causes of action relating to any of the foregoing.

“Interim Financing” means any sales of common or preferred equity, notes, loan agreements, joint ventures or asset sales during the period between the Effective Date and the Closing, the net proceeds of which are used to fund working capital requirements of Geokinetics or otherwise to fund the operations of Geokinetics.

“Inventory” means, all parts, raw materials, work-in-process, finished goods, supplies and other items related to the sale of services and products by the Business Owning Entities (but solely with respect to their conduct of the Business), and all other items that would be classified as inventory on a balance sheet of the Business prepared in accordance with GAAP, but excluding all Excluded Assets.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended or replaced.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding, at law, in equity or otherwise, or by or before any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” means the License Agreement substantially in the form attached hereto as Exhibit C.

“Liens” means all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

“Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that has, or would be reasonably expected to result in a material adverse effect on the business, assets, properties, liabilities or obligations, results of operations or financial condition of the

Person and its Subsidiaries, taken as a whole; provided, that, solely with respect to the references to Seller Material Adverse Effect or Purchaser Material Adverse Effect in Sections 3.6 and 4.8 (including any bring down of the representations and warranties in those sections as of the Closing for purposes of Sections 6.3(a) and 6.4(a)) and 5.15, none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect pursuant to such sections: (i) any change or effect resulting from changes in general economic, regulatory, political, financial market or business conditions, (ii) any outbreak, continuation or escalation of hostilities or war (including acts of terrorism), natural disasters, weather, meteorological events or other force majeure events, in each case in the United States, Mexico or elsewhere, (iii) any change or effect that affects the onshore geophysical service sector (including the onshore acquisition of geophysical data and the processing of such data) generally (including changes in oil and gas commodity prices, general market prices and regulatory changes affecting the geophysical service sector (including the onshore acquisition of geophysical data and the processing of such data) generally), (iv) any failure by such Person to meet any published or internally prepared estimates of revenues, earnings, cash flow or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by such Person or otherwise) (unless due to a circumstance which would separately constitute a Material Adverse Effect), (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any Governmental Authority, (vi) any changes in GAAP, IFRS or any other applicable accounting standards or any interpretations thereof, (vii) any change or effect resulting from the announcement, pendency or consummation of this Agreement or the Transactions (including any cancellations of or delays in customer orders or other decreases in customer demand, any reduction in revenues, any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions) or any actions taken by such Person or its Subsidiaries or Affiliates in compliance with the terms of this Agreement, (viii) any changes in foreign currency exchange rates; (ix) the bankruptcy, insolvency or other financial distress of any customers of such Person or its Subsidiaries, (x) the failure by a party to or bound by this Agreement to take any action as a result of any restrictions or prohibitions contained in this Agreement or any Ancillary Agreement with respect to which the other parties have refused, following a request by the first party, to provide a waiver or consent in a timely manner or at all, or (xi) any change in the market price of the equity shares of such Person.

“Multi-Client Library” means all onshore (which may include contiguous offshore and transition zone areas of 2D data in the Gulf of Mexico) 2D and 3D seismic data for the contiguous 48 United States, Alaska and Canada contained in the multi-client seismic library used and/or offered to customers by the Purchased Entities, including approximately 644 linear miles of 2D seismic data in the United States, additional 2D data in Canada and approximately 4,937 square miles of 3D seismic data overall in North America plus any additions to such library between the Effective Date and the Closing Date.

“Net Working Capital” means for any date of determination, without duplication, the aggregate of the following:

(a)           for each Asset Seller,

(i)            the Current Assets of such Asset Seller to the extent acquired by a Purchaser; less

(ii)           the Current Liabilities of such Asset Seller to the extent such Current Liabilities constitute Assumed Liabilities;

(b)           plus, to the extent positive, and less (to the extent negative) for each Purchased Entity, the Current Assets of such Entity minus the Current Liabilities of such Entity;

in each case, as calculated in accordance with GAAP on a basis consistent with the preparation of the Business Financial Statements.  For clarification purposes, Section 1.6 of the Seller Disclosure Schedule provides an illustration of the calculation of Net Working Capital as of September 30, 2009, including all adjustments indicated in the definitions of Current Assets and Current Liabilities.

“Non-Income Tax” means any Tax other than an Income Tax.

“Order” means any order, ruling, decision, verdict, decree, mandate or other similar determined issued by or under the supervision of a Governmental Authority of competent jurisdiction or arbitrator.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PGS Group” means the affiliated group of corporations of which Petroleum Geo-Services, Inc. is the common parent.

“Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.

“Permitted Liens” means (i) Liens, if any, created or permitted to be imposed by the Purchasers, (ii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not yet due and payable, that are being contested in good faith through appropriate proceedings or that may thereafter be paid without penalty, (v) with respect to each Capitalized Lease Obligation, the interest of the lessor thereunder, (vi) any Liens to be released on or prior to the Closing Date, and (vii) other imperfections of title, licenses or other Liens, if any, that do not materially and adversely affect the value of the Purchased Assets to which they relate and do not materially interfere with the current use of the Purchased Assets to which they relate as of the Effective Date.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

“Plan” means every plan, fund, Contract, program and arrangement for the benefit of present or former employees or other service providers or their respective spouses, dependents or beneficiaries including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation, paid time-off or holiday benefits (whether or not defined in Section 3(3) of ERISA), (x) that is adopted, maintained or contributed to by any Purchased Entity or Purchased Entity ERISA Affiliate, (y) that any Purchased Entity or Purchased Entity ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future.  Plan does not include any arrangement that has been terminated and completely wound up prior to the Effective Date and for which no Purchased Entity or Purchased Entity ERISA Affiliate has any present or potential Liability.

“Purchased Entity ERISA Affiliate” means any trade or business, whether or not incorporated, which together with any Purchased Entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Purchased Entity Plans” means each Plan that is sponsored by a Purchased Entity as the designated plan sponsor under such Plan.

“Purchaser” and “Purchasers” have the meanings set forth in the preamble to this Agreement.

“Purchaser Disclosure Schedule” means the disclosure letter delivered by Geokinetics to Sellers contemporaneously with the execution of this Agreement.

“Purchaser ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Geokinetics would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Purchaser Material Adverse Effect” means (i) a Material Adverse Effect on Geokinetics and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Purchasers to perform in a timely manner their respective obligations under this Agreement or consummate the Transactions.

“Purchaser Plans” means every plan, fund, Contract, program and arrangement for the benefit of present or former employees or other service providers or their respective spouses, dependents or beneficiaries, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (x) that is maintained or contributed to by Geokinetics or any Purchaser ERISA Affiliate, (y) that Geokinetics or any Purchaser ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future.  Plan does not include any arrangement that has been terminated and completely wound up prior to the Effective Date and for which Geokinetics or any Purchaser ERISA Affiliate has any present or potential Liability.

“Purchaser Tax Representative” means Geokinetics.

“Purchasers’ Knowledge” or words to such effect means the actual knowledge of the executive officers of Geokinetics listed in Section 9.1 of the Purchasers Disclosure Schedule after due inquiry by one or more of such executive officers of appropriate personnel of the business of Geokinetics and its Subsidiaries.

“Registration Rights Agreement” a registration rights agreement in a form mutually agreed by and among the Series B Holders, PGS and Geokinetics in accordance with the Agreement Regarding Registration Rights dated as of the date hereof among Geokinetics, PGS and certain Series B Holders.

“SEC” means the U.S. Securities and Exchange Commission and any successor thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedule” means the disclosure letter delivered by PGS and the Sellers to Purchasers contemporaneously with the execution of this Agreement.

“Seller Material Adverse Effect” means (i) a Material Adverse Effect on the Business Owning Entities, taken as a whole, but solely with respect to the Business, or (ii) a material adverse effect on the ability of the Sellers to perform in a timely manner their respective obligations under this Agreement or consummate the Transactions.

“Seller Tax Representative” means PGS.

“Sellers’ Knowledge” or words to such effect means the actual knowledge of the executive officers of the Business listed in Section 9.1 of the Seller Disclosure Schedule after due inquiry by one or more of such executive officers of appropriate personnel of the Business.

“Series B Holders” means each of Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., Levant America S.A. and their respective Affiliates that own or may be deemed to beneficially own Series B Preferred Stock.

“Share Consideration” means a number of fully paid and non-assessable shares (rounded to the nearest whole share) of Geokinetics Common Stock equal to the lesser of (i) $50 million divided by the Geokinetics Common Stock Price and (ii) 19.9% of the number of shares of Geokinetics Common Stock outstanding on the Effective Date.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

“Target Net Working Capital” means an amount equal to $37.5 million.

“Tax Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the imposition, collection or administration of any Taxes.

“Tax Election” means any election, including any schedule or attachment thereto, made with respect to Taxes.

“Tax Item” means, with respect to Taxes, any item of income, gain, deduction, loss or credit or other Tax attribute.

“Tax Representatives” means the Seller Tax Representative and the Purchaser Tax Representative.

“Tax Returns” means all Federal, state, local and foreign returns, declarations, statements, reports, forms and information returns, including any schedule or attachment thereto and any amendment thereof, relating to Taxes.

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes, imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties. Taxes includes all Income Taxes and Non-Income Taxes, but excludes Transfer Taxes and Value Added Tax.

“Transactions” shall mean the transactions contemplated by this Agreement and by the Ancillary Agreements.

“Transfer Taxes” means any and all transfer, documentary, stamp duty, sales, use, registration, and other similar taxes (including all applicable real estate transfer taxes) imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties, other than Value Added Tax, resulting directly from the sale and transfer by the Sellers to the Purchasers of the Purchased Assets or the Purchased Securities or the issuance of the Share Consideration; provided, however, that any Value Added Tax that is not recoverable by the Purchasers (whether by payment, credit, offset or otherwise) shall be treated as a Transfer Tax for all purposes of this Agreement.

“Transition Services Agreement” means a transition services agreement substantially in the form attached hereto as Exhibit B.

“Unrelated Liability” means any Liability of a Business Owning Entity that does not arise primarily out of the conduct of the Business, including all Liabilities arising out of or attributable to (i) the Subject Assets or (ii) the transfer of the Subject Assets out of a Purchased Entity or a Subsidiary of a Purchased Entity.

“Value Added Tax” or “VAT” means any value added tax, goods and services tax or similar recoverable indirect tax imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties resulting directly from the sale and transfer by the Sellers to the Purchasers of the Purchased Assets or the Purchased Securities, the issuance of the Share Consideration or any other sale or transfer directly resulting from this Agreement but not from other transactions, including any prior transaction of the Sellers, the Purchased Entities or their Subsidiaries.

“Value of the Share Consideration” shall mean the lesser of (i) $50 million and (ii) 19.9% of the number of shares of Geokinetics Common Stock outstanding on the Effective Date; provided, that the calculation described in (ii) above shall be based on the number of shares of Geokinetics Common Stock outstanding on the Closing Date if the NYSE AMEX permits such calculation without the need for a vote of the stockholders of Geokinetics and such number of shares is greater than the number of shares calculated as of the Effective Date.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988.

In addition, the following terms capitalized and used in this Agreement are defined in the sections set forth below:

2008 Bonus Arrangement	Section 5.14(a)
2009 Bonus Plan	Section 5.14(a)
2009 Geokinetics SEC Reports	Section 4.14
Agreement	Preamble
Alternate Financing	Section 5.26(d)
Affiliate Employees	Section 5.14(b)
Asset Seller	Recitals
Assumed Liabilities	Section 1.5(a)
Auditors	Section 1.6(d)
Bankruptcy Code	Section 4.24
Breaching Party	Section 7.4(b)
Business Financial Statements	Section 3.4
Closing	Section 6.1
Closing Date	Section 6.1
Competition Laws	Section 5.9
Confidentiality Agreement	Section 5.3
Director nominees	Section 5.11(a)

Disputed Item	Section 1.6(d)
Effective Date	Preamble
Estimated Net Working Capital	Section 1.4
Estimated Funded Indebtedness	Section 1.4
Expenses	Section 5.5(b)
Excluded Assets	Section 1.2
FCPA	Section 3.11
Final Allocation Schedule	Section 11.17(b)
Geokinetics	Preamble
Geokinetics Accountants	Section 1.6(b)
Geokinetics Balance Sheet	Section 4.7
Geokinetics Common Stock	Section 4.2(a)
Geokinetics Financial Statements	Section 4.6
Indemnity Claim	Section 7.5(a)
Indemnity Claim Notice	Section 7.5(a)
Indemnitee	Section 7.5(a)
Indemnitor	Section 7.5(a)
Intellectual Property Rights	Section 4.12
Investment Company Act	Section 4.16
Knowledge Party	Section 7.4(b)
Losses	Section 7.1
Most Recent Business Balance Sheet	Section 3.4
New Commitment Letter	Section 5.26(d)
Objection Notice	Section 1.6(c)
Objection Period	Section 1.6(c)
PCB	Section 3.10(f)
PGS	Preamble
PGS 2009 Audited Financial Statements	Section 5.26(g)
Payor	Section 10.2(f)
Payor Portion	Section 10.2(f)
Personal Property	Section 1.1(b)
Preemptive Notice Period	Section 5.12(b)
Preliminary Closing Balance Sheet	Section 1.6(a)
Preparer	Section 10.2(f)
privilege period	Section 10.1(d)
Proceeding Notice	Section 10.3
Property	Section 1.1
Purchase Price	Section 1.3
Purchased Assets	Section 1.1
Purchased Common Stock	Section 3.24
Purchased Entity	Recitals
Purchased Entity Plans	Section 3.9(b)
Purchased Securities	Recitals
Purchaser	Preamble
Purchaser Cap Amount	Section 7.3(b)(ii)
Purchaser Certificate	Section 6.5(b)(iii)

Purchaser Deductible Amount	Section 7.3(a)(ii)
Purchaser Due Diligence Information	Section 3.28(a)
Purchaser Group	Section 7.1
Purchaser Indemnitors	Section 7.2
Purchaser Representatives	Section 3.28(a)
Purchaser Tax Benefit	Section 10.9
Qualifying Officer	Section 5.14(b)
Real Property	Section 1.1(a)
Recipient	Section 10.3
Representative	Section 5.3
Retained Liabilities	Section 1.5(b)
Retention Bonus Plans	Section 5.14(a)
Securities Seller	Recitals
Seller	Preamble
Seller Cap Amount	Section 7.3(b)(i)
Seller Certificate	Section 6.5(a)(iii)
Seller Deductible Amount	Section 7.3(a)(i)
Seller Due Diligence Information	Section 4.28
Seller Group	Section 7.2
Seller Indemnitors	Section 7.1
Seller Representatives	Section 3.28(a)
Seller Tax Detriment	Section 10.9
Separate Company Tax Return	Section 10.2(d)
Series B Agreement	Section 11.16
Series B Preferred Stock	Section 4.2(a)
Series B-1 Preferred Stock	Section 4.2(a)
Subject Assets	Section 5.20(b)
Supplied Information	Section 3.26
Support Employees	Section 5.14(b)
Tax Audit	Section 10.3
Termination Date	Section 8.1(b)
Third Party Claim	Section 7.5(b)
Transferred Employees	Section 5.14(b)
UFTA	Section 4.24
Welfare Benefits	Section 5.14(e)

ARTICLE X.
TAX MATTERS

Section 10.1         Tax Indemnifications.

(a)           The Sellers shall jointly and severally indemnify the Purchasers from, against and in respect of (A) any Taxes that are imposed on or with respect to the Purchased Assets or any Purchased Entity or any of its Subsidiaries and are payable after the Closing Date with respect to any taxable period, or portion thereof, ending on or before the Closing Date, including, without limitation, Income Taxes attributable to the sales of Purchased Assets and Purchased Securities described in this Agreement, any Taxes for which any

Purchased Entity or any of its Subsidiaries is or may be or become severally liable under Treasury Regulation §1.1502-6 or 1.1502-78(b)(2) (or any similar provision under any applicable foreign, state or local Law) by reason of its having been a member of the PGS Group or any other affiliated, combined, consolidated or unitary group or other Tax grouping (other than such a group or grouping that includes the Purchasers or any of their Affiliates) on or before the Closing Date, and any Mexican Income Taxes that are imposed on PGS Mexicana S.A. de C.V. that are payable after the Closing Date with respect to any taxable period, or portion thereof, ending on or before the Closing Date as a result of certain damages payments made by PGS Mexicana S.A. de C.V. that are currently under dispute with the Mexican Tax Authority or items that are similar to such payments, and excluding (i) any Taxes arising from an event that is not in the ordinary course of business and that occurs on the Closing Date but after the Closing as a result of any action taken by the Purchasers or their Affiliates and (ii) any Taxes that are taken into account in determining Current Liabilities, (B) any Transfer Taxes for which Sellers are liable under Section 10.4 of this Agreement and (C) any breach of a representation or warranty contained in Section 3.7 or any breach or violation of any provision in this Article X.

(b)           The Purchasers shall jointly and severally indemnify the Sellers from, against and in respect of (A) any Taxes that are imposed on or with respect to the Purchased Assets or any Purchased Entity or any Subsidiary thereof with respect to any taxable period, or portion thereof, beginning after the Closing Date, (B) any Taxes arising from an event that is not in the ordinary course of business and that occurs on the Closing Date but after the Closing as a result of any action taken by the Purchasers or their Affiliates, (C) any Taxes that are actually paid by the Sellers or their Affiliates (other than the Purchased Entities or their Subsidiaries) that are taken into account in determining Current Liabilities, (D) any Transfer Taxes for which the Purchasers are liable under Section 10.4 and (E) any breach of a representation or warranty contained in Section 4.15 or any breach or violation of any provision in this Article X.

(c)           To the extent permitted by Law, the taxable periods of the Business Owning Entities shall end at the close of business on the Closing Date.  Whenever it is necessary to determine the liability for Taxes of the Business Owning Entities for a portion of a taxable year or period that begins on or before and ends after the Closing Date, the determination of the Taxes for the portion of the taxable year or period ending on, and the portion of the taxable year or period beginning after, the Closing Date shall be determined by an interim closing of the books by assuming that the taxable year or period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.  With regard to ad valorem, property or similar Taxes, the total amount of such Taxes allocable to the Sellers shall be the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to the Closing Date and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocated to Purchasers.

(d)             For purposes of this Agreement, in the case of the Texas franchise tax or any other Tax that is (i) paid for the privilege of doing business during a period (a “privilege period”) and (ii) computed based on business activity occurring during an accounting period ending prior to the privilege period (including, for Texas franchise tax purposes, the accounting periods prescribed by Texas Tax Code Section 171.1532), any reference to a “taxable period,” “taxable year” or “annual period” shall mean such accounting period and not the privilege period.

Section 10.2         Tax Returns.

(a)             Petroleum Geo-Services, Inc. shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined, unitary or similar income Tax Returns, if any) of the PGS Group all Tax Items of PGS Onshore, Inc. through the Closing Date that are required to be included therein and shall cause such Tax Returns to be properly filed on or before the Due Date and shall timely and properly pay any Taxes shown to be due on such Tax Returns.  For purposes of such Tax Returns, the Tax Items of PGS Onshore, Inc. will, to the extent permitted by Law, be allocated to the period up to and including the Closing Date and the period after the Closing Date by closing the books of PGS Onshore, Inc. as of the end of the Closing Date.

(b)             The Sellers shall prepare, or cause to be prepared, and properly file or cause to be properly filed when due all Tax Returns with respect to the Purchased Entities and their Subsidiaries, other than the Tax Returns described in Section 10.2(a) and Tax Returns of PGS Mexicana, S.A. de C.V. and PGS Administración y Servicios S.A. de C.V., that are required to be filed after the Closing Date for the 2009 calendar year, and shall timely and properly pay any Taxes shown to be due on such Tax Returns.

(c)             The Purchasers shall prepare, or cause to be prepared, and properly file or cause to be properly filed when due all Tax Returns with respect to the Purchased Entities and their Subsidiaries, other than the Tax Returns described in Section 10.2(a) and Section 10.2(b), that are required to be filed after the Closing Date and shall timely and properly pay any Taxes shown to be due on such Tax Returns.

(d)             Except as required by Law, without the prior written consent of the Purchaser Tax Representative (which consent shall not be unreasonably withheld), all Tax Returns that are prepared by the Sellers pursuant to Section 10.2(b), and the portion of any Tax Return described in Section 10.2(a) relating exclusively to PGS Onshore, Inc. (a “Separate Company Tax Return”), shall be prepared on a basis consistent with prior periods and none of the Purchased Entities or their Subsidiaries shall make or change any election, adopt or change an annual accounting period, change any accounting method, or file any amended Tax Return if such change or amendment would have the effect of increasing the Tax liability of the Purchased Entities for any taxable period, or portion thereof, beginning after the Closing Date.

(e)           The Sellers and Purchasers shall cooperate with each other and shall make available all necessary records and timely take all action necessary to allow each party to prepare and file any Tax Return described in this Section 10.2.

(f)            If any of the Purchasers or the Sellers may be liable for any portion of the Tax payable in connection with any Tax Return to be filed by the other, the Tax Representative of the party responsible under this Agreement for filing such Tax Return (the “Preparer”) shall prepare and deliver to the Tax Representative of the other party (the “Payor”) not later than 14 days before the Due Date a draft of such Tax Return (or, in the case of a Tax Return described in Section 10.2(a), the Separate Company Tax Return), any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such Tax Return or Separate Company Tax Return for which the Payor is or may be liable under this Agreement and a statement setting forth in reasonable detail the amount of Taxes proposed to be payable with respect to such Tax Return or Separate Company Tax Return for which the Payor is liable under this Agreement.  The Payor shall, prior to the filing of the Tax Return, have the opportunity to review and consent (which consent shall not be unreasonably withheld) at any time not later than 5 Business Days after receipt of such draft and statement with respect to Tax Items for which the Payor may be liable under this Agreement (the “Payor Portion”).  In the event that the Payor does not consent to the treatment of the Payor Portion, the Tax Representatives shall work together, each acting in good faith, to agree on the treatment of such Payor Portion.  Not later than 30 days after filing, the Purchasers shall provide the Seller Tax Representative with copies of all Tax Returns filed, or caused to be filed, by the Purchasers with respect to the Purchased Entities for taxable periods ending on or before the Closing Date, for Straddle Periods and for the 2009 calendar year Tax Returns of PGS Mexicana, S.A. de C.V. and PGS Administración y Servicios, S.A. de C.V., and the Sellers shall provide the Purchaser Tax Representative with copies of any Separate Company Tax Return and of all Tax Returns filed, or caused to be filed, after the Closing Date by the Sellers pursuant to Section 10.2(b).  The Payor shall pay to the Preparer the amount of the Taxes with respect to any such Tax Return or Separate Company Tax Return for which the Payor is liable on or before the date one day before the Due Date for such Taxes (provided that the Preparer has provided written notification to the Payor of such Due Date).

(g)           The Seller Tax Representative shall provide to the Purchaser Tax Representative within 90 days after the Closing Date copies of Tax Returns and all books and records with respect to Taxes of the Purchased Entities and their Subsidiaries that are in the possession of PGS or an Affiliate of PGS, but are not in the possession of the Purchased Entities or their Subsidiaries, as of the Closing Date.

Section 10.3         Contest Provisions.   The Purchasers, on the one hand, and the Sellers, on the other hand (the “Recipient”), shall notify the Tax Representative of the other party in writing not later than the earlier of (i) 30 days after receipt by the Recipient or an Affiliate thereof of written notice (a “Proceeding Notice”) of any pending or threatened audits, adjustments, assessments or other proceedings (a “Tax Audit”) that may affect the liability for Taxes of such other party or (ii) 15 days prior to the deadline for responding to the Proceeding Notice.  If the Recipient fails to give such notice to the Tax Representative of the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice adversely affects the other party’s right to participate in the Tax Audit or otherwise prejudices the other party.  If, as a result of a “Determination” (as defined in Section 1313 of the Code), a party to this Agreement is entitled to indemnification for any Taxes arising in connection with a Tax Audit, the party responsible for such indemnification shall pay the amount of such Taxes due to the Tax Representative of the party entitled to indemnification no later than 15 days after the date the payment of such additional Taxes is made, provided the Tax Representative of the party responsible for such indemnification has received a written request for such payment setting forth in reasonable detail the amount of the requested payment.  If such Tax Audit relates to any taxable period ending on or before the Closing Date (and including the 2009 calendar year if the Closing occurs in 2009), the Sellers shall, at their expense, control the defense and settlement of such Tax Audit.  If such Tax Audit relates to any taxable period ending after the Closing Date (but excluding the 2009 calendar year if the Closing occurs in 2009), the Purchasers shall, at their expense, control the defense and settlement of such Tax Audit.  The Tax Representative of the party in control of the defense or settlement of any Tax Audit that relates to Taxes for which the other party may be liable under this Agreement shall keep the Tax Representative of the other party informed of the progress of such Tax Audit.  The parties shall cooperate with each other and with their respective Affiliates in the negotiation and settlement of any Tax Audit described in this Section 10.3.  The Sellers shall provide or cause to be provided to the Purchaser Tax Representative necessary authorizations, including powers of attorney, to control the defense or settlement of any Tax Audit that the Purchasers are entitled to control pursuant to this Section 10.3 and shall execute or cause to be executed any documents necessary for the Sellers to defend or settle any such Tax Audit.   Likewise the Purchasers shall provide or cause to be provided to the Seller Tax Representative necessary authorizations, including powers of attorney, to control the defense or settlement of any Tax Audit that the Sellers are entitled to control pursuant to this Section 10.3 and shall execute or cause to be executed any documents necessary for the Sellers to defend or settle any such Tax Audit.  For any Tax Audit where both Sellers and Purchasers are liable for Taxes under this Agreement, such Tax Audit shall not be finally settled without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld.

Section 10.4         Transfer Taxes.   Transfer Taxes shall be borne 50 percent by the Sellers and 50 percent by the Purchasers.  Notwithstanding Section 10.2 of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party shall use its commercially reasonable efforts to provide such Tax Returns to the Tax Representative of the other party at least 10 days prior to the Due Date for such Tax Returns.  Purchasers and Sellers further agree to use (and to cause their Affiliates to use) their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes, provided such efforts will not adversely affect the party to whom the request is made.

Section 10.5         Value Added Taxes

(a)           Any VAT payable with respect to the Transactions shall, as between the Sellers and Purchasers, be payable by the Purchasers.  The Purchaser shall, within 10 days of a written demand being made by Seller (such demand being accompanied by a valid VAT tax invoice issued by Seller to Purchaser and reasonable evidence of Seller’s liability to account for such VAT), pay to Seller the amount of VAT payable in respect of such Transaction.  If the relevant Tax Authorities subsequently determine that a supply should have been exempt, subject to a reduced rate of VAT or zero-rated for VAT purposes, either as the supply of a going concern or pursuant to Article 56 of the European Union Directive on VAT, or pursuant to any other applicable Law, Seller shall repay to Purchaser the amount of any VAT previously paid by Purchaser.

(b)           If Purchaser reasonably determines that any portion of the Transactions meets the requirements for VAT exemption or zero-rating for VAT purposes as the supply of a going concern, or pursuant to Article 56 of the European Union Directive on VAT, or pursuant to any other applicable Law, then the provisions of Section 1.2(a) shall not apply and instead Sellers agree that the Transactions are exempt or zero-rated (as applicable) for VAT purposes.  If it later is determined by any Taxing Authority that any portion of the Transactions are subject to VAT, the VAT will, as between the relevant Seller and Purchasers, be payable by the Purchaser, and Purchaser shall, immediately upon written demand made by Seller (such demand being accompanied by a valid VAT tax invoice issued by relevant Seller to Purchaser reasonable evidence of Seller’s liability to account for such VAT), pay or cause the relevant Purchaser to pay to Seller the amount of VAT payable in respect of that portion of the Transaction.

Section 10.6         Tax Sharing Agreements and Arrangements.  All Tax sharing agreements, Tax allocation agreements or other similar agreements or arrangements relating to the allocation or responsibility for Taxes between or among any of the Purchased Entities or any of their Subsidiaries, the Sellers or any of their Affiliates shall be terminated with respect to any of the Purchased Entities and any of their Subsidiaries prior to Closing, and all obligations of the Purchased Entities and their Subsidiaries thereunder shall be released in full so that as of Closing none of the Purchased Entities or any of their Subsidiaries shall have any liability under any such agreement or arrangement.

Section 10.7         Section 338 Elections.  Purchasers or their Affiliates will not make an election under Section 338 of the Code for PGS Onshore, Inc. or any of its Subsidiaries without the prior written consent of Sellers.  Should the Purchasers or their Affiliates make any election under Section 338 of the Code for any other of the Purchased Entities or their Subsidiaries, written notice will be provided to the Seller Tax Representative.

Section 10.8         Tax Refunds.  The Purchasers agree to pay to the Seller Tax Representative any refund received (whether by payment, credit, offset or otherwise) by the Purchasers or their Affiliates in respect of any Taxes for which any Seller is liable hereunder, other than Taxes that are taken into account in determining Current Assets (whether such Taxes were paid before or after the Closing), within 30 days after such refund is received.  The parties (and their Affiliates) shall cooperate in order to take any necessary steps to claim any such refund provided that the out-of-pocket costs of obtaining such a refund shall be borne by the Sellers.

Section 10.9         Additional Tax Indemnifications.

In the event the liability of a non-U.S. Business Owning Entity for Taxes for which the Sellers are liable under Section 10.1(a) is increased and the particular Tax Item that produced such increase results, directly or indirectly, in a reduction in the liability of the Purchased Entities or their Affiliates for Taxes (a “Purchaser Tax Benefit”), the Purchasers shall be liable for and shall pay to the Seller Tax Representative the amount of such Purchaser Tax Benefit, provided that such amount shall not exceed the amount of the additional Taxes payable by the Sellers or their Affiliates resulting from such Tax Item (a “Seller Tax Detriment”).  Such payment shall be made within 30 days of the Due Date of the Tax Return for the taxable period during which the Purchaser Tax Benefit was recognized.  In no event shall the Purchaser or its Affiliates have an obligation to pay the Seller or its Affiliates until such time as any Purchaser Tax Benefit is actually recognized by use of the particular Tax Item giving rise to the Purchaser Tax Benefit on a Tax Return.  In the event of the later adjustment, in whole or in part, of any Tax Item that produced the Purchaser Tax Benefit or the Seller Tax Detriment, the Seller Tax Representative shall refund to the Purchaser Tax Representative any amount previously paid under this Section 10.9 that is determined not to be owing as a result of such adjustment, or the Purchaser Tax Representative shall further remit to the Seller Tax Representative the amount of any increase in the amount required to be paid under this Section 10.9 as a result of such adjustment.  The Tax Representatives shall promptly notify each other of any Purchaser Tax Benefit and Seller Tax Detriment and provide details supporting the calculation of the amount of such Purchaser Tax Benefit or Seller Tax Detriment.  The amount of any Purchaser Tax Benefit or Seller Tax Detriment shall be determined by comparing the Taxes payable without the adjustment in question with the Taxes payable after taking into account such adjustment.

Section 10.10       Assistance and Cooperation.   The parties agree that, after the Closing Date:

(a)           Each party shall cooperate fully in assisting (and causing their respective Affiliates to assist) the other party in preparing any Tax Returns that such other party is responsible for preparing and filing;

(b)           The parties shall cooperate fully (and cause their respective Affiliates to cooperate fully) in preparing for any Tax Audits, or disputes with Tax Authorities, relating to any Tax Returns or Taxes on or with respect to the Purchased Assets or any of the Purchased Entities, including providing access to relevant books and records relating to Taxes at issue;

(c)           The parties shall make available (and cause their respective Affiliates to make available) to each other as reasonably requested all relevant books and records relating to Taxes;

(d)           Each party shall promptly furnish the Tax Representative of the other party with copies of all relevant correspondence received by such party or its Affiliates from any Tax Authority in connection with any liability for Taxes for which such other party may have an indemnification obligation under this Agreement;

(e)           The Purchasers will retain (and will cause the Purchased Entities to retain) copies of all Tax Returns and books and records with respect to Taxes for which the Sellers may have an indemnification obligation under this Agreement until the expiration of the applicable statute of limitations of the respective taxable periods to which such obligation may relate, and to abide by all record retention agreements entered into with any Tax Authority with respect thereto; and

(f)            Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s (or its Affiliates’) out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

Section 10.11       Survival.   The provisions of this Article X shall survive until such time as the statute of limitations runs for the Tax matter to which the relevant provision applies.

Section 10.12       Conflict.   In the event of a conflict between the provisions of this Article X and any other provision of this Agreement, the provisions of this Article X shall control.  The provisions of Article VII shall not apply to any Taxes or any indemnification claims relating to Taxes.

ARTICLE XI.
MISCELLANEOUS

Section 11.1         Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Geokinetics or Purchaser:

Geokinetics, Inc.

1500 CityWest Blvd #800

Houston, Texas 77042

Attention:  Richard F. Miles

Facsimile:  (713) 850-7330

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Attention:  Guy Young

Facsimile:  (713) 236-5699

To PGS or a Seller:

Petroleum Geo-Services ASA

Strandveien 4

P.O. Box 89

N-1325 Lysaker

Norway

Attention:  General Counsel

Facsimile:  +47 67 53 68 83

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attention:  Joe S. Poff

Facsimile:  713.229.7710

Any such notice or communication shall be effective when actually received, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 11.2         Severability.  If any provision of this Agreement shall be declared invalid or illegal, in whole or in part, or is incapable of being enforced by Law or public policy, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

Section 11.3         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable by any of the parties hereto without the prior written consent of (i) in the case of an assignment by any Purchaser, PGS or (ii) in the case of an assignment by any Seller, Geokinetics; provided, that any Seller and any Purchaser may assign and delegate its rights, interests and obligations hereunder to one or more wholly-owned direct or indirect Subsidiaries of PGS (in the case of a Seller) or of Geokinetics (in the case of a Purchaser), upon written notice to the other parties to this Agreement (which notice shall contain a representation that the assignee is a wholly-owned Subsidiary of PGS or Geokinetics, as the case may be) at or before the Closing Date, in which event assignor shall remain liable for all of its obligations under this Agreement and such assignee Subsidiary or Subsidiaries shall, together with the assignor, be jointly and severally liable for such obligations.  Notwithstanding the proviso contained in the immediately preceding sentence, a party to this Agreement may not assign its rights, interests and obligations hereunder if such assignment could reasonably be expected to result in a delay or impediment to consummating the Transactions, including, without limitation, due to the need to obtain the consent of any third party, including any Governmental Authority, not otherwise required to consummate the Transactions.  Any assignment in violation of this Agreement shall be null and void.

Section 11.4         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All article, section, subsection, clause, schedule and exhibit references used in this Agreement are to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified.  All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words

“includes” or “including” shall mean “includes without limitation” and “including without limitation” or (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear.

Section 11.5         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 11.6         Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter of this Agreement and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter of this Agreement.

Section 11.7         Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Texas, without reference to rules relating to conflicts of law.

Section 11.8         Submission to Jurisdiction.  Each party consents to personal jurisdiction in any action arising out of or relating to this Agreement brought in the U.S. District Court for the Southern District of Texas, Houston Division, or any Texas state court in Harris County having subject matter jurisdiction as to a matter arising out of or relating to this Agreement (and the appropriate appellate courts), and each of the parties hereto agrees that any action instituted by it arising out of or relating to this Agreement will be instituted exclusively in one of the above specified courts.  Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity.  Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought.

Section 11.9         Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 11.10       No Third Party Beneficiaries.  Except as provided in Section 7.1 and Section 7.2, no Person other than the parties is an intended beneficiary of this Agreement or any portion of this Agreement.

Section 11.11       Authorization.

(a)           Each Seller, by its execution of this Agreement, hereby irrevocably authorizes PGS to provide all notices on behalf of such Seller, to make all decisions that are to be made by the Sellers under this Agreement, to exercise or waive any rights of such Seller under this Agreement and to take all other actions to be taken by the Sellers under this Agreement.  Any action or inaction of PGS under or pursuant to this Agreement shall be binding upon all the Sellers as if performed by all the Sellers, and, thus, whenever the “Sellers” are authorized, empowered or directed to exercise any right, take any action or inaction or make any decision or determination under or pursuant to this Agreement, such may be taken and accomplished only by PGS (and not by the Sellers) and shall not require the consent or approval of the Sellers.  The Purchasers shall have the right to deal exclusively with PGS, as the representative of the Sellers, with respect to all matters arising under or relating to this Agreement.  The Purchasers may rely upon any action taken by PGS on behalf of the Sellers under this Agreement.  Without limiting the generality of the foregoing, PGS may (a) receive or give all written notices, instructions and other communications hereunder and (b) grant waivers and consents to the Purchasers in connection with this Agreement and the Transactions.  PGS shall have no liability to the Sellers for decisions made by it or actions taken by it on behalf of the Sellers as permitted pursuant to this Section 11.11(a) unless such decision or action is due to the gross negligence or intentional misconduct of PGS.  Notwithstanding the foregoing, nothing in this Section 11.11(a) shall relieve any Seller from any obligation it may have under this Agreement, and each Seller shall be required to take each affirmative action as to which such Seller has an obligation hereunder (including, without limitation, the obligation to execute and deliver to the Purchasers the documents to be delivered to the Purchasers at Closing in accordance with Section 6.5(a) and the other provisions of this Agreement).

(b)           Each Purchaser, by its execution of this Agreement, hereby irrevocably authorizes Geokinetics to provide all notices on behalf of such Purchaser, to make all decisions that are to be made by the Purchasers under this Agreement, to exercise or waive any rights of such Purchaser under this Agreement and to take all other actions to be taken by the Purchasers under this Agreement.  Any action or inaction of Geokinetics under or pursuant to this Agreement shall be binding upon all the Purchasers as if performed by all the Purchasers, and, thus, whenever the “Purchasers” are authorized, empowered or directed to exercise any right, take any action or inaction or make any decision or determination under or pursuant to this Agreement, such may be taken and accomplished only by Geokinetics (and not by the Purchasers) and shall not require the consent or approval of the Purchasers.  The Sellers shall have the right to deal exclusively with Geokinetics, as the representative of the Purchasers, with respect to all matters arising under or relating to this Agreement.  The Sellers may rely upon any action taken by Geokinetics on behalf of the Purchasers under this Agreement.  Without limiting the generality of the foregoing, Geokinetics may (a) receive or give all written notices, instructions and other communications hereunder and (b) grant waivers and consents to the Sellers in connection with this Agreement and the Transactions.  Geokinetics shall have no liability to the Purchasers for decisions made by it or actions taken by it on behalf of the Purchasers as permitted pursuant to this Section 11.11(b) unless such decision or action is due to the gross negligence or intentional misconduct of Geokinetics.  Notwithstanding the foregoing, nothing in this Section 11.11(b) shall relieve any Purchaser from any obligation it may have under this Agreement, and each Purchaser shall be required to take each affirmative action as to which such Purchaser has an obligation hereunder (including, without limitation, the obligation to execute and deliver to the Sellers the documents to be delivered to the Sellers at Closing in accordance with Section 6.5(b) and the other provisions of this Agreement).

Section 11.12       Disclosure Schedules.  The disclosures made on any disclosure schedule, including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule.  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

Section 11.13       Extensions, Waivers, Etc.  At any time prior to the Closing Date, Purchasers and Sellers may:

(a)           extend the time for the performance of any of the obligations or acts of the other party; or

(b)           waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant hereto.

Notwithstanding the foregoing, no failure or delay by any Purchaser or any Seller in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.14       Specific Performance.  The parties to this Agreement agree that, if the obligations to pay the Purchase Price or to consummate the Transactions or other covenants or agreements in this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of such terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that from and after Closing, this Section 11.14 shall not apply to covenants or agreements in this Agreement that by their terms are to be performed prior to or at Closing.

Section 11.15       Parent Assurances.  Geokinetics hereby unconditionally and irrevocably guarantees to the Sellers the performance in full by each Purchaser of the obligations of such Purchaser hereunder, including, without limitation, the obligation of such Purchaser to pay the Purchase Price payable by such Purchaser in accordance with Section 1.4 and the obligations of such Purchaser under Article VII.  Geokinetics hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 11.15 shall not be impaired, diminished or discharged by any extension of time granted by the Sellers, by any course of dealing between the parties, or by any events or circumstances that might operate to discharge a guarantor.  Geokinetics shall remain liable on its obligations hereunder until such time as the obligations of the Purchasers under this Agreement have expired.  Geokinetics waives the right to require any Seller to first proceed against any Purchaser with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against Geokinetics, the Purchasers, or against any one or more of them.

Section 11.16       Agreement with Series B Holders.  At or prior to the Effective Time, Geokinetics has entered into an agreement with the Series B Holders related to the Transactions (the “Series B Agreement”).  Since the Effective Time, the Series B Agreement has not been amended, modified or terminated.  Geokinetics shall use its best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to implement and enforce the Series B Agreement. Without the Sellers’ written consent (which shall not be unreasonably withheld in the case of actions required by the NYSE AMEX, but which may be granted or withheld in the Sellers’ sole discretion in all other instances), Geokinetics shall not change, amend, terminate or otherwise modify the Series B Agreement or cancel or waive any obligation of the applicable Series B Holders under the Series B Agreement.  The parties agree and understand that it shall not be unreasonable for any Seller to withhold consent to any change, amendment, termination or modification contemplated in the previous sentence if such action adversely impacts such Seller.

Section 11.17       Purchase Price Allocation.

(a)           The portion of the Purchase Price (without regard to Assumed Liabilities, Net Working Capital and Funded Indebtedness) allocated among the Purchased Assets and the Purchased Securities shall be as set forth in Section 11.17(a) of the Seller Disclosure Schedule. No party (or its Affiliates) will assert or maintain a position inconsistent with this allocation in connection with any Tax Return, Tax Audit or other matter related to Taxes.

(b)           Within 60 days after the amount of the Cash Consideration has been determined under Section 1.6, the Purchaser Tax Representative shall prepare and deliver to the Seller Tax Representative a draft of a revised Section 11.17(a) of the Seller Disclosure Schedule (the “Final Allocation Schedule”) that takes into account the Cash Consideration and the Assumed Liabilities.  The allocations set forth on the Final Allocation Schedule will be consistent with those in Section 11.17(a) of the Seller Disclosure Schedule and will be made in accordance with the principles of Section 1060 of the Code.  The template of the Final Allocation Schedule is attached hereto as Section 11.17(b) of the Seller Disclosure Schedule.  The Tax Representatives shall work together, each acting in good faith, to agree on the Final Allocation Schedule. In the event the Tax Representatives are unable to agree on the Final Allocation Schedule in such manner, then each of the Purchasers and the Sellers and their respective Affiliates (acting reasonably and in good faith) shall be free to use their own allocation of the Purchase Price among the Purchased Assets and the Purchased Securities, provided that any such allocation must be consistent with the allocation set forth in Section 11.17(a) of the Seller Disclosure Schedule. In the event the Tax Representatives do agree on the Final Allocation Schedule, then such allocation shall be binding on the Purchasers, the Sellers, and their respective Affiliates for federal, state, local, foreign and other Tax reporting purposes, and none of them will assert or maintain a position inconsistent with such allocation in connection with any Tax Return, Tax Audit or other matter related to Taxes.

Section 11.18       Control of Operations.  Nothing contained in this Agreement shall give Geokinetics or the Purchasers, directly or indirectly, the right to control or direct the conduct of the Business prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations, including the Business.

Section 11.19       Additional Sellers and Purchasers.

(a)           If, prior to Closing, PGS or a Subsidiary of PGS, other than a Business Owning Entity, engages in the Business, PGS shall promptly notify Purchasers of (i) the identity of the Subsidiary engaging in the Business, (ii) the jurisdiction in which the Business is being conducted by the Subsidiary, and (iii) a brief description of the Business conducted, and shall provide copies of any Contracts related to such Business; provided, that for this purpose, submitting a bid for work will not constitute the conduct of the Business.  PGS and Geokinetics shall cooperate in good faith to transfer such Business to a Purchaser (or another Subsidiary of Geokinetics which shall become a Purchaser hereunder) at the Closing.  Such cooperation shall include PGS causing the Subsidiary engaged in the Business to enter into a counterpart of this Agreement as an Asset Seller (or the parent of such Subsidiary as a Seller) and Geokinetics designating a Purchaser (or another Subsidiary of Geokinetics which shall become a party to this Agreement as a Purchaser) to acquire the assets and assume the liabilities used in the Business.

(b)           Prior to Closing, PGS shall cause any Seller that is not a party to this Agreement as of the Effective Date to (i) duly and validly authorize by all requisite corporate or other organizational action the execution, delivery and performance of this Agreement and the Ancillary documents to which such Seller is or will be a party, and (ii) execute and deliver to the Purchasers a counterpart to this Agreement.  In addition, PGS shall cause each Seller listed on Section 1.1 of the Seller Disclosure Schedule that has not executed this Agreement on the Effective Date to comply with this Agreement as if such Seller were a party to this Agreement from and after the Effective Date to the date such Seller executes a counterpart of this Agreement as contemplated by this Section.  Nothing in this Section shall amend, alter or qualify any representation, warranty, covenant or agreement that a Seller has made in this Agreement.

Section 11.20       Additional Services Agreement.  If requested by Sellers, Purchasers and Sellers shall use commercially reasonable efforts to prepare, execute and deliver, or cause to be prepared, executed and delivered, at Closing a services agreement, the form of which shall be similar in form and scope to the Transition Services Agreement, in which PGS Mexicana, S.A. de C.V. (or its successor) shall provide certain mutually agreed services to the data processing business unit of PGS conducted in Mexico.

[SIGNATURE PAGES FOLLOW]

Geokinetics, the Purchasers, PGS and the Sellers have duly executed this Agreement as of the Effective Date.

GEOKINETICS INC.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President and Chief Financial Officer

GEOKINETICS INTERNATIONAL, INC.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

GEOKINETICS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

GEOKINETICS EXPLORATION, INC.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

GEOKINETICS EXPLORATION PERU S.A.C.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

GEOKINETICS SINGAPORE PTE LTD.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

GEOKINETICS GEOPHYSICAL DO BRASIL LTDA.

By:	/s/ Scott A. McCurdy
Name:	Scott A. McCurdy
Title:	Vice President

PETROLEUM GEO-SERVICES ASA

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory

PETROLEUM GEO-SERVICES, INC.

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory

PGS EXPLORATION (UK) LTD.

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory

PGS GEOPHYSICAL AS

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory

PGS ONSHORE, INC.

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory

PGS OVERSEAS AS

By:	/s/ Jostein Ueland
Name:	Jostein Ueland
Title:	Authorized Signatory